Filed Pursuant to Rule 424(b)(3)
Registration No. 333-168129

CNL HEALTHCARE PROPERTIES, INC.

SUPPLEMENT NO. 2

DATED MARCH 13, 2014

TO

PROSPECTUS DATED APRIL 17, 2013

This Supplement No. 2 (the “Supplement”) should be read in conjunction with the prospectus of CNL Healthcare Properties, Inc. dated April 17, 2013, and the additional information incorporated by reference herein and described under the heading “Incorporation of Certain Information By Reference.” This Supplement replaces all prior stickers and supplements to the prospectus. Unless otherwise defined herein, capitalized terms used herein have the same meanings as in the prospectus. The terms “we,” “our,” “us” and the “Company” means CNL Healthcare Properties, Inc., CHP Partners, LP, a wholly-owned subsidiary and our operating partnership, and/or our other subsidiaries or affiliates. The purpose of this Supplement is to update and amend certain information contained in the prospectus.

	Supplement Page No.	Prospectus – Related Section/Page No.
PROSPECTUS SUMMARY
Cover Page	1
Our Business	1	1
Recent Developments	1	1
Properties Summary	4	5
Risk Factors	7	8
Our REIT Status	10	10
Our Management	10	10
Compensation of Our Advisor and Affiliates	10	14,19
Our Offering	11	20
Our Distribution Policy	11	21
Our Distribution Reinvestment Plan	12	21
Our Redemption Plan	12	21,22
Our Valuation Policy	12	22
Our Exit Strategy	14	22
RISK FACTORS	14,15,16	23,24,31,54,57
ESTIMATED USE OF PROCEEDS	17	60
MANAGEMENT COMPENSATION	19	62,67,68
BUSINESS	19,20,38 39,40,45	78,79,81,93,94 97,100,101,102
PRIOR PERFORMANCE SUMMARY	45	115
SELECTED FINANCIAL DATA	50	120
MANAGEMENT	52,53	122,123,125,126,128
SECURITY OWNERSHIP	53	128
DETERMINATION OF OUR OFFERING PRICE AND ESTIMATED NET ASSET VALUE PER SHARE	54	128
THE ADVISOR AND THE ADVISORY AGREEMENT	59	130,139,140
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	60	143
SUMMARY OF DISTRIBUTION REINVESTMENT PLAN	63	145
SUMMARY OF REDEMPTION PLAN	64,65	147,150
DISTRIBUTION POLICY	65,67	150,151,152,153
SUMMARY OF THE CHARTER AND BYLAWS	68	154
FEDERAL INCOME TAX CONSIDERATIONS	76	164,167,176,185
PLAN OF DISTRIBUTION	77,78	187,188,190
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	78	196
EXPERTS	80	197

Prior Performance Tables – Addendum to Appendix A

i

PROSPECTUS SUMMARY

Cover Page

The following replaces in its entirety the first sentence of the Cover Page of the prospectus.

CNL Healthcare Properties, Inc., is a Maryland corporation sponsored by CNL Financial Group, LLC which has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

Our Business

The following replaces in its entirety the section entitled “PROSPECTUS SUMMARY — Our Business” on page 1 of the prospectus.

CNL Healthcare Properties, Inc., or the “Company,” is a Maryland corporation incorporated on June 8, 2010 which has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. CNL Healthcare Properties, Inc. was formerly known as CNL Healthcare Trust, Inc., but changed its name effective as of December 26, 2012.

CNL Healthcare Properties, Inc. is sponsored by CNL Financial Group, LLC, referred to herein as the “sponsor.” We own and manage a portfolio of real estate that we believe will generate a current return and provide long-term value to our stockholders. In particular, we focus on acquiring properties primarily in the United States within the senior housing, medical office facility, acute and post-acute care facility sectors, including both stabilized and development properties, as well as other types of income-producing real estate and real estate-related securities and loans. We view, manage and evaluate our portfolio homogeneously as one collection of healthcare assets with a common goal to maximize revenues and property income regardless of the asset class or asset type.

Asset classes we may acquire within the senior housing sector include active adult communities (age-restricted or age-targeted housing), independent and assisted living facilities, continuing care retirement communities, memory care facilities and skilled nursing. Asset classes we may acquire within the medical office facility sector include , physicians’ offices, specialty medical and diagnostic service facilities, walk-in clinics, outpatient surgery centers, pharmaceutical and medical supply manufacturing facilities, laboratories, research facilities and medical marts. The types of post-acute care facilities that we may acquire include skilled nursing facilities, long-term acute care hospitals and inpatient rehabilitative facilities. The types of acute care facilities that we may acquire include general acute care hospitals and specialty surgical hospitals.

We generally lease our senior housing properties and certain other properties to our wholly owned taxable REIT subsidiaries (each a “TRS” and collectively “TRSs”) with management performed by independent third-party managers. We also lease or will lease certain properties to third-party tenants under triple net leases. We generally enter into long-term, triple net leases with third-party tenants or operators of our healthcare properties and certain of our senior housing properties. Further, we may invest in real estate-related securities, including securities issued by other real estate companies, and commercial mortgage-backed securities. We also may invest in and originate mortgage, bridge and mezzanine loans or in entities that make investments similar to the foregoing.

Our office is located at 450 South Orange Avenue, Orlando, Florida 32801. Our telephone number is (407) 650-1000.

Recent Developments

The following supersedes and replaces in its entirety the section entitled “PROSPECTUS SUMMARY — Recent Developments,” which begins on page 1 of the prospectus:

Status of Offering

We commenced our initial offering of shares of our common stock on June 27, 2011. We plan to extend this offering through the earlier of December 24, 2014 or the effective date of a subsequent registration statement. As of December 31, 2013, we had accepted investors’ subscriptions for, and issued, approximately 56.9 million shares of our common stock pursuant to our offering resulting in aggregate subscription proceeds of approximately $568.9 million. As of December 31, 2013, we have issued approximately 1.0 million shares pursuant to our distribution reinvestment plan resulting in proceeds of approximately $9.4 million. As of December 31, 2013, approximately 228.0 million shares of our common stock remain available for sale in our primary offering, and 14.0 million shares of our common stock remain available for issuance under our distribution reinvestment plan. We reserve the right to reallocate the shares we are offering between the primary offering and the distribution reinvestment plan.

Valuation, Estimated Net Asset Value Per Share and Offering Price

On November 25, 2013, the audit committee of our board of directors approved the engagement of CBRE Capital Advisors, Inc. (“CBRE Cap”), an investment banking firm that specializes in providing real estate financial services, to provide property-level and aggregate valuation analyses of the Company and a range for the estimated net asset value per share of our common stock.

On December 6, 2013, our board of directors unanimously approved $9.13 as the estimated net asset value per share of our common stock as of September 30, 2013 based on 47,970,049 shares of our stock outstanding as of that date. Also, on that date our board of directors unanimously approved a new offering price of $10.14 per share for the purchase of shares of our common stock effective December 11, 2013. In making its determination of the estimated net asset value and the offering price, the board of directors considered other information provided by our advisor.

All references to the offering price throughout the prospectus should be considered to be updated to reflect the new offering price.

Distribution Policy

On December 6, 2013, our board of directors also determined to increase the amount of monthly cash distributions to $0.0338 per share and together with monthly stock distributions of 0.0025 shares of common stock payable to all common stockholders of record as of the close of business on the first business day of each month. The change allows us to maintain our historical distribution rate of 4% cash and 3% stock on each outstanding share of our common stock based on the new public offering price. The increase in distributions took effect for stockholders of record on January 1, 2014 and will remain in effect until our board of directors determines otherwise.

Amended and Restated Redemption Plan

On December 6, 2013, our board of directors adopted an amendment and restatement of our redemption plan effective as of December 26, 2013.

Under the amended and restated redemption plan, all shares of common stock or fractions thereof that have been held for at least one year may now be submitted for redemption at an amount equal to our estimated net asset value per share as of the redemption date; provided, however, that the redemption price may not exceed an amount equal to the lesser of (i) the then current public offering price for our shares of common stock (other than the price at which shares are sold under our distribution reinvestment plan) during the period of any on-going public offering; and (ii) the purchase price paid by the stockholder.

Property Manager Expense Support and Restricted Stock Agreement and Amendment of Expense Support Agreements

On August 27, 2013, we entered into a property manager expense support and restricted stock agreement effective July 1, 2013 with our property manager pursuant to which, in the event the advisor’s expense support amount does not meet a certain threshold, the property manager agreed to accept payment in the form of forfeitable restricted shares of our common stock in lieu of cash for services rendered and applicable property management fees and specified expenses we owe to the property manager under the property management and leasing agreement in an amount equal to such shortfall.

On November 21, 2013, each of the advisor expense support and restricted stock agreement and property manager expense support and restricted stock agreement were amended to continue through December 31, 2014 with successive one-year terms thereafter unless terminated by the advisor or the property manager, as applicable, upon thirty (30) days’ prior written notice.

Approval of Filing a Registration Statement for a Follow-On Offering

Our board of directors has approved the filing of another registration statement for our second offering. We expect to continue to sell shares in this offering until the earlier of December 24, 2014 or the effective date of such subsequent registration statement. However, our board of directors may terminate this offering at any time. This offering has been registered in every state in which we offer or sell shares. Generally, such registrations must be renewed annually. We may have to stop offering or selling shares in any state in which the registration is not renewed. In addition, we are not obligated to commence the sale of shares in a subsequent offering. If we pursue a subsequent offering, we could continue offering shares with the same or different terms and conditions. Nothing in our organizational documents prohibits us from engaging in additional subsequent public offerings of our shares of common stock.

Property Acquisitions

Pacific Northwest I Communities

On December 2, 2013, we, through various subsidiaries, acquired from various unaffiliated related sellers (collectively, the “PNWC Sellers”) 12 senior housing communities generally located in the Pacific Northwest region of the United States and Nevada (the “Pacific Northwest I Communities” and collectively with the Pacific Northwest II Communities and the Pacific Northwest III Community, the “Pacific Northwest Communities”) for an aggregate purchase price of approximately $302.3 million. The Pacific Northwest I Communities feature an aggregate of 1,408 residential units comprised of 486 independent living units, 790 assisted living units, and 132 specialty care or “memory care” units. See “Business — Properties — Pacific Northwest I Communities,” “Business — Borrowings — Pacific Northwest Communities” and “Business — Borrowings — Revolving Credit Facility” for further information.

Coral Springs Medical Office Buildings

On December 23, 2013, we, through a subsidiary, acquired a fee simple interest in two three-story, Class A medical office buildings adjacent to the Broward Health Coral Springs Medical Center located in Coral Springs, Florida (the “Coral Springs Medical Office Campus”) from an unaffiliated third party for an aggregate purchase price of approximately $31.0 million. The Coral Springs Medical Office Campus consists of approximately 90,596 square feet of total net rentable area and has an approximate current occupancy rate of 90% as of November 30, 2013. See “Business — Additional Acquisitions” and “Business — Borrowings — Revolving Credit Facility” for further information.

Chula Vista Medical Office Buildings

On December 23, 2013, we, through a subsidiary, acquired a fee simple interest in a three-story medical office building located in Chula Vista, California (the “Bay Medical Plaza”) from an unaffiliated third party for a purchase price of approximately $10.7 million. On January 21, 2013, we, through a subsidiary, acquired a fee simple interest in a four-story medical office building adjacent to the Bay Medical Plaza (the “Scripps Medical Office Building”) together with a ground lease for a portion of the related parking lot, from an unaffiliated third party for a purchase price of approximately $17.9 million. The Bay Medical Plaza was constructed in 1985 and renovated in 1999, and consists of approximately 36,092 square feet of total net rentable area. The Scripps Medical Office Building, constructed in 1975 and renovated in 1999 and 2009, consists of approximately 62,449 square feet of total net rentable area. Currently, both the Bay Medical Plaza and the Scripps Medical Office Building are 100% occupied. See “Business — Additional Acquisitions” and “Business — Borrowings — Revolving Credit Facility” for further information.

Pacific Northwest II Communities

On February 3, 2014, we, through various subsidiaries, acquired a portfolio of four senior housing communities featuring an aggregate of 457 residential units comprised of 136 independent living units, 297 assisted living units, and 24 specialty care or “memory care” units for an aggregate purchase price of approximately $88.3 million (the “Pacific Northwest II Communities”) from each of Vancouver Bridgewood, LLC, MWSH Yelm, LLC, Auburn Assisted Living, LLC and Longview Monticello, LLC. See “Business— Properties — Pacific Northwest II Communities” and “Business — Borrowings — Pacific Northwest Communities” for further information.

Wellmore of Tega Cay Development

On February 7, 2014, by way of an assignment of an existing real estate sale agreement from Maxwell Group, Inc. (“Maxwell Group”) to our subsidiary CHP Tega Cay SC Owner, LLC, we acquired approximately 12.5 acres of real property located in Tega Cay, South Carolina on which we intend to develop an approximately 175,000 square foot senior housing community (“Wellmore of Tega Cay”), based upon a construction budget of approximately $35.3 million. Wellmore of Tega Cay will be developed by the Maxwell Group and it is expected that it will also be operated by the Maxwell Group under the Wellmore brand. It is anticipated that Wellmore of Tega Cay will feature 80 assisted living units, 24 memory care units and 48 skilled nursing units. See “Business — Additional Acquisitions” and “Business — Borrowings — Wellmore of Tega Cay Development” for further information.

South Bay II Communities – Phase 1

On February 28, 2014, we through a subsidiary acquired a senior housing community in Cedar Park, Texas for an aggregate purchase price of approximately $21.0 million (the “South Bay II Communities – Phase 1”). The South Bay II Communities – Phase 1 features 80 skilled nursing facility (“SNF”) beds constructed in 2011. See “Business — Properties — South Bay II Communities – Phase 1.

Pacific Northwest III Community

On March 3, 2014, through a subsidiary of our operating partnership, we closed on the third and last tranche of the Pacific Northwest Communities consisting of one senior housing community located in Corvallis, Oregon, having an aggregate purchase price of approximately $15.0 million (the “Pacific Northwest III Community”). The Pacific Northwest III Community features 66 residential assisted living units constructed in 2002. See “Business — Properties — Pacific Northwest III Community,” “Business — Borrowings — Pacific Northwest Communities” and “Business — Borrowings — Revolving Credit Facility” for further information.

Entry into Definitive Agreement

Houston Orthopedic & Spine Hospital

On February 11, 2014, we, through a subsidiary, entered into an agreement to acquire a fee simple interest in a four-story single tenant, specialty surgical hospital known as the “Houston Orthopedic & Spine Hospital” and an adjacent four-story, multi-tenant, medical office building (collectively, the “Houston Orthopedic & Spine Hospital Campus” or “HOSH”), from an unaffiliated third party, for an aggregate purchase price of $80.0 million.

The following supersedes and replaces in its entirety the section entitled “PROSPECTUS SUMMARY — Properties Summary” on page 5 of the prospectus:

Properties Summary

The following information supersedes and replaces in its entirety the section entitled “BUSINESS” — Properties” beginning on page 7 of the prospectus.

The following table sets forth the asset name, location, asset type, acquisition date, year built and purchase price of each of the properties we owned as of March 3, 2014:

Name	Location	Asset Type	Date Acquired	Year Built/ Renovated	Purchase Price (in millions)

Primrose Communities
Primrose Retirement Community of Casper	Casper, WY	Senior Housing	02/16/12	2004	$18.8
Sweetwater Retirement Community	Billings, MT	Senior Housing	02/16/12	2006	$16.3
Primrose Retirement Community of Grand Island	Grand Island, NE	Senior Housing	02/16/12	2005	$13.3
Primrose Retirement Community of Mansfield	Mansfield, OH	Senior Housing	02/16/12	2007	$18.0

Name	Location	Asset Type	Date Acquired	Year Built/ Renovated	Purchase Price (in millions)

Primrose Retirement Community of Marion	Marion, OH	Senior Housing	02/16/12	2006	$17.7

HarborChase of Villages Crossing(1)	Lady Lake, FL	Development – Senior Housing	08/29/12	2013	$21.7

Windsor Manor Communities(2)
Windsor Manor of Vinton	Vinton, IA	Senior Housing	08/31/12	2007	$5.8
Windsor Manor of Webster City	Webster City, IA	Senior Housing	08/31/12	2007	$6.8
Windsor Manor of Nevada	Nevada, IA	Senior Housing	08/31/12	2011	$6.3

Dogwood Forest of Acworth(3)	Acworth, GA	Development – Senior Housing	12/18/12	2014	$21.8	(4)

Primrose Communities II
Primrose Retirement Community of Lima	Lima, OH	Senior Housing	12/19/12	2007	$18.6
Primrose Retirement Community of Zanesville	Zanesville, OH	Senior Housing	12/19/12	2008	$19.1
Primrose Retirement Community of Decatur	Decatur, IL	Senior Housing	12/19/12	2009	$18.1
Primrose Retirement Community of Council Bluffs	Council Bluffs, IA	Senior Housing	12/19/12	2007	$12.9
Primrose Retirement Community Cottages	Aberdeen, SD	Senior Housing	12/19/12	1995	$4.3

Capital Health Communities
Brookridge Heights	Marquette, MI	Senior Housing	12/21/12	1998	$13.5
Curry House	Cadillac, MI	Senior Housing	12/21/12	1996	$13.5
Symphony Manor	Baltimore, MD	Senior Housing	12/21/12	2011	$24.0
Woodholme Gardens	Pikesville, MD	Senior Housing	12/21/12	2010	$17.1
Tranquillity at Fredericktowne	Frederick, MD	Senior Housing	12/21/12	2000	$17.0

Claremont Medical Office(5)	Claremont, CA	Medical Office	01/16/13	2008	$19.8

Windsor Manor II Communities(2)
Windsor Manor of Indianola	Indianola, IA	Senior Housing	04/02/13	2004	$5.7
Windsor Manor of Grinnell	Grinnell, IA	Senior Housing	04/02/13	2006	$6.5

Perennial Communities
Batesville Healthcare Center	Batesville, AR	Post-Acute Care	05/31/13	1975/1992	$6.2
Broadway Healthcare Center	West Memphis, AR	Post-Acute Care	05/31/13	1994/2012	$11.8
Jonesboro Healthcare Center	Jonesboro, AR	Post-Acute Care	05/31/13	2012	$15.2
Magnolia Healthcare Center	Magnolia, AR	Post-Acute Care	05/31/13	2009	$11.8
Mine Creek Healthcare Center	Nashville, AR	Post-Acute Care	05/31/13	1978	$3.4
Searcy Healthcare Center	Searcy, AR	Post-Acute Care	05/31/13	1972/2009	$7.9

LaPorte Cancer Center	Westville, IN	Medical Office	06/14/13	2010	$13.1

Knoxville Medical Office Properties
Physicians Plaza A at North Knoxville Medical Center	Powell, TN	Medical Office	07/10/13	2005	$18.1
Physicians Plaza B at North Knoxville Medical Center	Powell, TN	Medical Office	07/10/13	2008	$21.8
Physicians Regional Medical Center – Central Wing Annex	Knoxville, TN	Medical Office	07/10/13	2004	$5.8
Jefferson Medical Commons	Jefferson City, TN	Medical Office	07/10/13	2001	$11.6

HarborChase of Jasper	Jasper, AL	Senior Housing	08/01/13	1998	$7.3

Medical Portfolio I Properties
Doctors Specialty Hospital	Leawood, KS	Acute Care	08/16/13	2001	$10.0
John C. Lincoln Medical Office Plaza I	Phoenix, AZ	Medical Office	08/16/13	1980	$4.4
John C. Lincoln Medical Office Plaza II	Phoenix, AZ	Medical Office	08/16/13	1984	$3.1
North Mountain Medical Plaza	Phoenix, AZ	Medical Office	08/16/13	1994	$6.2
Escondido Medical Arts Center	Escondido, CA	Medical Office	08/16/13	1994	$15.6

Name	Location	Asset Type	Date Acquired	Year Built/ Renovated	Purchase Price (in millions)

Chestnut Commons Medical Office Building	Elyria, OH	Medical Office	08/16/13	2008	$20.7

South Bay I Properties
Raider Ranch(4)	Lubbock, TX	Senior Housing	08/29/13	2009	$69.9	(4)
Town Village	Oklahoma City, OK	Senior Housing	08/29/13	2002	$22.5

Calvert Medical Office Properties
Calvert Medical Office Building I, II, III	Prince Frederick, MD	Medical Office	08/30/13	1991, 1999, 2000	$16.4
Calvert Medical Arts Center	Prince Frederick, MD	Medical Office	08/30/13	2009	$19.3
Dunkirk Medical Center	Dunkirk, MD	Medical Office	08/30/13	1997	$4.6

Pacific Northwest I Communities
Prestige Senior Living Huntington Terrace	Gresham, OR	Senior Housing	12/02/13	2000/2010	$15.0
Prestige Senior Living Arbor Place	Medford, OR	Senior Housing	12/02/13	2003/2010	$15.8
Prestige Senior Living Beaverton Hills	Beaverton, OR	Senior Housing	12/02/13	2000/2011	$12.9
MorningStar of Billings	Billings, MT	Senior Housing	12/02/13	2009	$48.3
MorningStar of Boise	Boise, ID	Senior Housing	12/02/13	2007	$40.0
Prestige Senior Living Five Rivers	Tillamook, OR	Senior Housing	12/02/13	2002/2010	$16.7
Prestige Senior Living High Desert	Bend, OR	Senior Housing	12/02/13	2003/2011	$13.6
MorningStar of Idaho Falls	Idaho Falls, ID	Senior Housing	12/02/13	2009	$44.4
Prestige Senior Living Orchard Heights	Salem, OR	Senior Housing	12/02/13	2002/2011	$17.8
Prestige Senior Living Riverwood	Tualatin, OR	Senior Housing	12/02/13	1999/2010	$9.7
Prestige Senior Living Southern Hills	Salem, OR	Senior Housing	12/02/13	2001/2011	$12.9
MorningStar of Sparks	Sparks, NV	Senior Housing	12/02/13	2009	$55.2

Coral Springs Medical Office Buildings
Coral Springs Medical Office Building I	Coral Springs, FL	Medical Office	12/23/13	2005	$14.9
Coral Springs Medical Office Building II	Coral Springs, FL	Medical Office	12/23/13	2008	$16.1

Chula Vista Medical Office Buildings
Bay Medical Plaza	Chula Vista, CA	Medical Office	12/23/13	1985/1999	$10.7
Scripps Medical Office Building	Chula Vista, CA	Medical Office	01/21/14	1975/1999	$17.9

Pacific Northwest II Communities
Prestige Senior Living Auburn Meadows	Auburn, WA	Senior Housing	02/03/14	2003	$21.9
Prestige Senior Living Bridgewood	Vancouver, WA	Senior Housing	02/03/14	2001/2011	$22.1
Prestige Senior Living Monticello Park	Longview, WA	Senior Housing	02/03/14	2001	$27.4
Prestige Senior Living Rosemont	Yelm, WA	Senior Housing	02/03/14	2004	$16.9

Wellmore of Tega Cay(7)	Tega Cay, SC	Senior Housing – Development	02/07/14	2015	$35.3

South Bay II Communities – Phase 1
Isle at Cedar Ridge	Cedar Park, TX	Senior Housing Skilled Nursing	02/28/14	2011	$21.0

Pacific Northwest III Community
Prestige Senior Living West Hills	Corvallis, OR	Senior Housing	03/03/14	2002	$15.0

(1)	The developer was Harbor Retirement Associates, LLC (“HRA”). The purchase price includes the cost of land and development cost.
(2)	We hold these properties through a 75% interest in a joint venture with HRGreen.
(3)	The developer is Solomon Senior Living Holdings, LLC. Estimated construction completion date is June 2014.
(4)	Consists of The Club at Raider Ranch, The Isle at Raider Ranch, and The Club at Raider Ranch Development to be developed by South Bay Partners, Ltd. having an estimated completion date of mid-year 2015. Purchase price includes cost of the land, and a development budget of $12.1 million for The Club at Raider Ranch Development.
(5)	We hold these properties through a 90% interest in a joint venture with MMAC Berkshire Claremont L.L.C.
(6)	The developer is Maxwell Group, Inc. Estimated construction completion date is mid-year 2015.

The subsection entitled “Borrowings Summary” in the section entitled “PROSPECTUS SUMMARY — Borrowings” beginning on page 6 of the prospectus is deleted in its entirety.

Risk Factors

The following supersedes and replaces in its entirety the section entitled “PROSPECTUS SUMMARY — Risk Factors” which begins on page 8 of the prospectus.

An investment in our common stock is subject to significant risks that are described in more detail in the “Risk Factors” and “Conflicts of Interest” sections of this prospectus. If we are unable to effectively manage the impact of these risks, we may not meet our investment objectives and, therefore, you may lose some or all of your investment. We believe the following risks are most relevant to an investment in shares of our common stock:

•	We and our advisor have limited operating histories and no established financing commitments for undesignated asset acquisitions or working capital. Additionally, the prior performance of real estate investment programs sponsored by our sponsor or affiliates of our sponsor may not be an indication of our future results. There is no assurance that we will be able to successfully achieve our investment objectives.

•	Any adverse changes in the financial results of other REITs sponsored by affiliates of CNL Financial Group could negatively impact our ability to raise capital.

•	We believe that the risks associated with our business may be more severe during periods of economic slowdown or recessions if these periods are accompanied by declining values in real estate. The current state of the economy and the implications of future potential weakening may negatively impact commercial real estate fundamentals, resulting in lower revenues and values for commercial properties that could decrease below the values paid for such properties.

•	The offering price of our shares is based on our estimated net asset value per share, plus selling commissions and marketing support fees, subjective judgments and assumptions and opinions by management, which may or may not be indicative of the price at which the shares would trade if they were listed or were actively traded by brokers.

•	We may not perform a subsequent calculation of our net asset value per share prior to the end of this offering, therefore, you may not be able to determine the net asset value of your shares on an ongoing basis during this offering.

•	In determining our estimated net asset value per share, we primarily relied upon a valuation of our portfolio of properties and value of our outstanding debt as of September 30, 2013. Valuations and appraisals of our properties and debt are estimates of fair value and may not necessarily correspond to realizable value upon the sale of such properties, therefore our estimated net asset value per share may not reflect the amount that would be realized upon a sale of each of our properties.

•	There is no current public trading market for our shares, and we cannot assure you that one will ever develop. We have no obligation to list our shares on any public securities market. Even if you are able to sell your shares, the price received for any shares could be less than what you paid for them or less than your proportionate value of the assets we own.

•	We have generated little, if any, cash flow from operations or funds from operations available for distribution. Our operating cash flow will be negatively impacted to the extent we invest in properties requiring significant capital, and our ability to make cash distributions may be negatively impacted, for the foreseeable future.

•	We have experienced net operating losses for each of the three years ended December 31, 2013 and may experience losses in the future. We cannot assure you that we will be profitable in the future, produce sufficient income to fund operating expenses or realize growth.

•	Although we have a redemption plan, redemptions will be limited and our board of directors may reject any request for redemption of shares or amend, suspend or terminate the plan at any time. Therefore, it may be difficult for you to sell your shares promptly or at all, including in the event of an emergency and, if you are able to sell your shares, you may have to sell them at a substantial discount from the public offering price.

•	This is a blind pool offering, which means we have not identified all of the assets to be acquired with the proceeds from this offering. Although we will supplement this prospectus as we make material acquisitions or commit to material acquisitions of properties or other investments, to the extent we have not yet acquired or identified Assets for acquisition at the time you make your investment decision, you will not have the opportunity to evaluate our investments prior to our making them. You must rely upon our advisor and our board of directors to implement our investment policies, to evaluate our investment opportunities and to structure the terms of our investments.

•	This is a “best efforts” offering, which means the managing dealer and the participating brokers selling the shares of our offering are only required to use their best efforts to sell our shares and are not required to sell any specific number of shares. If we raise substantially less than the maximum offering amount, we may not be able to invest in as diverse or extensive a portfolio of properties as we otherwise would. Your investment in our shares will be subject to greater risk to the extent that we have limited assets and limited diversification in our portfolio of investments.

•	We rely on our advisor, CNL Healthcare Corp., to make our investment decisions subject to approval by our board of directors. Our ability to achieve our investment objectives and to make distributions will depend on the performance of our advisor for the day-to-day management of our business and the selection of our real properties, loans and other investments for recommendation to our board of directors and for the management of our Assets and on the performance of our property manager for management of our properties.

•	We do not own our advisor or our property manager. The agreements with our advisor and property manager were not negotiated at arm’s length. We will pay substantial fees to our advisor, the managing dealer, our property manager and their respective affiliates, some of which are payable based upon factors other than the quality of services provided to us. These fees could influence their advice to us as well as their judgment in performing services for us.

•	Our board of directors determines our investment policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. To the extent consistent with our investment objectives and limitations, a majority of our directors, including a majority of our independent directors, may amend or revise these and other policies without stockholder consent.

•	Until the proceeds from this offering are invested and generating operating cash flow or funds from operations sufficient to make distributions to our stockholders, we have determined to pay some or all of our cash distributions from other sources, such as from the proceeds of this offering, cash advances to us by our advisor, cash resulting from a deferral of asset management fees, and borrowings (including borrowings collateralized by our assets) in anticipation of future operating cash flow, which may reduce the amount of capital we ultimately invest in assets. We have not established any limit on the extent to which we may use borrowings or proceeds of this offering to pay distributions, and there will be no assurance that we will be able to sustain distributions at any level. We have made, and we may continue to make, distributions in the form of shares of our common stock, which will cause the interest of later investors in our stock to be diluted as a result of stock that has been distributed to earlier investors. We have not established any limits on the extent to which we may use borrowings or proceeds of this offering to pay distributions, and there will be no assurance that we will be able to sustain distributions at any level.

•

Our stockholders have no preemptive rights. If we commence a subsequent public offering of shares or securities convertible into shares, or otherwise issue additional shares, then investors purchasing shares in this offering who do not participate in future stock issuances will experience dilution in the percentage of their equity investment. Stockholders will not be entitled to vote on whether or not we engage in additional offerings. In addition, depending on the terms and pricing of an additional offering of our shares and the value of our properties, our stockholders may experience dilution in both the book value and fair value of their shares. Our board of directors has not yet determined whether it will engage in future offerings or other issuances of shares; however, it may do so if our board of directors determines that it is in our best interests. Other public REITs sponsored by CNL have engaged in multiple offerings.

•	Our directors are directors of other affiliated entities and our directors, other than our independent directors, are also directors of our advisor. Our officers also serve as officers of our advisor and some of our officers also serve as officers in affiliated programs. These directors and officers share their management time and services with us and the affiliated program, which invests and may invest in the same types of assets in which we may invest, and could take actions that are more favorable to the affiliated program than to us.

•	We have incurred substantial debt. Loans we obtain are collateralized by some or all of our properties or other assets, which puts those properties or other assets at risk of forfeiture if we are unable to pay our debts. Principal and interest payments on these loans reduce the amount of money that would otherwise be available for other purposes.

•	To satisfy one of the requirements for qualification as a REIT, our charter contains certain protective provisions, including a provision that prohibits any stockholder from owning more than 9.8%, by number or value, of any class or series of our outstanding capital stock during any time that we are qualified as a REIT. However, our charter also allows our board of directors to waive compliance with certain of these protective provisions, which may have the effect of jeopardizing our REIT status.

•	Real estate investments are subject to general downturns in the economy as well as downturns in specific geographic areas. We cannot predict what the occupancy level will be at a particular property or that any tenant or borrower will remain solvent. We also cannot predict the future value of our acquired properties or other assets.

•	We are subject to risks as a result of the recent economic conditions in both the United States and global credit markets. Volatility in the debt markets could affect our ability to obtain financing for acquisitions or other activities related to real estate assets and the number, diversification or value of our real estate assets.

•	We may not remain qualified as a REIT for federal income tax purposes, which would subject us to the payment of tax on our taxable income at corporate rates. We may be subject to income tax at corporate rates in certain circumstances such as in the event we foreclose on a defaulting borrower or terminate the lease on a defaulting third-party tenant.

•	If we hold and sell one or more properties through a taxable REIT subsidiary, or “TRS,” any operating profits and the gain from any such sale would be subject to a corporate-level tax, thereby reducing funds available for operations, distribution to our stockholders or reinvestment in new assets. Moreover, if the ownership of properties by a TRS causes the value in our TRS to exceed 25% of the value of all of our assets at the end of any calendar quarter, we may lose our status as a REIT.

•	FINRA’s proposed amendment to Rule 2340 would require, among other things, that per share estimated values of non-traded REITs be reported on customer account statements. Any significant changes to Rule 2340 could have a material impact on the timing of when we initially publish our per share value, which could impact.

Our REIT Status

The following replaces in its entirety the section entitled “PROSPECTUS SUMMARY – Our REIT Status” on page 10 of the prospectus.

We elected to be treated as a REIT for U.S. federal income tax purposes beginning with our taxable year ended December 31, 2012. As a REIT, we generally will not be subject to U.S. federal income tax on income that we distribute to our stockholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute generally at least 90% of their taxable income. If we fail to qualify for taxation as a REIT in any year, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for taxation as a REIT for the four years following the year of our failure to qualify as a REIT. It is possible to discover that we failed to qualify as a REIT months or even years after the REIT earnings have been distributed. Even if we qualify as a REIT for federal income tax purposes, we will be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income and in certain other cases.

Our Management

The following replaces in its entirety the first full paragraph under the section entitled “PROSPECTUS SUMMARY – Our Management” which begins on page 10 of the prospectus.

We operate under the direction of our board of directors, the members of which owe us fiduciary duties and are accountable to us and our stockholders in accordance with the Maryland General Corporation Law. Our board of directors is responsible for the management and control of our business and affairs and has responsibility for reviewing our advisor’s performance at least annually. We currently have five members on our board of directors, three of whom are independent of our management, our advisor and our respective affiliates. Our directors are elected annually by our stockholders. Our board of directors has established an audit committee comprised of the independent directors.

Compensation of Our Advisor and Affiliates

The following sentence is added after the first sentence of the first paragraph in the section entitled “PROSPECTUS SUMMARY — Compensation of our Advisor and Affiliates” on page 14 of the prospectus.

For additional information concerning compensation paid to our advisor, other affiliates and related partners, see the section entitled “Certain Relationships and Related Transactions.”

The following sentence replaces the last sentence of the first paragraph in the section entitled “PROSPECTUS SUMMARY — Compensation of Our Advisor and Affiliates” on page 14 of the prospectus and the two bullet points following the sentence are deleted in their entirety.

The following replaces the last three sentences of the first paragraph in the section entitled “PROSPECTUS SUMMARY — Compensation of Our Advisor and Affiliates” on page 19 of the prospectus.

Pursuant to an amendment to the expense support and restricted stock agreement on November 21, 2013, the term of the agreement runs from April 1, 2013 through December 31, 2014 with successive one year terms thereafter, subject to the right of the advisor to terminate the agreement upon 30 days’ prior written notice. See “The Advisor and the Advisory Agreement — The Expense Support and Restricted Stock Agreement” for more information.

The following paragraph is added after the first full paragraph on page 19 of the prospectus under the section entitled “PROSPECTUS SUMMARY — Compensation of Our Advisor and Affiliates.”

On August 27, 2013, we entered into a property manager expense support and restricted stock agreement effective July 1, 2013 with our property manager pursuant to which, in the event the advisor’s expense support amount does not meet a certain threshold, the property manager agreed to accept payment in the form of forfeitable restricted shares of our common stock in lieu of cash for services rendered and applicable property management fees and specified expenses we owe to the property manager under the property management and leasing agreement in an amount equal to such shortfall. Pursuant to an amendment to the property manager expense support and restricted stock agreement on November 21, 2013, the term of the agreement runs from July 1, 2013 through December 31, 2014 with successive one-year terms thereafter, subject to the right of the property manager to terminate the agreement upon 30 days’ prior written notice. See “The Advisor and the Advisory Agreement — Property Manager Expense Support and Restricted Stock Agreement” for more information.

Our Offering

The following paragraph supersedes and replaces the first paragraph in the section entitled “PROSPECTUS SUMMARY — Our Offering” on page 20 of the prospectus.

We commenced our initial public offering of shares of our common stock on June 27, 2011. We plan to extend the offering through the earlier of December 24, 2014 or the effective date of a subsequent registration statement. As of December 31, 2013, we had accepted investors’ subscriptions for, and issued, approximately 58.2 million shares of our common stock pursuant to our offering resulting in aggregate subscription proceeds of approximately $568.3 million. As of December 31, 2013, we have issued approximately 1.0 million shares pursuant to our distribution reinvestment plan resulting in proceeds of approximately $9.4 million. As of December 31, 2013, approximately 226.8 million shares of our common stock remain available for sale in our primary offering, and 14.0 million shares of our common stock remain available for issuance under our distribution reinvestment plan. We reserve the right to reallocate the shares we are offering between the primary offering and the distribution reinvestment plan.

The first two sentences of the third paragraph in the section entitled “PROSPECTUS SUMMARY — Our Offering” on page 20 are deleted and replaced with the following:

We are offering a maximum of $3,000,000,000 of our common stock to the public through our managing dealer, CNL Securities Corp., a registered broker-dealer affiliated with CNL. The shares will be offered at $10.14 per share, unless our board of directors changes this price, in its sole discretion.

Our Distribution Policy

The second through fifth paragraphs on page 21 of the prospectus in the section entitled “PROSPECTUS SUMMARY — Our Distribution Policy” are deleted in their entirety and replaced with the following:

Because of the effect of other items, including depreciation and amortization associated with real estate investments, distributions, in whole or in part, in any period may constitute a return of capital for federal tax purposes.

Distributions will be paid quarterly and will be calculated for each stockholder as of the first day of each month the stockholder has been a stockholder of record in such quarter. The cash distribution will be payable and the distribution of shares will be issued on or before the last day of the applicable quarter; however, in no circumstance will the cash distribution and the share distribution be made on the same day. Fractional shares of common stock accruing as distributions will be rounded to the nearest hundredth when issued on the distribution date.

Declarations of distributions pursuant to this policy began on the first day of November 2011 and will continue on the first day of each month thereafter. Distributions will be paid each calendar quarter thereafter as set forth above until such policy is terminated or amended by our board of directors.

We make distributions to stockholders pursuant to the provisions of our charter. On July 29, 2011, our board of directors authorized a distribution policy providing for monthly cash distributions of $0.0333 together with stock distributions of 0.0025 shares of common stock, which in the aggregate equaled an annualized distribution rate of 7.0% on each outstanding share of common stock (based on the $10.00 offering price at which we sold shares in our offering through December 11, 2013) payable to all common stockholders of record as of the close of business on the first business day of each month.

On December 6, 2013, our board of directors also determined to increase the amount of monthly cash distributions to $0.0338 per share together with monthly stock distributions of 0.0025 shares of common stock payable to all common stockholders of record as of the close of business on the first business day of each month beginning January 1, 2014. This change allows us to maintain our historical distribution rate of 4% cash and 3% stock on each outstanding share of common stock based on the new public offering price of $10.14 per share and was effective for stockholders of record on January 1, 2014.

As of September 30, 2013, we have declared and paid total cumulative cash distributions of approximately $12.3 million and issued approximately 920,139 shares of common stock as stock distributions.

Our board of directors declared a monthly cash distribution of $0.0333 and a monthly stock distribution of 0.0025 per share on October 1, 2013, November 1, 2013 and December 1, 2013, which were paid by December 31, 2013.

Our Distribution Reinvestment Plan

The following supersedes and replaces in full the sole paragraph under the section entitled “PROSPECTUS SUMMARY — Our Distribution Reinvestment Plan,” which appears on page 21 of the prospectus.

We have adopted a distribution reinvestment plan that will allow our stockholders to have the full amount of their distributions reinvested in additional shares of common stock that may be available. We have designated 5% of the shares in this offering as shares issuable pursuant to our distribution reinvestment plan for this purpose. As of December 31, 2013, we have issued approximately 980,657 shares of common stock pursuant to our distribution reinvestment plan. See “Summary of our Distribution Reinvestment Plan,” for further information.

Our Redemption Plan

The second bullet point in the section entitled “PROSPECTUS SUMMARY — Our Redemption Plan” on page 21 of the prospectus is deleted in its entirety and replaced with the following:

•	under our redemption plan, all shares of common stock or fractions thereof that have been held for at least one year may be submitted for redemption at an amount equal to our estimated net asset value per share as of the redemption date; provided, however, that the redemption price shall not exceed an amount equal to the lesser of (i) the then current public offering price for our shares of common stock (other than the price at which shares are sold under our distribution reinvestment plan) during the period of any on-going public offering; and (ii) the purchase price paid by the stockholder.

The following is added to the end of the section entitled “PROSPECTUS SUMMARY — Our Redemption Plan” on page 22 of the prospectus.

During the year ended December 31, 2011, we did not receive any redemption requests. During the year ended December 31, 2012, we received and redeemed one redemption request for 1,049 shares of common stock at a redemption price of $9.99 per share. During the year ended December 31, 2013, we received and redeemed 122 redemption requests for 89,410 shares of common stock at a redemption price of $9.25 per share. We received six redemption requests totaling 9,358 shares of common stock for the period January 1, 2014 through January 31, 2014 which will be paid in April 2014.

Our Valuation Policy

The following section entitled “PROSPECTUS SUMMARY — Our Valuation Policy,” is added after the section entitled “PROSPECTUS SUMMARY — Our Redemption Plan” beginning on page 22 of the prospectus.

We have adopted a valuation policy designed to follow recommendations of the Investment Program Association, a trade association for non-listed direct investment vehicles (the “IPA”), in the IPA Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, which was adopted by the IPA effective May 1, 2013. The purpose of our valuation policy is to establish guidelines to be followed in determining the net asset value per share of our common stock for regulatory and investor reporting and on-going evaluation of investment performance.

“Net asset value” means the fair value of real estate, real estate-related investments and all other assets less the fair value of total liabilities. Our net asset value will be determined based on the fair value of our assets less liabilities under market conditions existing as of the time of valuation and assuming the allocation of the resulting net value among our stockholders after any adjustments for incentive, preferred or special interests, if applicable.

In accordance with our policy, the valuation committee of our board of directors, comprised of our independent directors, oversees our valuation process and engages one or more third-party valuation advisors to assist in the process of determining the net asset value per share of our common stock.

To assist our board of directors in its determination of the current offering price per share of our common stock for this offering, our board of directors engaged an investment banking firm, CBRE Capital Advisors, Inc. (“CBRE Cap”), that specializes in providing real estate financial services, to provide property-level and aggregate valuation analyses of the Company and a range for the net asset value per share of our common stock, and considered other information provided by our advisor. After taking into consideration the valuation analyses performed by CBRE Cap and certain other factors, our board of directors unanimously approved $9.13 as the estimated net asset value per share of our common stock as of September 30, 2013. The determination of the offering price of $10.14 by our board of directors was based on our estimated net asset value per share, plus selling commissions and marketing support fees for this offering.

In performing its analyses, CBRE Cap made numerous assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions, current and future rental market for our operating properties and those in development and other matters, many of which are necessarily subject to change and beyond our control and the control of CBRE Cap. The analyses performed by CBRE Cap are not necessarily indicative of actual values, trading values or actual future results of our common stock that might be achieved, all of which may be significantly more or less favorable than suggested by its valuation report. The analyses do not purport to be appraisals or to reflect the prices at which the properties may actually be sold, and such estimates are inherently subject to uncertainty. CBRE Cap’s valuation report was not addressed to the public and may not be relied upon by any other person to establish an estimated value of our common stock. The actual value of our common stock may vary significantly depending on numerous factors that generally impact the price of securities, our financial condition and the state of the real estate industry more generally. Accordingly, with respect to the estimated net asset value per share of our common stock, neither we nor CBRE Cap can give any assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•	a stockholder would ultimately realize distributions per share equal to our estimated net asset value per share upon liquidation of our assets and settlement of our liabilities or a sale of the Company;

•	our shares would trade at a price equal to or greater than the estimated net asset value per share if we listed them on a national securities exchange; or

•	the methodology used to estimate our net asset value per share would be acceptable to FINRA or under ERISA for compliance with its reporting requirements.

For a detailed discussion of the determination of the offering price and net asset value per share of our common stock, including our valuation process and methodology, see “Determination of Our Offering Price and Estimated Net Asset Value Per Share.”

Our net asset value per share will be produced at least annually as of December 31 and disclosed as soon as possible after year end; provided, however, that the next valuation may be deferred, in the sole discretion of our board of directors, until after December 31, 2014. See “Determination of Our Offering Price and Estimated Net Asset Value Per Share.”

Our Exit Strategy

The following section entitled “PROSPECTUS SUMMARY — Our Exit Strategy,” replaces in its entirety the section entitled “PROSPECTUS SUMMARY — Our Exit Strategy” beginning on page 22 of the prospectus.

By 2018, our board of directors will begin consideration of various strategic options to provide our stockholders with liquidity of their investment, either in whole or in part. These options may include, but are not limited to, (i) a listing of our shares on a national securities exchange, (ii) our sale to, or merger with, another entity in a transaction which provides our investors with cash or securities of a publicly traded company, or (iii) the commencement of an orderly sale of our assets, outside the ordinary course of business and consistent with our objective of qualifying as a REIT, and the distribution of the proceeds thereof. We do not know at this time what circumstances will exist in the future and therefore we do not know what factors our board of directors will consider in determining whether to pursue a liquidity event in the future. Therefore, we have not established any pre-determined criteria. A liquidation of our assets or a sale of the company would require the approval of our stockholders.

RISK FACTORS

The first risk factor in the section “RISK FACTORS —Offering Related Risks” is deleted in its entirety and replaced with following new risk factors which supplement and should be read in conjunction with the section entitled “RISK FACTORS — Offering Related Risks” beginning on page 23 of the prospectus.

The offering price of our shares is based on our estimated net asset value per share, plus selling commissions and marketing support fees, and may not be indicative of the price at which our shares would trade if they were actively traded.

Our board of directors determined the offering price of our shares based upon a number of factors, but primarily based on the estimated per share value of our shares determined by our board of directors which utilized a valuation report from an independent investment banking firm that specializes in providing real estate financial services. Although we used guidelines recommended by the IPA for valuing issued or outstanding shares of non-traded real estate investment trusts such as us, our offering price may not be indicative of either the price at which our shares would trade if they were listed on a national exchange or actively traded by brokers or of the proceeds that a stockholder would receive if we were liquidated or dissolved and the proceeds were distributed to our stockholders.

Our share price is primarily based on the estimated per share value of our shares, but is also based upon subjective judgments, assumptions and opinions by management, which may or may not turn out to be correct. Therefore, our share price may not reflect the amount that might be paid to you for your shares in a market transaction.

Our current offering price is primarily based on our estimated net asset value per share, which was based, in part, on estimates of the values of our properties, consisting principally of illiquid real estate and other assets, and liabilities as of September 30, 2013. The valuation methodologies used by the independent investment banking firm retained by our board of directors to estimate the value of our properties and the estimated net asset value of our shares as of September 30, 2013, involved subjective judgments, assumptions and opinions, which may or may not turn out to be correct. Our board of directors also took into consideration selling commissions and marketing support fees of this offering in establishing the current share price. As a result of these, as well as other factors, our share price may not reflect the amount that might be paid to you for your shares in a market transaction.

In determining our estimated net asset value per share, we primarily relied upon a valuation of our portfolio of properties and debt as of September 30, 2013. Valuations and appraisals of our properties and outstanding debt are estimates of fair value and may not necessarily correspond to realizable value upon the sale of such properties. Therefore, our estimated net asset value per share may not reflect the amount that would be realized upon a sale of each of our properties.

For the purposes of calculating our estimated net asset value per share, we retained an investment banking firm as valuation expert to determine our estimated net asset value per share and the value of our properties and debt as of September 30, 2013. The valuation methodologies used to estimate the net asset value of our shares, as well as the value of our properties and outstanding debt, involved certain subjective judgments, including but not limited to, discounted cash flow analyses for wholly owned and partially owned properties. Ultimate realization of the value of an asset depends to a great extent on economic and other conditions beyond our control and the control of our advisor and our valuation expert. Further, valuations do not necessarily represent the price at which an asset would sell, since market prices of assets can only be determined by negotiation between a willing buyer and seller. Therefore, the valuations of our properties and our investments in real estate-related assets may not correspond to the realizable value upon a sale of those assets. Because the price you will pay for shares in this offering is primarily based on our estimated net asset value per share, you may pay more than realizable value for your investment when you purchase your shares or receive less than realizable value when you sell your shares.

We may not perform a subsequent calculation of our net asset value per share prior to the end of this offering. Therefore, you may not be able to determine the net asset value of your shares on an ongoing basis during this offering.

On December 6, 2013, our board of directors approved an estimated net asset value of $9.13 per share. We intend to use this net asset value as the estimated per share value of our shares until the next net asset value approved by our board of directors, which may not occur until after December 31, 2014. We will disclose future estimates of our net asset value to stockholders in our filings with the Commission. We may not calculate the net asset value per share prior to the end of this offering. Therefore, you may not be able to determine the net asset value of your shares on an ongoing basis during this offering.

The third risk factor in the section “RISK FACTORS —Offering Related Risks” on page 24 is deleted in its entirety and replaced with the following risk factor and should be read in conjunction with the section entitled “RISK FACTORS — Offering Related Risks” beginning on page 23 of the prospectus.

We have not had sufficient cash available from operations to pay distributions, and, therefore, we have paid distributions from the net proceeds of our offering. We may continue to pay distributions from sources other than our cash flow from operations, or funds from operations, and any such distributions may reduce the amount of cash we ultimately invest in assets, negatively impact the value of our stockholders’ investment and be dilutive to our stockholders.

To date, we have generated little, if any, cash flow from operations or funds from operations and do not expect to do so until we make substantial investments. Further, to the extent we invest in development or redevelopment projects, or in properties requiring significant capital, our ability to make cash distributions may be negatively affected, especially during our early stages of operations. Our organizational documents permit us to make distributions from any source, such as from the proceeds of our offering or other offerings, cash advances to us by our advisor, cash resulting from a deferral or waiver of asset management fees or expense reimbursements, and borrowings, which may be unsecured or secured by our assets, in anticipation of future net operating cash flow. Accordingly, until such time as we are generating operating cash flow or funds from operations, we have determined to pay all of our distributions from sources other than net operating cash flows. We have not established any limit on the extent to which we may use alternate sources, including borrowings or proceeds of this and our prior offering, to pay distributions. Commencing in the fourth fiscal quarter of 2011, we have made cash distributions from offering proceeds, which is dilutive to our stockholders. To the extent we make cash distributions, or a portion thereof, from sources other than operating cash flow or funds from operations, we will have less capital available to invest in properties and other real estate-related assets, the book value per share may decline, and there will be no assurance that we will be able to sustain distributions at that level. Further, distributions that exceed cash flow from operations or funds from operations may not be sustainable. The use of offering proceeds to fund distributions benefits earlier investors who benefit from the investments made with funds raised later in this offering, while later investors may not benefit from all of the net offering proceeds raised from earlier investors. Distributions will be taxable as ordinary income to the stockholders to the extent such distributions are made from the Company’s current and accumulated earnings and profits. In addition, to the extent distributions exceed earnings and profits calculations on a tax basis, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize a capital gain in the future.

The following risk factor is added to the end of the section entitled “RISK FACTORS —Company Related Risks” on page 31 of the prospectus.

Adverse changes in affiliated programs could also adversely affect our ability to raise capital.

CNL has one other public, non-traded, real estate investment program which has investment objectives similar to ours, CNL Lifestyle Properties, Inc. which is closed to new investors but still actively investing. Our sponsor also has two other public, non-traded real estate investment programs, CNL Growth Properties, Inc. which will be open to new investors through April 2014 and Global Income Trust, Inc., which is currently closed to new investors. Adverse results in the other REITs on the CNL Financial Group platform have the potential to affect our reputation among financial advisors and investors, which could affect our ability to raise capital.

The following risk factor supersedes and replaces in its entirety the first risk factor in the section entitled “RISK FACTORS —Tax Related Risks” on page 54 of the prospectus.

Failure to qualify as a REIT would adversely affect our operations and our ability to pay distributions to you.

We intend to operate as a REIT under the Internal Revenue Code and believe we have and will continue to operate as a REIT in such manner. However, qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may also affect our ability to remain qualified as a REIT. If we fail to qualify as a REIT for any taxable year, (i) we will be subject to federal and state income tax, including any applicable alternative minimum tax, on our taxable income for that year at regular corporate rates, (ii) unless entitled to relief under relevant statutory provisions, we would generally be disqualified from taxation as a REIT for the four taxable years following the year of disqualification as a REIT; and (iii) distributions to stockholders would no longer qualify for the dividends paid deduction in computing our taxable income. If we do not qualify as a REIT, we would not be required to make distributions to stockholders as a non-REIT is not required to pay dividends to stockholders in order to maintain REIT status or avoid an excise tax. The additional income tax liability we would incur as a result of failing to qualify as a REIT would reduce our net earnings available for distributions to stockholders and also reduce the funds available for satisfying our obligations in general. If we fail to qualify as a REIT, we may be required to borrow funds or liquidate some investments in order to pay the applicable tax. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to implement our business strategy and would adversely affect the value of our stock.

The following risk factor is added at the end of the risk factors on page 57 in the section entitled “RISK FACTORS —Tax Related Risks.”

The lease of qualified health care properties to a taxable REIT subsidiary is subject to special requirements.

We lease certain qualified health care properties to taxable REIT subsidiaries (or limited liability companies of which the taxable REIT subsidiaries are members), which lessees contract with managers (or related parties) to manage the health care operations at these properties. The rents from this taxable REIT subsidiary lessee structure are treated as qualifying rents from real property if (1) they are paid pursuant to an arms-length lease of a qualified health care property with a taxable REIT subsidiary and (2) the manager qualifies as an eligible independent contractor (as defined in the Code). If any of these conditions are not satisfied, then the rents will not be qualifying rents and we might fail to meet the 95% and 75% gross income tests. See “Federal Income Tax Considerations — Requirements for Qualification as a REIT — Operational Requirements — Gross Income Tests” in the prospectus.

ESTIMATED USE OF PROCEEDS

The following section supersedes and replaces in its entirety the section entitled “ESTIMATED USE OF PROCEEDS” which begins on page 60 of the prospectus.

The following table sets forth information about how we intend to use the proceeds raised in this offering, assuming that we sell:

•	approximately one-quarter of our maximum offering of $3,000,000,000 in shares of common stock,

•	approximately one-half of our maximum offering of $3,000,000,000 in shares of our common stock, and

•	the maximum offering.

The amounts set forth below represent our best estimate of our use of offering proceeds; however, this is a best efforts offering so there is no guarantee as to the amount of shares that we will sell. In addition, we reserve the right to reallocate shares we are offering between the primary offering and our distribution reinvestment plan. Depending primarily on the number of shares sold in this offering, we estimate that approximately 87.48% to 89.48% of the Gross Proceeds will be used for investment, the payment of Investment Services Fees and Acquisition Expenses or other corporate purposes. The remainder of offering proceeds is expected to be used to pay selling commissions, marketing support fees and other Organizational and Offering Expenses. The amount available for investment will be less to the extent that we use offering proceeds, including proceeds from our distribution reinvestment plan, to fund redemptions under our redemption plan, pay distributions, repay debt, pay Operating Expenses or establish reserves. While we believe the estimated use of proceeds set forth below is reasonable, you should view this table only as an estimate of the use of proceeds that may be achieved.

	Assuming Sale of 25% of Maximum Offering		Assuming Sale of 50% of Maximum Offering		Assuming Sale of Maximum Offering
	Amount	Percent	Amount	Percent	Amount	Percent

GROSS PROCEEDS(1)	$750,000,000	100.00%	$1,500,000,000	100.00%	$3,000,000,0000	100.00%

Less:
Selling Commissions and Marketing Support Fees(1)(2)	71,400,000	9.52%	142,800,000	9.52%	285,600,000	9.52%
Other Organizational and Offering Expenses(2)	22,500,000	3.00%	30,000,000	2.00%	30,000,000	1.00%

NET OFFERING PROCEEDS	656,100,000	87.48%	1,327,200,000	88.48%	2,684,400,000	89.48%
Less:
Investment Services Fees(3)(5)	12,138,000	1.62%	24,553,000	1.64%	49,661,000	1.66%
Acquisition Expenses(4)(5)	6,561,000	0.87%	13,272,000	0.88%	26,844,000	0.89%
Initial Working Capital Reserve(6)			—	—	—	—

AMOUNT AVAILABLE FOR INVESTMENT(7)	$637,401,000	84.99%	$1,289,375,000	85.96%	$2,607,895,000	86.93%

(1)	We pay selling commissions and marketing support fees to our managing dealer as shares are sold in accordance with the terms of the agreement with our managing dealer (the “managing dealer agreement”). Our managing dealer has engaged unrelated, third-party participating brokers in connection with the sale of the shares of this offering. In connection therewith, our managing dealer will pay such participating brokers up to 7% and up to 3% of the Gross Proceeds from the sale of shares by such participating brokers as selling commissions and marketing support fees, respectively. See the section of this prospectus entitled “Plan of Distribution” for a description of the circumstances under which selling commissions and marketing support fees may be reduced in connection with certain purchases including, but not limited to, purchases by investors that are clients of a registered investment advisor, registered representatives or principals of our managing dealer or participating brokers, and our advisor, its affiliates, managers, officers and employees. A portion of the selling commissions will be reduced in connection with volume purchases, and will be reflected by a corresponding reduction in the per share purchase price. In no event, however, will commission discounts reduce the proceeds of the offering that are available to us. Selling commissions and marketing support fees are not paid in connection with the purchase of shares pursuant to our distribution reinvestment plan.

(2)	Estimated other Organizational and Offering Expenses presented in this table include any and all costs and expenses, excluding selling commissions and marketing support fees which are presented separately in this table, incurred by us or any of our affiliates in connection with our formation, qualification and registration, and the marketing and distribution of our shares in this offering, including, without limitation, the following: legal, accounting and escrow fees; certain due diligence expenses, printing, amending, supplementing, mailing and distributing costs; personnel costs associated with processing investor subscriptions and the preparation and dissemination of organizational and offering documents and sales materials; telecopy and telephone costs; charges of transfer agents, registrars, trustees, depositories and experts; and fees, expenses and taxes related to the filing, registration and qualification of our shares under federal and state laws. Pursuant to the rules of the Financial Industry Regulatory Authority (“FINRA”), Organizational and Offering Expenses, which includes selling commissions and marketing support fees, paid by us may not exceed 15% of Gross Proceeds of the offering. The Organizational and Offering Expenses, including selling commissions and marketing support fees are estimated to be 3% for the sale of $75 million in shares, 2% for the sale of $150 million in shares and 1% for the maximum offering, all within the 15% limitation.
(3)	For purposes of estimating the Investment Services Fee, we are assuming the proceeds of this offering are used to acquire Assets composed of real properties and loans that we invest in or originate. The Investment Services Fees reflected in this table are calculated by multiplying the purchase price of real properties and loans that we invest in or originate by 1.85%. No portion of the net proceeds are assumed to be used to acquire securities for which no Investment Services Fees apply. For purposes of this table, we have assumed that no debt financing is used to acquire our investments; however, it is our intent to leverage our investments with debt. Our board of directors has adopted a policy generally to limit our aggregate borrowing to approximately 75% of the value of our Assets once we have ceased raising capital under this offering or any subsequent primary offering and invested substantially all of our capital. Our intent is to target our aggregate borrowings to between 40% to 60% of the aggregate value of our Assets over the long term.
(4)	Represents Acquisition Expenses that are neither reimbursed to us nor included in the purchase price of the properties. Acquisition Expenses means any and all expenses, exclusive of the Investment Services Fees, incurred by us or reimbursed by us to our operating partnership, CHP Partners, LP referred to herein as “our operating partnership,” our advisor, or any of their affiliates in connection with the selection, acquisition, development or construction of any real property investment, including any securities, loans or other Permitted Investments whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence. For purposes of this table, we have estimated that the third-party costs will average 1% of the contract purchase price of properties or other investments and assumed that we will not use debt financing to acquire our investments.
(5)	Pursuant to the NASAA REIT Guidelines, the total of all Acquisition Fees and Acquisition Expenses must be reasonable and may not exceed an amount equal to 6% of the Real Estate Asset Value of a property, or in the case of a loan, 6% of the funds advanced, unless a majority of our board of directors, including a majority of our Independent Directors, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us. Acquisition Fees include any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any affiliates of ours, our operating partnership or our advisor) in connection with the selection, purchase, development or construction of real property or with making or investing in loans, securities or other Permitted Investments, including, real estate commissions, selection fees, Investment Services Fees, development fees, construction fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature. This definition specifically excludes development fees and construction fees paid to any Person not affiliated with our advisor in connection with the actual development and construction of a project.
(6)	Estimates for initial working capital reserves and reserves for initial and/or ongoing capital improvements are established on a property-by-property basis at the time a property is acquired and as required by a lender. Such reserves may be funded from proceeds from this offering, debt proceeds, cash from operations and/or other sources of cash available to us. In addition to reserves for capital improvements, we may establish reserves for other purposes from offering proceeds, operating funds, and the available proceeds of any sales of our Assets.
(7)	Although a substantial majority of the amount available for investment presented in this table is expected to be invested in properties or used to originate or invest in loans or other real estate-related investments, we may use a portion of such amount (i) to repay debt incurred in connection with property acquisitions or other investment activities; (ii) to establish reserves; or (iii) for other corporate purposes, including, but not limited to, payment of distributions to stockholders or payments of offering expenses in connection with future offerings pending the receipt of offering proceeds from such offerings, provided that these Organizational and Offering Expenses may not exceed the limitation of Organizational and Offering Expenses pursuant to our charter and FINRA rules. We have not established any limit on the extent to which we may use proceeds of this offering to pay distributions, and there will be no assurance that we will be able to sustain distributions at any level. In addition, we may use proceeds from our distribution reinvestment plan for redemptions of shares. See “Summary of Redemption Plan.”

Until proceeds are required to be invested or used for other purposes, we invest such amounts in short-term, highly liquid investments with appropriate safety of principal, including, but not limited to, government obligations, short-term debt obligations and interest bearing bank accounts.

MANAGEMENT COMPENSATION

The following sentence is added after the first sentence of the first paragraph in the section entitled “MANAGEMENT COMPENSATION” on page 62 of the prospectus.

For additional information concerning compensation paid to our advisor, other affiliates and related partners, see the section entitled “Certain Relationships and Related Transactions.”

The following supersedes and replaces footnote (1) to the table in the section entitled “MANAGEMENT COMPENSATION” on page 67 of the prospectus.

(1)	The estimated maximum dollar amounts are based on the assumed sale of the maximum offering as follows: for the $3,000,000,000 in shares sold, 95% are sold at a price of $10.14 per share through the primary offering, and 5.0% are sold at $9.64 per share through our distribution reinvestment plan.

The following supersedes and replaces the last three sentences in the first paragraph of the section entitled “MANAGEMENT COMPENSATION” on page 68 of the prospectus.

Pursuant to an amendment to the expense support and restricted stock agreement approved on December 6, 2013, the term of the agreement continues through December 31, 2014, with successive one-year terms thereafter, subject to the right of the advisor to terminate the expense support and restricted stock agreement on 30 days’ prior written notice to us. See “The Advisory Agreement — Expense Support and Restricted Stock Agreement.”

The following information is added after the first paragraph on page 68 of the prospectus under the section entitled “MANAGEMENT COMPENSATION.”

On August 27, 2013, we entered into a property manager expense support and restricted stock agreement effective July 1, 2013 with our property manager pursuant to which, in the event the advisor’s expense support amount does not meet a certain threshold, the property manager agreed to accept payment in the form of forfeitable restricted shares of our common stock in lieu of cash for services rendered and applicable property management fees, and specified expenses we owe to the property manager under the property management and leasing agreement in an amount equal to such shortfall. Pursuant to an amendment to the property manager expense support and restricted stock agreement approved on November 21, 2013, the term of the agreement runs from July 1, 2013 through December 31, 2014 and continues thereafter, subject to the right of the property manager to terminate the agreement upon 30 days’ prior written notice to us. See “The Advisor and the Advisory Agreement — Property Manager — Property Manager Expense Support Agreement.”

BUSINESS

CNL Financial Group

The following supersedes and replaces the third and fourth paragraph of the section entitled “BUSINESS — CNL Financial Group,” on page 78 of the prospectus:

The principals of CNL affiliates includes James M. Seneff, Jr., the current chairman of our board of directors, and Thomas K. Sittema, the current vice chairman of our board of directors.

Mr. Seneff has sponsored or co-sponsored, individually and through affiliated entities, 18 public limited partnerships and six public, non-traded REITs. The programs and a general description of their property sector focus are as follows:

Properties

The following supersedes and replaces the lead in and the map in its entirety in the section entitled “BUSINESS — Properties — Locations of Our Properties” on page 79 of the prospectus:

Locations of Our Properties

The following map reflects the locations of our 70 assets as of March 3, 2014, including our six properties owned through investments in joint ventures, our three current development projects, one development land acquisition associated with an existing facility and one loan to a third-party for development of a medical office building.

The subsection entitled “Sunrise Communities” in the section entitled “BUSINESS — Properties” beginning on page 81 of the prospectus is deleted in its entirety.

The following is added to the end of the section entitled “BUSINESS — Properties” on page 93 of the prospectus.

Perennial Communities

On May 31, 2013, we, through various subsidiaries, acquired a 100% fee simple interest in land and related improvements comprising six skilled nursing communities located in Arkansas (collectively, the “Perennial Communities”) from affiliates of Perennial Healthcare Management, LLC (collectively, the “Perennial Sellers”) pursuant to the terms and conditions of that certain Asset Purchase Agreement dated April 23, 2013 (the “Perennial Acquisition”). The Perennial Communities have an aggregate 868 licensed beds and 780 utilized beds. The average age of the Perennial Communities is 22.7 years. The aggregate purchase price for the Perennial Communities was approximately $56.4 million, excluding closing costs (the “Perennial Purchase Price”). The acquisition of the Perennial Communities represents our second project with affiliates of Capital Health Group, the first of which is the portfolio of five senior housing communities located in Michigan and Maryland, known as the Capital Health Communities. See “— Properties — Capital Health Communities” on page 88 of the prospectus.

Each of the Perennial Communities is managed by Senior Living Centers, Inc. an affiliate of Capital Health Group, LLC, and each of the Perennial Communities is operated by a subsidiary of Arkansas SNF Operations Acquisition III, LLC, an affiliate of the Capital Health Group, as the parent operator (collectively, the “New Perennial Operators”), under triple-net lease agreements having an initial term of ten years, with two five-year renewal options that are exercisable at the discretion of the New Perennial Operators. A security deposit is in place for our use in the event of a default in the payment of rent or any other monetary obligation. In the initial year until the lease rate escalates in May 2015, the aggregate minimum annual rent for the Perennial Communities is approximately $5.54 million, and the average effective annual rental per usable bed is approximately $7,100 for the year 2014. Pursuant to the terms of the Perennial Communities leases, none of the New Perennial Operators, nor certain of their principals, may compete within fifteen miles of any of the Perennial Communities during the term of the applicable lease and for a period of five years after expiration of the applicable lease, unless CNL is first offered the right to acquire the competing facility.

The New Perennial Operators have an option to purchase the Perennial Communities that are located in Batesville, Mine Creek and Searcy, Arkansas exercisable during the period from the end of 2016 through the end of 2018. The acquisition price for any of such facilities would be an amount that yields a 4% compounded annual return to us with respect to the adjusted lease basis at the time the option is exercised.

Senior Living Centers management has over 20 years of experience in healthcare real estate and senior living executive management, spanning all aspects of acquisitions, development, asset management and operations, and Senior Living Centers currently manages 17 skilled nursing facilities in Arkansas representing over 1,600 licensed beds.

Here and throughout this Supplement, the term “Licensed SNF Beds” means the maximum number of SNF beds for which a facility holds a license to operate. Many facilities, particularly post-acute and acute care properties, do not use all of the beds for which they are licensed. Therefore, we also use the term “In Service SNF Beds” to mean the number of Licensed SNF Beds that the Company and its tenant have agreed to make available for patient use, based on other than short-term operating considerations for the facility. In Service SNF Beds include those that are occupied and those that are available for use but not occupied by a patient. Our occupancy percentage rates are calculated by dividing the number of occupied In Service SNF Beds by the total number of In Service SNF Beds. At times, the number of Licensed SNF Beds may differ from the number of In Service SNF Beds, although usually not materially. The differences are generally caused by reconfigurations of the facility space by the tenant or by converting a semi-private patient room into a private patient room for an extended period of time. We monitor our properties on a routine basis through site visits, reviews of current licenses, and occupancy reports provided by our tenants to make sure changes to the In Service SNF Bed configurations are warranted. We disclose Licensed SNF Beds to provide an indication of the bed capacity of a particular building.

The following table lists each of the Perennial Communities, its location and other relevant information:

Property Name and Location	Square Footage	In Service SNF Beds	Licensed SNF Beds	SNF Occupancy % as of 11/30/2013(1)	Year Built	Year Renovated	SNF Average Monthly RevPOU(2)	Approx. Purchase Price
Perennial Communities
Batesville Healthcare Center Batesville, AR	46,100	116	150	80%	1975	1992	$5,803	$6.2
Broadway Healthcare Center West Memphis, AR	46,600	119	119	90%	1994	2012	$6,544	$11.8
Jonesboro Healthcare Center Jonesboro, AR	45,000	136	136	92%	2012	—	$6,667	$15.2
Magnolia Healthcare Center Magnolia, AR	43,000	140	140	88%	2009	—	$6,070	$11.8
Mine Creek Healthcare Center Nashville, AR	11,600	18	78	75%	1978	—	$5,585	$3.4
Searcy Healthcare Center Searcy, AR	59,000		245	77%	1972	2009	$5,723	$7.9

Total/Average				83.7% (avg.)	22.7 years (avg)		$6,099 (avg)	$56.4

(1)	Occupancy is calculated based on In Service SNF Beds.
(2)	Average monthly revenue per occupied unit (“RevPOU”) for January - November 30, 2013.

In connection with the acquisition of the six Perennial Communities, on May 31, 2013, we, through our subsidiaries entered into a three-year term loan with KeyBank and Synovus Bank in the aggregate amount of $30.0 million. See “Business — Borrowings — Perennial Communities” for further information.

We have no plans for material renovations or improvements on any of the Perennial Communities and believe each is suitable for its intended purpose. We also believe each facility is covered by adequate insurance.

There are comparable facilities in the primary market areas for the Perennial Communities, with which we compete, although there are regulatory requirements with which skilled nursing facilities must comply.

The following table sets forth the estimated depreciable basis for federal tax purposes in each of the Perennial Communities:

ESTIMATED DEPRECIABLE BASIS OF PERENNIAL COMMUNITIES
Perennial Communities	Estimated Depreciable Basis
(In millions)
Batesville Healthcare Center	$6.0
Broadway Healthcare Center	$11.8
Jonesboro Healthcare Center	$15.1
Magnolia Healthcare Center	$11.8
Mine Creek Healthcare Center	$3.4
Searcy Healthcare Center	$7.5

We calculate depreciation expense for federal income tax purposes using the straight-line method and anticipate depreciating the buildings and land improvements based on estimated useful lives of 40 years and 20 years, respectively. The aggregate real estate taxes for the Perennial Communities were $0.18 million for the year ended December 31, 2012.

We paid our advisor an aggregate Investment Services Fee of approximately $1.04 million in connection with the acquisition of the Perennial Communities, which is equal to 1.85% of the aggregate Perennial Purchase Price.

Knoxville Medical Office Properties

On July 10, 2013, we, through various subsidiaries, acquired four medical office properties and related assets (collectively, the “Knoxville Medical Office Properties”) from each of Jefferson Equity Partners, LLC (“JEP”), Oak Hill Partners, LLC (“OHP”), Knoxville Equity Partners, LLC (“KEP”) and Emory Development Partners, LLC (“EDP”), each a Tennessee limited liability company (each a “Knoxville Medical Office Seller” and, collectively, the “Knoxville Medical Office Sellers”), pursuant to the terms and conditions of that certain Agreement of Sale and Purchase with each Knoxville Medical Office Seller, dated April 3, 2013. The aggregate purchase price for the Knoxville Medical Office Properties was approximately $57.3 million, excluding closing costs (the “Knoxville Medical Office Properties Purchase Price”). Each of the Knoxville Medical Office Sellers is an affiliate of N.T. Brinkman, Inc. (“N.T. Brinkman”), a Virginia-based firm that has been wholly dedicated to the planning, development, funding, managing and operating of healthcare facilities since 1981.

The Knoxville Medical Office Properties consist of: (i) JEP’s interests in 15 condominium units in a medical office building known as Jefferson Medical Commons located in Jefferson City, Tennessee, together with JEP’s interests as landlord under the leases for such units: (ii) OHP’s interest in a medical office facility known as the Physicians Regional Medical Center – Central Wing Annex located in Knoxville, Tennessee, together with OHP’s interest in an air rights lease for the lease of the air parcel in which such facility is located and OHP’s interests as landlord in related leases; (iii) KEP’s interest in a medical office building known as Physicians Plaza A at North Knoxville Medical Center located in Powell, Tennessee, together with KEP’s leasehold interest in a related ground lease for the parcel on which such building is located and KEP’s interests as landlord in related leases of such building; and (iv) EDP’s interest in a medical office building known as Physicians Plaza B at North Knoxville Medical Center located in Powell, Tennessee, together with EDP’s leasehold interest in a related ground lease for the parcel upon which such building is located and EDP’s interests as landlord in related leases. The average age of the Knoxville Medical Office Properties is 7.5 years.

The following table lists each of the Knoxville Medical Office Properties, its location, rentable square footage, occupancy rate as of November 30, 2013, year built and purchase price:

Knoxville Medical Office Property	Location	Rentable Square Footage	Occupancy % as of 11/30/2013	Year Built/ Renovated	Purchase Price (in millions)
Physicians Plaza A at North Knoxville Medical Center	Powell, TN	67,410	100%	2005	$18.1
Physicians Plaza B at North Knoxville Medical Center	Powell, TN	75,109	100%	2008	$21.8
Physicians Regional Medical Center – Central Wing Annex	Knoxville, TN	24,650	100%	2004	$5.8
Jefferson Medical Commons	Jefferson City, TN	48,478	100%	2001	$11.6

Total/Average		215,647	100% (avg)	7.5 years (avg)	$57.3

A portion of the purchase price of the Knoxville Medical Office Properties was funded through a five-year term loan from Regions Bank in the principal outstanding amount of approximately $35.4 million. See “— Borrowings — Knoxville Medical Office Properties” for more information on this loan.

Each of the four Knoxville Medical Office Properties is managed by Healthcare Equity Partners, LLC (“HEP”), under a long-term management agreement negotiated at closing having an initial term of five years, with automatic renewals of one year thereafter unless terminated by either party. HEP is paid a management fee equal to 5% of the gross monthly rents generated from each of the Knoxville Medical Office Properties. HEP is an affiliate of N.T. Brinkman, Inc.

Also on July 10, 2013, we entered into a Right of First Offer Agreement with N.T. Brinkman pursuant to which N.T. Brinkman granted us, for three years from the closing of the acquisitions, the right of first offer to purchase any medical office building developed by N.T. Brinkman or any of its affiliates within a one mile radius of any of the Knoxville Medical Office Properties. In addition, on the same date, we entered into a Non-Solicitation Agreement with N.T. Brinkman pursuant to which N.T. Brinkman has agreed not to solicit or recruit tenants of the Knoxville Medical Office Properties to be tenants of any property owned or operated by any of the Knoxville Medical Office Sellers or their affiliates until the earlier of: (a) the expiration of five years from the closing of the acquisition of the Knoxville Medical Office Properties; or (b) as to any tenant of any Knoxville Medical Office Property, (i) our sale of such property; or (ii) the termination of N.T. Brinkman as a property manager of any property.

The Knoxville Medical Office Properties are leased under long-term lease agreements to healthcare service providers. The following table lists the leasing information for each of the tenants leasing 10% or more of each of the four Knoxville Medical Office Properties as of November 30, 2013:

Property/Tenant	Percentage of Property Leased	Original Term of Lease	Base Rent Per Year	Lease Expiration	Renewal Option	Percentage Rent Increase Per Year
Physicians Plaza A at North Knoxville Medical Center
Health Management Associates (“HMA”)	22.21%
HMA Tennova Conference	10.32%	120 mos.	$132,194	March 2015	N/A	3%
HMA Tennova Pain Management	7.30%	108 mos.	$90,801	Aug. 2015	4 3-year	3%
HMA Tennova OB/GYN	4.59%	108 mos.	$57,115	Sept. 2015	4 3-year	3%
Ortho Tennessee P.C.	29.49%	180 mos.	$377,789	Mar. 2020	N/A	3%
Premier Surgical Associates, P.L.L.C.	10.17%	180 mos.	$130,294	Mar. 2020	N/A	3%
Tennessee Urology Associates, P.L.L.C.	14.71%	180 mos.	$182,913	Oct. 2021	N/A	3%
Greater Knoxville ENT (“GK ENT”)	10.25%
GK ENT (Suite 210)	2.74%	148 mos.	$33,135	Oct. 2021	5-5-year	*
GK ENT (Suite 220	7.51%	180 mos.	$93,366	Oct. 2021	5-5-year	*
Physicians Plaza B at North Knoxville Medical Center
HMA	90.78%
HMA Summit IMA	33.59%	120 mos.	$538,043	Jan. 2019	3-5-year	**
HMA Tennova Health System	53.52%	60 mos.	$883,080	Aug. 2014	N/A	3%
HMA Kristy Newton	3.67%	60 mos.	$60,610	Aug. 2014	3-5-year	**
Physicians Regional Medical Center – Central Wing Annex
HMA	100%
HMA East Tennessee Heart	50%	72 mos.	$262,900	Feb. 2014	N/A	3%
HMA East Tennessee Heart 2	50%	146 mos.	$216,025	March 2016	N/A	3%

Property/Tenant	Percentage of Property Leased	Original Term of Lease	Base Rent Per Year	Lease Expiration	Renewal Option	Percentage Rent Increase Per Year
Jefferson Medical Commons
Jefferson Memorial Hospital, Inc. (“JMH”)	40.32%
Health Management Associates JMH (“HMA”)	5.32%	180 mos.	$35,314	Dec. 2015	N/A	3%
HMA JMH Cardiac Rehab	3.25%	180 mos.	$20,758	Aug. 2018	3 5-year	**
HMA JMH Rotation	8.24%	180 mos.	$52,593	Aug. 2018	3 5-year	**
HMA JMH Conference	4.74%	180 mos.	$30,228	Aug. 2018	3 5-year	**
HMA JMH G20	4.01%	60 mos.	$26,876	May 2014	3 5-year	**
HMA JMH Physicians Clinic	3.37%	144 mos.	$35,411	Mar. 2015	3 5-year	**
HMA JMH Business Office	6.55%	180 mos.	$43,450	Dec. 2015	3 5-year	**
HMA JMH Clinic	4.84%	180 mos.	$32,104	Dec. 2015	3 5-year	**
Summit Medical Group, P.L.L.C.	27.65%
Summit Medical Group	6.65%	84 mos.	59,463	June 2020	N/A	3%
Summit Medical Group 2	21.00	84 mos.	187,920	June 2020	N/A	3%
Cherokee Health Systems	7.41%
Cherokee Health Systems 1	3.10%	60 mos.	$27,984	March 2018	N/A	N/A
Cherokee Health Systems 2	4.31%	60 mos.	$38,993	March 2018	N/A	N/A

Total/Average		125 mos. (avg.)

*	5 % maximum based on CPI
**	Greater of CPI or 2%

The following table aggregates all of the scheduled lease expirations for the Knoxville Medical Office Properties for each of the years ending December 31, 2014 through December 31, 2024, and the approximate annualized base rent and percentage of annualized rent represented by the leases at their expiration dates:

Year of Expiration(1)	Number of Tenants	Approximate Square Feet	Percentage of Total Leased Area	Base Annual Rental Income of Expiring Leases(2)	Percentage of Annual Rents
2014	5	60,536	27.89%	$1,284,397	31.07%
2015	8	30,144	13.89%	$519,801	12.58%
2016	1	11,715	5.40%	$216,025	5.23%
2017	—	—	—	—	—
2018	5	12,073	5.56%	$170,556	4.13%
2019	2	32,151	14.81	$685,721	16.59%
2020	5	44,813	20.65%	$830,597	20.10%
2021	3	16,826	7.75%	$309,414	7.49%
2022	—	—	—	—	—
2023	—	—	—	—	—
2024	—	—	—	—	—

Total	29	208,258		$4,016,510

(1)	Represents current lease expiration and does not take into consideration lease renewals available at the option of the tenants under existing leases.
(2)	Represents the base rent, excluding tenant reimbursements, in the final month prior to expiration multiplied by 12. Tenant reimbursements generally include payment of real estate taxes, operating expenses and common area maintenance and utility charges.

We have funded approximately $38.6 million of the purchase price of the Knoxville Medical Office Properties through a Credit Agreement with Regions Bank. See “BUSINESS — Borrowings — Knoxville Medical Office Properties” for further information.

There are a number of comparable medical office buildings in the primary market areas for the Knoxville Medical Office Properties with which we may compete. We have no plans for material renovations or improvements to any of the Knoxville Medical Office Properties and believe they are suitable for their intended purposes. We also believe the Knoxville Medical Office Properties are adequately covered by insurance.

The following table sets forth our estimated depreciable basis for federal tax purposes in each of the Knoxville Medical Office Properties:

ESTIMATED DEPRECIABLE BASIS OF KNOXVILLE MEDICAL OFFICE PROPERTIES
Knoxville Medical Office Properties	Estimated Depreciable Basis
(millions)
Physicians Plaza A at North Knoxville Medical Center	$17.7
Physicians Plaza B at North Knoxville Medical Center	$23.5
Physicians Regional Medical Center – Central Wing Annex	$5.6
Jefferson Medical Commons	$9.3

We calculate depreciation expense for federal income tax purposes using the straight-line method and anticipate depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively. The aggregate real estate taxes for the Knoxville Medical Office Properties were $265,000 for the year ended December 31, 2012.

We paid our advisor an aggregate Investment Services Fee of approximately $1.1 million in connection with the acquisition of the Knoxville Medical Office Properties, which is equal to 1.85% of the purchase price of the Knoxville Medical Office Properties.

Medical Portfolio I Properties

On August 16, 2013, we, through various subsidiaries, acquired six medical office/hospital properties totaling 181,890 rentable square feet (collectively, the “Medical Portfolio I Properties”) for an aggregate purchase price of approximately $60.0 million. Pursuant to the Asset Purchase Agreement dated June 21, 2013, we acquired the respective tenant leases, facility contracts, leases, permits and liabilities associated with: (i) Doctors Specialty Hospital located in Leawood, Kansas, purchased from MMIC Leawood MOB, LLC; (ii) a ground lease for each of John C. Lincoln Medical Office Plaza I, John C Lincoln Medical Office Plaza II and North Mountain Medical Plaza, each located in Phoenix, Arizona and purchased from MMIC JCL MOB, LLC; (iii) Escondido Medical Arts Center located in Escondido, California, purchased from MMIC EMA MOB, LLC; and (iv) Chestnut Commons Medical Office Building located in Elyria, Ohio, purchased from MMIC Chestnut Commons, LLC. None of the sellers of the Medical Portfolio I Properties is affiliated with us or with our advisor. However, each is an affiliate of Montecito Medical Investment Company. We acquired our first medical office building, Claremont Medical Office in Claremont, California, from affiliates of Montecito Medical Investment Company in January 2013. See “— Claremont Medical Office.”

The following table lists each of the Medical Portfolio I Properties, its location, rentable square footage, occupancy rate as of November 30, 2013, year built and purchase price:

Medical Portfolio I Properties	Location	Rentable Square Footage	Occupancy % as of 11/30/2013	Year Built/ Renovated	Purchase Price (in millions)
Doctors Specialty Hospital	Leawood, KS	18,922	100%	2001	$10.0
John C. Lincoln Medical Office Plaza I	Phoenix, AZ	29,352	92%	1980	$4.4
John C. Lincoln Medical Office Plaza II	Phoenix, AZ	17,220	100%	1984	$3.1
North Mountain Medical Plaza	Phoenix, AZ	27,094	81%	1994	$6.2
Escondido Medical Arts Center	Escondido, CA	49,302	87%	1994	$15.6
Chestnut Commons Medical Office Building	Elyria, OH	40,000	100%	2008	$20.7

Total/Average		181,890	93.3% (avg)	19.5 years (avg)	$60.0

Doctors Specialty Hospital and Chestnut Commons Medical Office Building are leased to single tenants, while the remaining facilities have leases with multiple healthcare tenants with varying levels of occupancy. The following table lists the leasing information for each of the tenants leasing 10% or more of each of the Medical Portfolio I Properties as of November 30, 2013:

Property/Tenant	Percentage of Property Leased	Original Term of Lease	Base Rent Per Year	Expiration Year	Renewal Option	Percentage Rent Increase Per Year
Doctors Specialty Hospital
Doctors’ Hospital, L.L.C.	100%	252 mos.	$874,575	May 2023	1 5-year	***

John C. Lincoln Medical Office Plaza I
AZ Joint Care and Orthopedic	10.87%	60 mos.	$31,512	Jan. 2018	N/A	N/A
John C. Lincoln Health Network	18.62%	108 mos.	$70,486	Feb. 2018	4 3-year	3%
John Koryakos, M.D.	10.25%	65 mos.	$36,536	Jun. 2015	4 3-year	3%
John Soscia, MD PC	11.90%	24 mos.	$40,019	Jun. 2014	4 3-year	3%

John C. Lincoln Medical Office Plaza II
John C. Lincoln Health Network	59.41%	.
John C. Lincoln Health System, Ste. 100	24.19%	36 mos.	$62,240	Oct. 2014	1 5-year	3%
John C. Lincoln Health System, Ste. 300	35.22%	84 mos.	$90,611	Feb. 2019	1 5-year	3%
AZ Radiation Therapy Management Services	16.12%	24 mos.	$46,665	Dec. 2014	N/A	N/A

North Mountain Medical Plaza
John C. Lincoln Health Network	66.39%	.
John C. Lincoln Health System, Ste. 101	5.58%	84 mos.	$31,501	Jul. 2016	1 5-year	3%
John C. Lincoln Health System, Ste. 121	27.20%	120 mos.	$146,790	Feb. 2018	1 5-year	3%
John C. Lincoln Health System, Ste. 321	33.61%	84 mos.	$189,587	Jul. 2016	1 5-year	3%
Twin Pediatrics, P.C., Ste. 201/211	14.24%	60 mos.	$67,399	Sept. 2015	N/A	3–4%

Escondido Medical Arts Center
Graybill Medical Group (“Graybill”)	76.41%
Graybill –General/Family, Ste. 100	41.60%	180 mos.	$640,938	May 2016	5 5-year	*
Graybill –Colonoscopy, Ste. 202	8.21%	60 mos.	$103,113	Feb. 2016	5 5-year	*
Graybill –Pediatrics, Ste. 203	8.55%	60 mos.	$107,314	May 2016	5 5-year	*
Graybill –Tele/Compu, Ste. 203A	0.41%	108 mos.	$4,944	May 2016	N/A	3%
Graybill –Admin., Ste. 210	4.52%	60 mos.	$56,750	Feb. 2016	5 5-year	*
Graybill –OB/GYN, Ste. 300	4.05%	60 mos.	$50,793	June 2016	5 5-year	*
Graybill –Eye Clinic, Ste. 310	5.75%	60 mos.	$72,128	Jan. 2016	5 5-year	*
Graybill –Medical, Ste. 320	3.32%	84 mos.	$43,876	May 2015	5 5-year	*

Chestnut Commons Medical Office Building
The Cleveland Clinic Foundation	100%	180 mos.	$1,266,800	Jan. 2023	N/A	3–4%

Total/Average		88 mos. (avg.)

*	5 % maximum based on CPI
**	Greater of CPI or 2%
***	3% based on CPI

We are required to pay MMIC Chestnut Commons, LLC an earn-out fee in the event that The Cleveland Clinic, the tenant of Chestnut Commons Medical Office Building, exercises its right to expand and lease an additional 10,000 square feet of space within 24 months of the property acquisition closing. The earn-out fee will be equal to (a) the base rent due for the first full year of the lease applicable to the expansion space divided by 8% minus (b) the costs incurred by us in connection with the exercise by The Cleveland Clinic of its option for the expansion space, including tenant improvement costs, multiplied by 50%.

On August 16, 2013, each of our subsidiaries of the Company which own Chestnut Commons Medical Office Building, Doctors Specialty Hospital, John C. Lincoln Medical Plaza I, John C. Lincoln Medical Plaza II and North Mountain Medical Plaza, entered into a Property Management and Leasing Agreement with Holladay Property Services Midwest, Inc. d/b/a Holladay Property Services (“Holladay Property Services”) pursuant to which Holladay Property Services will provide leasing, management and operational services for such properties for a one-year term (collectively, the “Holladay Medical Portfolio I Management Agreements”). Holladay Property Services, an unaffiliated company, is the largest private healthcare property management and development group in the U.S. The healthcare division of Holladay Property Services was launched in 1986 and has managed more than 500 healthcare properties. Holladay Property Services also manages certain of our Calvert Medical Office Properties purchased from affiliates of Montecito Medical Investment Company in August 2013.

On August 16, 2013, the subsidiary of the Company which owns Escondido Medical Arts Center entered into a Property Management and Leasing Agreement with Lincoln Property Company Commercial Services Enterprises, Inc. (“Lincoln Harris”) pursuant to which Lincoln Harris will provide leasing, management and operational services to Escondido Medical Arts Center for a one-year term, (the “Escondido Medical Management Agreement”). Lincoln Harris, an unaffiliated company based in Charlotte, North Carolina, manages over 90 million square feet of commercial real estate throughout the U.S.

Pursuant to each of the Holladay Medical Portfolio I Management Agreements and the Escondido Medical Management Agreement, we will pay the applicable property manager a property management fee equal to (i) 3% of all receipts and expenses related to the applicable property, (ii) 5% of the amount of any construction contracts of $250,000 or less and 3% for any construction contracts over $250,000 for which the applicable property manager provides construction management services; (iii) a 3% leasing commission on all new leases at the applicable property; and (iv) a 2% leasing commission on all existing lease renewals at the applicable property.

The following table aggregates all of the scheduled lease expirations for the Medical Portfolio I Properties for each of the years ending December 31, 2014 through December 31, 2024, and the approximate annualized base rent and percentage of annualized rent represented by the leases at their expiration dates:

Year of Expiration(1)	Number of Tenants	Approximate Square Feet	Percentage of Total Leased Area	Base Annual Rental Income of Expiring Leases(2)	Percentage of Annual Rents

2014	5	11,740	6.64%	$176,618	4.02%
2015	9	17,348	9.82%	$310,029	7.06%
2016	11	49,476	28.00%	$1,316,277	29.98%
2017	—	—	0.00%	$—	0.00%
2018	3	14,496	8.20%	$248,788	5.67%
2019	3	7,338	4.15%	$135,903	3.10%
2020	—	—	0.00%	$—	0.00%
2021	—	—	0.00%	$—	0.00%
2022	—	—	0.00%	$—	0.00%
2023	2	58,922	33.34%	$2,141,375	48.77%
2024	—	—	—	—	—

Total	33	159,320		$4,328,990

(1)	Represents current lease expiration and does not take into consideration lease renewals available at the option of the tenants under existing leases.

(2)	Represents the base rent, excluding tenant reimbursements, in the final month prior to expiration multiplied by 12. Tenant reimbursements generally include payment of real estate taxes, operating expenses and common area maintenance and utility charges.

We have funded approximately $35.7 million of the purchase price of the Medical Portfolio I Properties through a long-term loan with Prudential. See “— Borrowings — Medical Portfolio I Properties.”

There are a number of comparable medical office buildings in the primary market areas for the Medical Portfolio I Properties with which we may compete. We have no plans for material renovations or improvements to any of the Medical Portfolio I Properties and believe they are suitable for their intended purposes. We also believe the Medical Portfolio I Properties are adequately covered by insurance.

The following table sets forth our estimated depreciable basis for federal tax purposes in each of the Medical Portfolio I Properties:

ESTIMATED DEPRECIABLE BASIS OF MEDICAL PORTFOLIO I PROPERTIES
Medical Portfolio I Properties	Estimated Depreciable Basis
(in millions)
Doctors Specialty Hospital	$9.5
John C. Lincoln Medical Office Plaza I	$4.8
John C. Lincoln Medical Office Plaza II	$2.6
North Mountain Medical Plaza	$3.9
Escondido Medical Arts Center	$14.3
Chestnut Commons Medical Office Building	$19.5

We calculate depreciation expense for federal income tax purposes using the straight-line method and anticipate depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively. The aggregate real estate taxes for the Medical Portfolio I Properties were approximately $0.8 million for the year ended December 31, 2012.

We paid our advisor an aggregate investment services fee of approximately $1.1 million in connection with the acquisition of the Medical Portfolio I Properties, which is equal to 1.85% of the purchase price of the Medical Portfolio I Properties.

South Bay Properties

On August 29, 2013, we, through various subsidiaries, acquired three senior housing communities, two in Lubbock, Texas and one in Oklahoma City, Oklahoma, as well as a parcel of vacant land adjacent to the senior housing communities in Lubbock, Texas (collectively, the “South Bay Properties”), and related material contracts, pursuant to three purchase and sale agreements, each dated as of July 3, 2013, for an aggregate purchase price of approximately $80.5 million. The South Bay Properties feature an aggregate of 447 residential units comprised of 320 independent living units, 97 assisted living units and 30 memory care units. The South Bay Properties feature an aggregate of 524 usable beds and 177 licensed beds.

Pursuant to the first purchase and sale agreement we acquired for an aggregate purchase price of approximately $55.0 million: (i) fee simple interests in land and improvements which constitute the senior housing community known as “The Isle at Raider Ranch” from RR AL Care Group Limited Partnership; and (ii) fee simple interests in land and improvements which constitute the senior housing community known as “The Club at Raider Ranch” from RR IL Care Group Limited Partnership. The Club at Raider Ranch and the Isle at Raider Ranch are each located in Lubbock, Texas (collectively, the “Lubbock Communities”). Pursuant to the second purchase and sale agreement with Raider Ranch LP, for a purchase price of approximately $3.0 million, we acquired a fee simple interest in vacant land adjacent to the Lubbock Communities (the “Raider Ranch Development Land”) upon which we anticipate the development of complementary senior housing facilities. Pursuant to the third purchase and sale agreement with Oklahoma Care Group, LP, for a purchase price of approximately $22.5 million, we acquired a fee simple interest in the land and improvements which constitute the senior housing community in Oklahoma City, Oklahoma known as the “Town Village”. Each of the sellers of the South Bay Properties, none of which are affiliated with us, are affiliates of South Bay Partners, Ltd., a full-service real estate development company headquartered in Dallas, Texas that specializes in senior housing (“South Bay Partners”).

The acquisition of the South Bay Properties was completed with cash; however, the three properties were contributed to our Revolving Credit Facility borrowing base on September 30, 2013.

The following table lists each of the South Bay Properties, its location, square footage, units, licensed beds, occupancy rate as of November 30, 2013, year built, average monthly RevPOU and purchase price:

South Bay Properties	Location	Square Footage	Units	Licensed Assisted Living Beds	Occupancy % as of 11/30/2013	Year Built/ Renovated	Average Monthly RevPOU(1)	Purchase Price (in millions)
The Club at Raider Ranch	Lubbock, TX	236,871	152	0	91%	2009	$3,709	$30.0
The Club at Raider Ranch Development	Lubbock, TX	—	—	—	—	2013	—	$14.9	(2)
The Isle at Raider Ranch	Lubbock, TX	99,033	110	160	100%	2009	$3,269	$25.0
Town Village	Oklahoma City, OK	207,922	185	17	87%	2002	$2,070	$22.5

Total/Average		543,826	447	177	92.7% (avg.)	6.3 years (avg.)	$3,016 (avg)	$77.50

(1)	Average monthly revenue per occupied bed (“RevPOU”), September - November 30, 2013.
(2)	Development property purchase price includes cost of land and anticipated development budget.

On August 19, 2013, we, through our subsidiaries or our operating partnership which own The Club at Raider Ranch, The Isle at Raider Ranch and Town Village, entered into two separate management agreements (the “South Bay Management Agreements”) pursuant to which Integrated Senior Living, LLC (“Integrated Senior Living”) will serve as the management company of the South Bay Properties for a five-year term for a management fee equal to 5% of gross collected monthly revenues on the South Bay Properties. In addition to standard termination provisions, after December 31, 2014, in the event that adjusted net operating income as defined in the management agreement for any South Bay Property does not equal or exceed the applicable performance threshold set forth in the agreement, then upon 90 days’ prior written notice we have the ability to terminate the applicable South Bay Management Agreement with respect to such property. We are also able to terminate the South Bay Management Agreements during the term upon 60 days’ prior written notice and payment to Integrated Senior Living of a termination fee equal to the lesser of (i) the average of the management fee for the prior three months multiplied by 24; or (ii) the average of the management fee for the prior three months multiplied the number of months remaining in the term. Pursuant to the South Bay Management Agreements, Integrated Senior Living is subject to non-competition and non-solicitation provisions. In addition, for one year from expiration or earlier termination of the South Bay Management Agreement, Integrated Senior Living may not develop a competitive property within five miles of any South Bay Property without first offering us the ability to co-invest in such property.

On August 29, 2013, we, through a subsidiary which owns the Raider Ranch Land, entered into the Development Services Agreement (the “Raider Ranch Development Agreement”) pursuant to which effective August 29, 2013, South Bay Partners will provide services related to the development of a senior housing community on the Raider Ranch Land (the “Raider Ranch Development Project”) through all phases of development (the “Raider Ranch Development Project Phases”). As consideration for the development services, we will pay South Bay Partners a development fee equal to 4% of the total approved development costs of each Raider Ranch Development Project Phase payable as follows: (i) 20% as the initial development fee payable upon groundbreaking of each Raider Ranch Development Project Phase; (ii) 70% payable monthly payable for the estimated number of months necessary to complete construction of each Raider Ranch Development Project Phase; and (iii) 10% payable after completion of construction and when the operations of the Raider Ranch Development Project Phase support a debt service coverage ratio of 1.10:100 for a trailing six month period. In connection with each Raider Ranch Development Project Phase, we will also pay South Bay Partners a promoted interest payment (“South Bay Promoted Interest”) in the event net operating income as defined the Raider Ranch Development Agreement, for the Raider Ranch Development Project Phase meets or exceeds certain stabilization thresholds as defined. Prior to groundbreaking on each Raider Ranch Development Project Phase, Craig W. Spaulding, a principal of South Bay Partners, will provide a completion guaranty.

There are a number of comparable senior housing communities in the primary market areas with which we compete. We have no plans for material renovations or improvements to The Club at Raider Ranch, The Isle at Raider Ranch or Town Village. We believe the South Bay Properties are each suitable for their intended purpose. We believe the South Bay Properties are adequately covered by insurance.

The following table sets forth the estimated depreciable basis for federal tax purposes in each of the South Bay Properties except the Raider Ranch Development Land:

ESTIMATED DEPRECIABLE BASIS OF SOUTH BAY PROPERTIES
South Bay Properties	Estimated Depreciable Basis
(in millions)
The Club at Raider Ranch	$29.6
The Isle at Raider Ranch	$24.9
Town Village	$22.0

We calculate the depreciation expense for federal income tax purposes using the straight-line method and anticipate depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively. The aggregate real estate taxes for the South Bay Properties were approximately $1.0 million for the year ended December 31, 2012.

We paid our advisor an aggregate Investment Services Fee of approximately $1.5 million in connection with the acquisition of the South Bay Properties, which is equal to 1.85% of the aggregate purchase price of the South Bay Properties.

Calvert Medical Office Properties

On August 30, 2013, we, through various subsidiaries, acquired the medical office buildings, the underlying ground lease interests and associated assets pursuant to two related asset purchase agreements, each dated June 26, 2013, for an aggregate purchase price of approximately $40.3 million (the “Calvert Medical Office Properties”). The three properties total 187,755 rentable square feet and were built between 1991 and 2009. The Calvert Medical Office Properties consist of (i) one, four-story medical office building (“Calvert Medical Arts Center”) located in Prince Frederick, Maryland, purchased from Calvert Medical Arts Center, LLC; (ii) three, three-story medical office buildings located in Prince Frederick, Maryland, more specifically, (1) one three-story medical office building (“Calvert MOB I”) purchased from Calvert Medical Office Building LP in which Calvert Memorial Hospital of Calvert County (“Calvert Memorial Hospital”) owns a partnership interest, (2) one three-story medical office building (“Calvert MOB II”) purchased from CMH II Holding Co.; and (3) one three-story medical office building (“Calvert MOB III”) purchased from CMH II Holding Co.; and (iii) one, two-story medical office building located in Dunkirk, Maryland purchased from CMH II Holding Co. (the “Dunkirk Building”).

Calvert MOB I, Calvert MOB II and Calvert MOB III are each considered a single medical office building. None of the Calvert Medical Office Properties sellers is an affiliate of us or our advisor.

The following table lists each of the Calvert Medical Properties, its location, rentable square footage, occupancy rate as of November 30, 2013, year built and purchase price:

Calvert Medical Office Property/Tenant	Location	Rentable Square Footage	Occupancy % as of 11/30/2013	Year Built/ Renovated	Purchase Price (in millions)

Calvert MOB, I, II, III	Prince Frederick, MD	85,655	98%	1991, 1999, 2000	$16.4
Calvert Medical Arts Center	Prince Frederick, MD	76,488	99%	2009	$19.3
Dunkirk Building	Dunkirk, MD	25,612	100%	1997	$4.6

Total/Average		187,755	99% (avg)	13.8(avg)	$40.3

Each of the Calvert Medical Office Properties have multiple tenants. A majority of the Calvert Medical Office Properties are leased to Calvert Memorial Hospital or its affiliates.

The following table lists the leasing information for each of the tenants leasing 10% or more of each of the Calvert Medical Office Properties as of November 30, 2013:

Property/Tenant	Percentage of Property Leased	Original Term of Lease	Base Rent Per Year	Expiration Year	Renewal Option	Percentage Rent Increase Per Year
Calvert MOB I, II, III
Calvert Internal Medicine Group (“CIMG”)	19.18%
CIMG – Ste. 310	17.40%	60 mos.	$331,446	Aug. 2017	4 4-year		*
CIMG – Ste. 306	1.78%	48 mos.	$37,395	Oct. 2016	N/A		*
Calvert Memorial Hospital System (“CMHS”)	26.22%
CMHS – Outpatient Endo, Ste. 101	5.80%	120 mos.	$60,569	Aug. 2023	1 5-year		**
CMHS – Endoscopy, Ste. 101A	1.78%	120 mos.	$18,583	Aug. 2023	4 4-year		*
CMHS – Otolaryngoly (Diadone), Ste 204	3.12%	120 mos.	$37,972	Aug. 2023	1 5-year		**
CMHS – Internal Medicine, Ste 303	4.91%	120 mos.	$58,272	Aug. 2023	1 5-year		**
CMHS – Timeshare, Ste. 112	2.13%	60 mos.	$24,028	Aug. 2018	1 5-year		*
CMHS – Sleep Lab, Ste. 112	1.67%	120 mos.	$18,852	Aug. 2023	1 5-year		**
CMHS – Georgetown Vascular, Ste. 213	2.03%	120 mos.	$23,372	Aug. 2023	4 4-year		*
CMHS – Ste. 305A	1.94%	60 mos.	$20,212	Aug. 2018	1 5-year		*
CMHS – Endoscopy, Ste. 101B	2.11%	120 mos.	$21,323	Aug. 2023	4 4-year		*
CMHS – Radiology MRI, Ste. 103	0.73%	120 mos.	$19,779	Aug. 2023	1 5-year		**
Calvert Physician Associates (“CPA”)	18.20%
CPA – Infusion, Ste. 102	1.80%	120 mos.	$17,636	Aug. 2023	1 5-year		*
CPA – Calvert Onco &, Ste. 105	3.85%	120 mos.	$56,407	Aug. 2023	1 5-year		*
CPA – The Women’s Cen, Ste. 203	2.70%	120 mos.	$30,424	Aug. 2023	1 5-year		**
CPA – The Women’s Cen, Ste. 203A	3.71%	120 mos.	$40,421	Aug. 2023	1 5-year		**
CPA – Calvert Surgical, Ste. 210/212	6.14%	120 mos.	$65,956	Aug. 2023	1 5-year		*

Calvert Medical Arts Center
Calvert Medical Imaging Center, Ste. LL-A	26.39%	60 mos.	$497,901	May 2014	4 4-year		*
Calvert Memorial Hospital System (“CMHS”)	16.65%
CMHS – Ste. 101-D	1.32%	120 mos.	$17,963	Aug. 2023	1 5-year		**
CMHS – Ste. 103-B	1.51%	120 mos.	$20,481	Aug. 2023	1 5-year		**
CMHS – IT Backup Center, Ste. 202	1.37%	120 mos.	$18,729	Aug. 2023	1 5-year		**
CMHS – Outpatient Lab, Ste. 204	1.85%	120 mos.	$25,454	Aug. 2023	1 5-year		**
CMHS – Security, Ste. LL	1.04%	120 mos.	$13,588	Aug. 2023	1 5-year		**
CMHS – Training & Education, Ste. 203/206	4.41%	120 mos.	$79,423	Aug. 2023	1 5-year		*
CMHS – Women’s Wellness Center, Ste. 102	5.16%	120 mos.	$72,721	Aug. 2023	1 5-year		*
Shah Associates, Inc.	24.38%	60 mos.	$286,981	Aug. 2018	N/A	3%

Dunkirk Building
Calvert Memorial Hospital (“CMHS”)	34.64%
CMHS – Urgent Care, Ste. 108	18.40%	120 mos.	$58,615	Aug. 2023	1 5-year		*
CMHS – Calvert OB/GYN, Ste. 202	5.91%	60 mos.	$21,913	Aug. 2018	4 4-year		*
CMHS – Ste. 207	10.33%	60 mos.	$33,184	Aug. 2018	1 5-year		**
Calvert Orthopedic Associates, Ste. 100	10.80%	48 mos.	$40,432	June 2017	N/A	N/A
Dunkirk Family Practice P.A.	14.68%	60 mos.	$66,302	June 2017	1 5-year		**
Calvert Internal Medicine Group, Ste. 204	20.60%	60 mos.	$103,401	June 2016	N/A	N/A
Calvert Physician Associates CPA, Ste 102	10.35%	120 mos.	$32,846	Aug. 2023	1 5-year		**

Total/Average		99 mos. (avg)

*	5 % maximum based on CPI
**	3% based on CPI

The Calvert Medical Office Properties are managed by a third-party, unaffiliated property manager, Holladay Property Services. On August 29, 2013, each of our subsidiaries which own the Calvert Medical Properties entered into a Property Management and Leasing Agreement with Holladay Property Services pursuant to which Holladay Property Services will provide leasing, management and operational services for the properties for a one-year term with automatic renewals unless earlier terminated (the “Holladay Calvert Management Agreements”).

Pursuant to each of the Holladay Calvert Management Agreements, we will pay Holladay Property Services a property management fee equal to (i) 3% of all receipts and expenses related to the applicable Calvert Medical Office

Property, (ii) 5% of the amount of any construction contracts of $250,000 or less and 3% for any construction contracts over $250,000 for which Holladay Property Services provides construction management services; (iii) a 3% leasing commission on all new leases at the applicable property; and (iv) a 2% leasing commission on all existing lease renewals at the applicable property. Holladay Property Services also manages certain of our Medical Portfolio I Properties, the acquisition of which was completed on August 16, 2013. See “— Medical Portfolio I Properties.”

The following table aggregates all of the scheduled lease expirations for the Calvert Medical Office Properties for each of the years ending December 31, 2014 through December 31, 2024, and the approximate annualized base rent and percentage of annualized rent represented by the leases at their expiration dates:

Year of Expiration(1)	Number of Tenants	Approximate Square Feet	Percentage of Total Leased Area	Base Annual Rental Income of Expiring Leases(2)	Percentage of Annual Rents
2014	8	19,373	21.09%	$992,747	28.53%
2015	3	4,073	2.36%	$105,744	3.04%
2016	3	8,121	4.71%	$194,364	5.59%
2017	3	16,641	11.39%	$438,180	12.59%
2018	7	30,477	17.67%	$545,990	15.69%
2019	—	—	—	—	—
2020	—	—	—	—	—
2021	—	—	—	—	—
2022	—	—	—	—	—
2023	28	72,248	41.89%	$1,170,383	33.64%
2024	—	—	—	—	—

Total	52	170,933		$3,447,409

(1)	Represents current lease expiration and does not take into consideration lease renewals available at the option of the tenants under existing leases.
(2)	Represents the base rent, excluding tenant reimbursements, in the final month prior to expiration multiplied by 12. Tenant reimbursements generally include payment of real estate taxes, operating expenses and common area maintenance and utility charges.

We initially funded approximately $26.3 million of the purchase price of the Calvert Medical Office Properties through a five-year term loan with Regions Bank. See “— Borrowings — Calvert Medical Office Properties.”

There are a number of comparable medical office buildings in the primary market area for the Calvert Medical Office Properties parties with which we may compete. We have no plans for material renovations or improvements to any of the Calvert Medical Office Properties and believe they are suitable for their intended purposes. We also believe the Calvert Medical Office Properties are adequately covered by insurance.

The following table sets forth our estimated depreciable basis for federal tax purposes in each of the Calvert Medical Office Properties:

ESTIMATED DEPRECIABLE BASIS OF CALVERT MEDICAL OFFICE PROPERTIES
Calvert Medical Office Properties	Estimated Depreciable Basis
(in millions)
Calvert MOB I, II, III	$9.3
Calvert Medical Arts Center	$19.7
Dunkirk Building	$4.7

We calculate the depreciation expense for federal income tax purposes using the straight-line method and anticipate depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively. The aggregate real estate taxes for the Calvert Medical Office Properties were approximately $0.2 million for the year ended December 31, 2012.

We paid our advisor an aggregate Investment Services Fee of $0.7 million in connection with the acquisition of the Calvert Medical Office Properties, which is equal to 1.85% of the purchase price of the Calvert Medical Office Properties.

Pacific Northwest Communities

On August 21, 2013, we, through various subsidiaries, entered into purchase agreements relating to the acquisition from various related sellers (collectively, the “PNWC Sellers”), of a portfolio of twenty-one (21) senior housing communities generally located in the Pacific Northwest region of the United States and Nevada (collectively, the “Pacific Northwest Communities”) for an aggregate purchase price of approximately $457.3 million. The PNWC Sellers are affiliated with each other; however, neither we nor any of our affiliates are affiliated with any of the PNWC Sellers.

Since we were unable to successfully modify the loan assumption terms relating to the purchase of four Pacific Northwest Communities we had contracted to purchase from the PNWC Sellers, we determined that we will not complete the acquisition of such properties as originally contemplated and have exercised our contractual right to remove two of the properties from the portfolio and, in conjunction therewith, received a refund of our earnest money deposit with respect to those properties and forfeited our earnest money deposit on the other two properties in the aggregate amount of approximately $1.1 million.

However, on December 2, 2013, we, through various subsidiaries, acquired 12 of the Pacific Northwest Communities for an aggregate purchase price of approximately $302.3 million (the “Pacific Northwest I Communities”). The Pacific Northwest I Communities collectively feature 1,408 residential units comprised of 486 independent living units, 790 assisted living units, and 132 specialty care or “memory care” units. The average age of the Pacific Northwest I Communities is approximately 7.3 years using a weighted average unit count basis.

On February 3, 2014, we, through various subsidiaries, acquired four additional Pacific Northwest Communities for an aggregate purchase price of $88.3 million (the “Pacific Northwest II Communities”). The Pacific Northwest II Communities collectively feature 457 residential units comprised of 136 independent living units, 297 assisted living units, 24 specialty care or “memory care” units. The average age of the Pacific Northwest II Communities is approximately 12 years using a weighted average unit count basis.

On March 3, 2014, through a subsidiary of our operating partnership, we closed on the third and last tranche of the Pacific Northwest Communities consisting of one senior housing community located in Corvallis, Oregon, having an aggregate purchase price of approximately $15.0 million. The Pacific Northwest III Community features 66 residential assisted living units constructed in 2002.

The following table sets forth the Pacific Northwest Communities, their locations, purchase prices and other information:

Name and Location	Seller	Total Units		Percentage Occupancy(1)	Year Built/ Renovated	RevPOU(1)	Purchase Price (in millions)

Pacific Northwest I Communities

Prestige Senior Living Huntington Terrace Gresham, OR (“Huntington Terrace”)	Gresham Assisted Living, LLC	66	(2)	100.0%	2000/2010	$3,473	$15.0

Prestige Senior Living Arbor Place Medford, OR (“Arbor Place”)	MWSH Medford, LLC	72	(3)	69.4%	2003/2010	$3,745	$15.8

Prestige Senior Living Beaverton Hills Beaverton, OR (“Beaverton Hills”)	MWSH Beaverton, LLC	60	(4)	73.3%	2000/2011	$3,918	$12.9

MorningStar of Billings Billings, MT (“Billings”)	MWSH Billings, LLC	210	(5)	48.5%	2009	$3,539	$48.3

Name and Location	Seller	Total Units		Percentage Occupancy(1)	Year Built/ Renovated	RevPOU(1)	Purchase Price (in millions)

MorningStar of Boise Boise, ID (“Boise”)	MWSH Boise, LLC	206	(6)	55.3%	2007	$3,068	$40.0

Prestige Senior Living Five Rivers Tillamook, OR (“Five Rivers”)	Five Rivers Assisted Living & Retirement Community, LLC	88	(7)	37.5%	2002/2010	$5,032	$16.7

Prestige Senior Living High Desert Bend, OR (“High Desert”)	MWSH Bend, LLC	68	(8)	92.6%	2003/2011	$3,522	$13.6

MorningStar of Idaho Falls Idaho Falls, ID (“Idaho Falls”)	MWSH Idaho Falls, LLC	193	(9)	35.2%	2009	$3,338	$44.4

Prestige Senior Living Orchard Heights Salem, OR (“Orchard Heights”)	Orchard Heights Senior Community, LLC	79	(10)	68.4%	2002/2011	$4,155	$17.8

Prestige Senior Living Riverwood Tualatin, OR (“Riverwood”)	Tualatin Assisted Living, LLC	60	(11)	98.3%	1999/2010	$3,045	$9.7

Prestige Senior Living Southern Hills Salem, OR (“Southern Hills”)	Southern Hills Assisted Living Community, LLC	66	(12)	89.4%	2001/2011	$3,574	$12.9

MorningStar of Sparks Sparks, NV (“Sparks”)	MWSH Sparks, LLC	240	(13)	45.8%	2009	$3,270	$55.2

Pacific Northwest II Communities

Prestige Senior Living Bridgewood Vancouver, WA (“Bridgewood”)	Vancouver Bridgewood, LLC	124	(14)	53.2%	2001/2011	$2,935	$22.1

Prestige Senior Living Rosemont Yelm, WA (“Rosemont”)	MWSH Yelm, LLC	87	(15)	87.4%	2004	$3,112	$16.9

Prestige Senior Living Auburn Meadows (“Auburn Meadows”)	Auburn Assisted Living, LLC	102	(16)	77.5%	2003/2010	$3,939	$21.9

Prestige Senior Living Monticello Park Longview, WA (“Monticello Park”)	Longview Monticello, LLC	144	(17)	70.8%	2001/2010	$3,032	$27.4

Pacific Northwest III Community

Prestige Senior Living West Hills Corvallis, OR (“West Hills”)	West Hills Assisted Living Community, LLC	66	(18)	80%	2002	3,848	$15.0

Totals:		2,021					$405.6

(1)	Percentage occupancy figures and average monthly revenue per occupied unit (“RevPOU”) for the month ending November 30, 2013, except for West Hills which is for the month ending January 31, 2013.
(2)	Total units consist of 66 assisted living units.
(3)	Total units consist of 54 assisted living units and 18 specialty care or “memory care” units.
(4)	Total units consist of 60 assisted living units.
(5)	Total units consist of 104 independent living units, 70 assisted living units and 36 specialty care or “memory care” units.
(6)	Total units consist of 131 independent living units and 75 assisted living units.

(7)	Total units consist of 24 independent living units and 64 assisted living units.
(8)	Total units consist of 68 assisted living units.
(9)	Total units consist of 99 independent living units, 66 assisted living units and 28 specialty care or “memory care” units.
(10)	Total units consist of 61 assisted living units and 18 specialty care or “memory care” units.
(11)	Total units consist of 60 assisted living units.
(12)	Total units consist of 66 assisted living units.
(13)	Total units consist of 128 independent living units, 80 assisted living units and 32 specialty care or “memory care” units.
(14)	Total units consist of 52 independent living units and 72 assisted living units.
(15)	Total units consist of 24 independent living units and 63 assisted living units.
(16)	Total units consist of 78 assisted living units and 24 specialty care or “memory care” units.
(17)	Total units consist of 60 independent living units and 84 assisted living units.
(18)	Total units consist of 66 assisted living units.

Subsidiaries of our operating partnership formed for such purpose each purchased one Pacific Northwest Community and subsequently leased such communities to other taxable REIT subsidiaries of our operating partnership (each a “Pacific Northwest Community Tenant”) pursuant to separate lease agreements. MorningStar Senior Management, LLC (“MorningStar”), an unaffiliated third-party manager, will operate and manage the following four Pacific Northwest I Communities on behalf of each applicable Pacific Northwest Community Tenant under long-term management services agreements with the following tenants of each of the Billings, Boise, Idaho Falls and Spark communities. Prestige Senior Living, L.L.C. (“Prestige” and collectively with MorningStar, the “Pacific Northwest Communities Property Managers”), an unaffiliated third-party manager, will operate and manage the remaining Pacific Northwest Communities on behalf of the other Pacific Northwest Communities Tenants under long-term management services agreements. Pursuant to their respective management services agreements, the Pacific Northwest Communities Property Managers will each receive a market rate management fee, which is subject to subordination and forfeiture provisions where the net operating income of the Pacific Northwest Communities Property Managers’ respective communities does not equal or exceed certain minimum thresholds set forth in the management services agreements. The management services agreements may be terminated without penalty in the event of various defaults as enumerated in the management services agreements. Termination fees are payable to the Pacific Northwest Communities Property Managers in the event that we voluntarily terminate a management services agreements.

We calculate depreciation expense for federal income tax purposes using the straight-line method, and anticipate depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively. The aggregate real estate taxes for the Pacific Northwest Communities were approximately $2.2 million for the year ended December 31, 2013.

ESTIMATED DEPRECIABLE BASIS
Pacific Northwest I Communities	Estimated Depreciable Basis
(in millions)
Prestige Senior Living Huntington Terrace	$13.5
Prestige Senior Living Arbor Place	$14.1
Prestige Senior Living Beaverton Hills	$12.1
MorningStar of Billings	$41.6
MorningStar of Boise	$34.7
Prestige Senior Living Five Rivers	$15.9
Prestige Senior Living High Desert	$11.6
MorningStar of Idaho Falls	$40.4
Prestige Senior Living Orchard Heights	$15.4
Prestige Senior Living Riverwood	$7.7
Prestige Senior Living Southern Hills	$10.8
MorningStar of Sparks	$50.9

Pacific Northwest II Communities	Estimated Depreciable Basis
(in millions)
Prestige Senior Living Bridgewood	$18.6
Prestige Senior Living Rosemont	$14.9
Prestige Senior Living Auburn Meadows	$16.9
Prestige Senior Living Monticello Park	$25.6

Pacific Northwest III Community
Prestige Senior Living West Hills	$13.2

In connection with the acquisition of the Pacific Northwest Communities, our advisor earned an aggregate Investment Services Fee of approximately $7.5 million, which is equal to 1.85% of the aggregate purchase price of the Pacific Northwest Communities, of which approximately $1.9 million relating to the communities acquired in 2014 remains payable as of the date of this Supplement.

We financed an aggregate of $220.7 million in connection with the acquisition of the Pacific Northwest Communities pursuant to a loan with Prudential. In addition, a total of $68.5 million relating to the Pacific Northwest I Communities was funded using our Revolving Credit Facility. See “— Borrowings — Pacific Northwest Communities” and “ — Borrowings — Revolving Credit Facility.”

South Bay II Communities

The Company’s operating partnership entered into an asset purchase and sale agreement dated October 7, 2013 (the “Purchase Agreement”) with the sellers set forth in the tables below (collectively, the “South Bay II Sellers”) to acquire a portfolio of senior housing communities with an aggregate total of 859 units (collectively, the “South Bay II Communities”) for an aggregate purchase price of approximately $187.2 million. The average age of the South Bay II Communities is 2 years. None of the South Bay II Sellers are affiliates of the Company or the Company’s advisor. However, all of the sellers of the South Bay II Communities are affiliates of South Bay Partners, Ltd. (“South Bay”) The Company previously acquired a portfolio of senior housing communities from affiliates of South Bay, which is a full-service real estate development company headquartered in Dallas, Texas.

The South Bay II Communities collectively feature 859 units, comprised of 415 independent living units, 254 assisted living units, 132 memory care units, and 58 skilled nursing units which have 72 beds.

On February 28, 2014, the Company closed on the acquisition of the first South Bay II Communities (the “South Bay II Communities – Phase 1”). The following table sets forth the name and location of the South Bay II Communities – Phase 1, its purchase price, the South Bay II Seller, and other relevant information:

Name and Location of Community	Square Footage	Senior Housing Units(1)	In- Service SNF Beds	Total Units and In Service SNF Beds	Licensed SNF Beds	Senior Housing Occupancy % as of 01/31/14(2)	SNF Occupancy % as of 01/31/14(3)	Year Built	Senior Housing Average Monthly RevPOU(4)	SNF Average Monthly RevPOU(4)	Approx. Purchase Price (in millions)

Isle at Cedar Ridge(5) Cedar Park, TX	81,163	51	36	87	36	90.2	83.3	2011	$4,312	$12,223	$21.0

(1)	Units represents the number of assisted living units in the building.
(2)	Occupancy for senior housing facilities is calculated on unit count.
(3)	Occupancy for SNFs is calculated based on In Service SNF Beds.
(4)	Average monthly revenue per occupied unit (“RevPOU”) for the month ending January 31, 2014.
(5)	Cedar Park AL Group, Seller.

The Company leases the South Bay II Communities – Phase 1 to a wholly-owned taxable REIT subsidiary (the “South Bay II Communities – Phase 1 Tenant”). The South Bay II Communities – Phase 1 Tenant has engaged an independent third-party manager, Jerry Erwin Associates, Inc. d/b/a JEA Senior Living (“JEA”), to operate and manage the property. Pursuant to a long-term management services agreement with the South Bay II Communities – Phase 1 Tenant, JEA will receive a customary management fee based on the gross collected revenues received each month with respect to the South Bay II Communities – Phase 1. The management services agreement may be terminated without penalty under certain circumstances. JEA currently operates approximately 29 senior housing assets located within 12 states.

The Company financed the acquisition of the South Bay II Communities – Phase 1 in part through its Revolving Credit Facility with KeyBank National Association. See “Business — Borrowings — Revolving Credit Facility” for further information.

We calculate depreciation expense for federal income tax purposes using the straight-line method, and anticipate depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively. The aggregate real estate taxes for the South Bay II Communities – Phase 1 were approximately $0.2 million for the year ended December 31, 2013.

ESTIMATED DEPRECIABLE BASIS
South Bay II Communities – Phase 1	Estimated Depreciable Basis
(in millions)
Isle at Cedar Ridge	$17.0

An investment services fee of approximately $0.4 million in connection with the acquisition of the South Bay II Communities – Phase 1, which is equal to 1.85% of the purchase price of the property, is payable to the advisor.

The following table sets forth the names and locations of the remaining South Bay II Communities to be acquired in closings from March through June 2014, their respective purchase prices, and the respective South Bay II Sellers:

Names & Locations of Communities	Units	Approx. Purchase Price (in millions)	South Bay II Sellers

Legacy Ranch Midland, TX	38	$11.5	Midland Care Group, LP
Isle at Watercrest – Bryan Bryan, TX	80	$21.0	Bryan AL Investors, LP
Watercrest at Bryan Bryan, TX	204	$26.7	Bryan Senior Investors, LP
Isle at Watercrest – Mansfield Mansfield, TX	98	$25.0	Mansfield AL Group, LP
Watercrest at Mansfield Mansfield, TX	211	$45.0	Waterview at Mansfield Investors, L.P.
The Park at Plainfield Plainfield, IL	110	$26.5	Plainfield Care Group, LLC
The Springs San Angelo, TX	38	$10.5	San Angelo Care Group, LP

Totals	779	$166.2

Additional Acquisitions

In addition to the acquisitions described above, we also acquired the following properties:

Senior Housing Communities	Date of Acquisition	Location	Utilized Beds(1)	Licensed Beds	Units	Occupancy % as of 11/30/13	Year Built/ Renovated	Purchase Price (in millions)

HarborChase of Jasper	08/01/13	Jasper, AL	62	84	62	87.1%	1998	$7.3
Wellmore of Tega Cay(2)	02/07/14	Tega Cay, SC	—	—	48	—	2015	$35.3

(1)	Utilized beds represent beds currently in use based on market demand and optimal operating efficiencies.
(2)	The developer is Maxwell Group, Inc. The estimated completion date is mid-year 2015. The purchase price includes the cost of land and development budget.

Medical Office Properties	Date of Acquisition	Location	Rentable Square Footage	Occupancy % as of 11/30/13	Year Built/ Renovated	Purchase Price (in millions)

LaPorte Cancer Center	06/14/13	Westville, IN	30,268	100%	2010	$13.1

Coral Springs Medical Office Buildings
Coral Springs Medical Office Building I	12/23/13	Coral Springs, FL	45,298	90%	2005	$14.9
Coral Springs Medical Office Building II	12/23/13	Coral Springs, FL	45,298	90%	2008	$16.1

Chula Vista Medical Office Buildings
Bay Medical Plaza	12/23/13	Chula Vista, CA	36,092	100%	1985/1999	$10.7
Scripps Medical Office Building	01/21/14	Chula Vista, CA	62,449	100%	1975/1999, 2009	$17.9

Additional Investments

HCA Rutland ADC Loan

On June 27, 2013, we entered into the construction loan agreement, dated June 27, 2013 with C4 Rutland, LLC (“Crosland Southeast”), pursuant to which we originated an acquisition, development and construction loan in the amount of approximately $6.2 million (“HCA Rutland ADC Loan”) to Crosland Southeast for the development of a 22,000 square foot medical office building on 2.8 acres of land in Rutland, Virginia that will function as an out-patient emergency and imaging center (“HCA Rutland”) and will be leased to Hospital Corporation of America (“HCA”). The triple-net lease with HCA is effective upon Crosland Southeast obtaining a certificate of occupancy and contains a ten-year initial term with four five-year renewal options.

Concurrent with the HCA Rutland ADC Loan, we also entered into a right of first refusal to acquire the HCA Rutland property with a one year term from the earlier of (a) maturity date of the HCA Rutland ADC Loan, or (b) the date that the HCA Rutland ADC Loan is paid in full. In connection with the HCA Rutland ADC Loan agreement, Crosland Southeast established an interest reserve account of approximately $0.3 million at CNL Bank, in which our chairman of the board of directors, James M. Seneff, Jr., serves as a director. The purpose of the interest reserve account is to pay regular interest payments that will be due and payable under the HCA Rutland ADC Loan. Moreover, Crosland Southeast will continue to make periodic payments to the interest reserve account to ensure sufficient funds to cover monthly interest payments coming due under the HCA Rutland ADC Loan. Due to the familial relationship between a principal of Crosland Southeast and one of the Company’s directors, the loan was deemed a related party transaction for accounting purposes.

The following supersedes and replaces in its entirety the section entitled BUSINESS — Dispositions — Sunrise Joint Venture” on page 93 of the prospectus.

Dispositions

Sunrise Joint Venture

On June 29, 2012, we acquired a 55% ownership interest in a joint venture with Sunrise Senior Living, Inc. for a contribution of approximately $56.7 million, including certain transactional and closing costs (the “Sunrise Joint Venture”). The Sunrise Joint Venture was comprised of seven senior housing communities located in five states and the District of Columbia, collectively valued at $226.1 million (the “Sunrise Communities”). These Sunrise Communities featured 687 residential units comprised of 129 independent living units, 374 assisted living units and 184 memory care units.

On December 18, 2012, we entered into an agreement with Health Care REIT, Inc. (“HCN”) to sell our interests in the Sunrise Joint Venture for an aggregate sale price of $65.4 million subject to adjustment based on the closing date and actual cash flow distributions. The sale of our interest in the Sunrise Joint Venture to HCN was conditioned upon the merger of HCN with Sunrise which was completed on January 9, 2013.

On July 1, 2013, pursuant to a purchase and sale agreement dated December 18, 2012 between our subsidiary and Health Care REIT, Inc., we completed the sale of our joint venture membership interest in the Sunrise Joint Venture with Sunrise Senior Living Investments, Inc. (“Sunrise”) for a sales price of approximately $61.8 million including transaction costs, of which approximately $0.6 million were paid to our advisor, CNL Healthcare Corp., as a disposition fee under the advisory agreement.

Borrowings

The subsection “Sunrise Communities” in the section entitled “BUSINESS — Borrowings” beginning on page 94 of the prospectus is deleted in its entirety.

The following supersedes and replaces the section entitled BUSINESS — Borrowings — Primrose II Communities” on page 97 of the prospectus.

Primrose II Communities

We funded $23.4 million of the purchase price of the Primrose II Communities from the proceeds of this offering. The balance of the purchase price of $73.1 million was funded with the proceeds of a loan entered into on December 18, 2012 among our operating partnership, the five wholly owned subsidiaries of our operating partnership formed to acquire the Primrose II Communities (together with our operating partnership, the “Primrose II Borrowers”) and KeyBank National Association (“KeyBank”) in the aggregate principal amount of approximately $49.7 million (the “Primrose II Senior Loan”). The Primrose II Senior Loan was paid in full in June 2013. The Primrose II Borrowers have paid $285,935 in origination fees in connection with the Primrose II Senior Loan or 0.575% of the original principal amount of the Primrose II Senior Loan.

On May 8, 2013, we obtained permanent financing for the owners of the Primrose II Communities located in Decatur, Illinois and Zanesville, Ohio, pursuant to multifamily loan and security agreements with Keycorp Real Estate Capital Markets, Inc. (“KeyCorp”) in the aggregate original principal amount of approximately $23.5 million (collectively, the “FNMA Loans”). Interest on the outstanding principal balance of the FNMA Loans accrues at a fixed rate of 3.81% per annum. Beginning on July 1, 2013, the FNMA Loans are payable in equal monthly installments of principal and interest based on a 30-year amortization schedule, with all outstanding principal, plus all accrued and unpaid interest, due and payable on June 1, 2020 (the “Maturity Date”).

If prepaid prior to November 30, 2019, the FNMA Loans are subject to a prepayment fee in an amount equal to the greater of 1% of the principal being repaid or an amount calculated on the principal being repaid multiplied by the difference between the interest rate and a calculated yield rate tied to the rates on applicable U.S. Treasuries. If prepaid after November 30, 2019 but before February 28, 2020, then the prepayment amount will be 1% of the outstanding principal balance of the FNMA Loans being prepaid. No prepayment fee is required if the FNMA Loans are prepaid between March 1, 2020 and the Maturity Date.

The FNMA Loans are collateralized by first priority mortgages on all real property and improvements of the Decatur and Zanesville Communities, assignments of related leases and rents, and liens on the operating accounts that the borrowers are required to maintain with KeyCorp, which assets were released from the security interest covering the Primrose II Senior Loan. Each of the FNMA Loans is cross-collateralized and cross-defaulted against the other FNMA Loan. The Company has guaranteed the FNMA Loans pursuant to standard non-recourse carve-out guarantees. The loan documents for the FNMA Loans contain affirmative and negative covenants customary for this type of financing, as well as customary events of default and cure provisions relating to the borrowers.

In connection with the FNMA Loans described above, our advisor was paid to a financing coordination fee of up to approximately $0.2 million, which represents 1% of the amount refinanced.

The following is added to the end of the section entitled “BUSINESS — Borrowings” on page 100 of the prospectus.

Perennial Communities

On May 31, 2013, in connection with our acquisition of the Perennial Communities, subsidiaries of our operating partnership which own the Perennial Communities (the “Perennial Borrowers”) entered into a Secured Loan Agreement (the “Perennial Loan Agreement”) with KeyBank and Synovus Bank (the “Perennial Lenders”) providing for a three-year term loan in the aggregate principal amount of $30.0 million (the “Perennial Loan”). The Perennial Loan matures on May 31, 2016 and may be prepaid by the Perennial Borrowers in whole or in part without penalty except for any breakage costs.

Interest on the outstanding principal balance of the Perennial Loan accrues interest at a rate equal to the sum (i) the LIBOR Rate for such LIBOR Rate Interest Period and (ii) 4.25%. In addition to each monthly interest payment, the Perennial Borrowers are required to make monthly principal payments commencing May 10, 2015 through the maturity date in an amount sufficient to amortize the loan on a 25-year schedule at a per annum rate of 6%.

The Perennial Loan is collateralized by first mortgages on all real property, improvements and personal property of the Perennial Communities, and assignments to the Perennial Lenders of all rents and leases collected or received with respect to the Perennial Communities by the Perennial Borrowers. The Perennial Borrowers are also required to establish deposit accounts at KeyBank for each Perennial Community to which all cash flow, including lease income, is deposited and available for payment of principal or interest on the Perennial Loan or payment of real estate taxes on the Perennial Communities.

We have entered into a two-year forward swap which will begin on the final year of the loan for $30 million of the Perennial Communities Loan balance which will bear interest at a floating rate of LIBOR plus 4.25% for years one and two, and will then be subject to an all in fixed rate of 5.11% in year three.

We guaranteed the Perennial Loan pursuant to a standard non-recourse carve-out guaranty. The Perennial Loan is subject to customary affirmative, negative and financial covenants for a loan of this type, including covenants related to minimum occupancy at the Perennial Communities, minimum debt service coverage and minimum rent coverage covenants.

The Perennial Borrowers paid the Perennial Lenders an origination fee of $375,000 in connection with the Perennial Loan or 1.25% of the aggregate Perennial Loan amount.

LaPorte Cancer Center

On June 14, 2013, in connection with the LaPorte Cancer Center acquisition, we entered into a non-recourse loan agreement with Centier Bank for approximately $8.5 million, which matures on June 14, 2028 (the “LaPorte Loan”). The LaPorte Loan bears interest at a rate of 4.25% for the first seven years and, thereafter, at a rate subject to changes in an independent index which is the weekly average yield on the seven-year International SWAPs and Derivatives Association mid-marked par SWAP rates. Principal and interest are due and payable in arrears based on a 25-year amortization period. The LaPorte Loan contains customary affirmative, negative and financial covenants including limitations on incurrence of additional indebtedness, minimum occupancy, debt service coverage and minimum tangible net worth.

Knoxville Medical Office Properties

On July 10, 2013, we, through subsidiaries of our operating partnership, CHP Knoxville Plaza A MOB Owner, LLC, CHP Knoxville Plaza B MOB Owner, LLC, CHP Central Wing Annex MOB Owner, LLC, and CHP Jefferson Commons Condo MOB Owner, LLC (the “Knoxville Medical Office Borrowers”) entered into a Credit Agreement with Regions Banks (the “Regions Bank Knoxville Medical Office Credit Agreement”) providing for a five-year credit facility in the maximum aggregate principal amount of approximately $38.6 million of which approximately $35.4 million was funded at closing in connection with the acquisition of the Knoxville Medical Office Properties (other than the Condo Group Two Units) and approximately $3.2 million (the “Condo Group Two Advance”) was funded in August, 2013 upon satisfaction of certain additional precedent (the “Knoxville Medical Office Loan”).

The Knoxville Medical Office Loan bears interest at a rate equal to the sum of (i) LIBOR and (ii) 2.5% per annum, payable monthly, and matures on July 10, 2018 (the “Maturity Date”). From July 10, 2013 through January 9, 2015 (the “Interest Only Period”), all accrued and unpaid interest on the outstanding amount of the Knoxville Medical Office Loan is due and payable on (i) August 15, 2013, (ii) on each successive payment due date thereafter during the Interest-Only Period, and (iii) on the last day of the Interest-Only Period. On the first payment due date immediately following the Interest-Only Period and on each payment due date thereafter through the Maturity Date (the “Term Period”), the Knoxville Medical Office Borrowers will pay to Regions Bank (1) all accrued and unpaid interest on the outstanding principal balance of the loan, and (2) a principal payment equal to the product of (i) a fraction, the numerator of which is one, and the denominator of which is the number of months during the Term Period, times (ii) the total principal payments that would be made over such number of months, based on the monthly amortization of principal and interest on a hypothetical loan where (x) the principal indebtedness being amortized is equal to the principal indebtedness owing under the loan as of the first day of the Term Period, (y) the interest rate during the amortization period is equal to 5% per annum, and (z) the amortization period is three hundred sixty (360) months.

We have entered into a two-year forward, three-year swap with respect to $38.3 million of the Knoxville Medical Office Loan balance which will bear interest at a floating rate of LIBOR plus 2.50% for years one and two, and will then be subject to a fixed rate of 5.20% in years three through five. The principal balance of the Knoxville Medical Office Loan may be prepaid in whole or in part without penalty, except for any swap breakage fees.

The Regions Bank Knoxville Medical Office Credit Agreement contains affirmative, negative and financial covenants customary for this type of credit facility, including limitations on incurrence of additional indebtedness and debt service coverage requirements. The Regions Bank Knoxville Medical Office Credit Agreement is collateralized by a leasehold deed of trust mortgage on all fixtures on the real estate of the Knoxville Medical Office Properties, the assignment of all leases and rents due from tenants of the Knoxville Medical Office Properties and the assignment of our rights under the Knoxville Medical Office Properties management agreements.

We paid Regions Bank a commitment fee of approximately $193,045 which equals approximately 0.5% of the Knoxville Medical Office Loan.

Medical Portfolio I Properties

On August 16, 2013, in connection with our acquisition of the Medical Portfolio I Properties, we, through our subsidiaries which own the Medical Portfolio I Properties (the “Medical Portfolio I Borrowers”), entered into a Loan Agreement with Prudential Insurance Company of America (“Prudential”) pursuant to which each Medical Portfolio I Borrower was provided a three-year term loan (each a “Medical Portfolio I Properties Loan”), the aggregate principal amount outstanding equals $35.7 million.

Each Medical Portfolio I Properties Loan matures on September 5, 2016, but is subject to two, one-year extension options upon the request of the applicable Medical Portfolio I Borrower, subject to payment of an extension fee to Prudential with respect to each additional extension term and satisfaction of certain debt yield requirements.

Each Medical Portfolio I Properties Loan may be prepaid in whole or in part by the Medical Portfolio I Borrowers without penalty except for any LIBOR breakage costs after the expiration of 18 months after the first month following the initial funding of Medical Portfolio I Properties Loan (the “Lockout Date”).

The sum of interest accrued and unpaid plus an installment of principal is due and payable each month on each Medical Portfolio I Properties Loan. Interest on the outstanding principal balance of each Medical Portfolio I Properties Loan accrues at the Eurodollar rate equal to LIBOR plus 2.65%, unless (i) the LIBOR rate is not available, or (ii) for sums advanced under the Medical Portfolio I Properties Loan subsequent to the initial advance, in which case the alternate base rate applies which is equal to the sum of (a) 2.65% and (b) the greater of (1) the Federal Funds Rate plus 1% or (2) the prime rate as published in the Wall Street Journal.

Each Medical Portfolio I Properties Loan is collateralized by a first mortgage on all real property, improvements and personal property of the respective Medical Portfolio I Properties Borrower and assignments to Prudential of all rents and leases collected or received with respect to the Medical Portfolio I Properties. Each Medical Portfolio I Properties Loan is cross-defaulted and cross-collateralized with each other Medical Portfolio I Properties Loan and each Medical Portfolio I Properties Borrower has guaranteed the obligations of each other Medical Portfolio I Properties Borrower pursuant to the Supplemental Guaranty dated August 16, 2013 made by each Medical Portfolio I Borrower in favor of Prudential.

In the event that the tenant of Doctors Specialty Hospital (i) defaults under the terms of its lease, (ii) vacates Doctors Specialty Hospital; or (iii) becomes subject to a subsequent bankruptcy action, the Medical Portfolio I Borrowers are required to escrow $1.275 million with Prudential that will serve as additional security and would be released to the Borrower in connection with tenant improvement and leasing cost reimbursements.

The Company has guaranteed the Medical Portfolio I Properties Loan pursuant to a standard non-recourse carve-out guaranty. The Medical Portfolio I Properties Loan is subject to customary affirmative, negative and financial covenants for a loan of this type, including covenants requiring a minimum debt yield of not less than 10% with respect to each Medical Portfolio I Properties Loan (the “Debt Yield”). The Debt Yield of each Medical Portfolio I Property is calculated by dividing (i) its annualized net operating income subject to certain conditions for the trailing three-month period by (ii) the aggregate principal balance of all encumbrances against such property. In the event the Debt Yield requirement is breached, within 20 days after such breach is reported, the applicable Medical Portfolio I Borrower is required to deposit with Prudential the “DY Reserve Deposit” which equals the amount required to reduce the principal amount of the Medical Portfolio I Loan to cause the Debt Yield requirement for the applicable Medical Portfolio I Property to be satisfied. However, the DY Reserve Deposit shall be released to Borrowers upon subsequent satisfaction of the Debt Yield requirement.

In the event a certain tenant of each of Lincoln Medical Plaza I, Lincoln Medical Plaza II and North Mountain Medical Plaza exercises its right to purchase the applicable Medical Portfolio I Loans for such properties prior to the Lockout Date then (i) all the obligation of the Medical Portfolio I Borrowers shall be immediately due and payable and (ii) each Medical Portfolio I Borrower will be required to pay Prudential an amount equal to the sum of (A) the product of (1) 2.65% and (2) the outstanding balance of the individual loan of such Medical Portfolio I Borrower immediately prior to the purchase of the applicable loan, multiplied by (3) a fraction, the numerator of which is the number of days from and including the date of prepayment to and including the date that is the Lock Out Date and the denominator of which is 360, and (B) all other costs and expenses of Prudential incurred as a result of such prepayment.

We have entered into a two-year forward swap which will begin on the final year of the loan for $30 million of the Medical Portfolio I Loan balance which will bear interest at a floating rate of LIBOR plus 2.65% for years one and two, and will then be subject to an all in fixed rate of 3.74% in year three.

The Medical Portfolio I Properties Borrowers paid Prudential an origination fee of $178,550 in connection with the Medical Portfolio I Properties Loan or 0.50% of the aggregate Medical Portfolio I Properties Loan amount.

Revolving Credit Facility

On August 19, 2013, we and our operating partnership, as co-borrowers, (collectively the “Revolving Credit Facility Borrowers”) entered into a credit agreement with KeyBank as administrative agent, lead arranger, and a lender, and other participating lenders who have or may become a party to such credit agreement (collectively with KeyBank, the “Revolving Credit Facility Lenders”), for a revolving line of credit facility (the “Revolving Credit Facility”). The initial Revolving Credit Facility Lenders for the Revolving Credit Facility are KeyBank, Bank of America, N.A., Cadence Bank, N.A., Fifth Third Bank and PNC Bank, National Association.

Subject to various conditions, the proceeds of the Revolving Credit Facility will be made available to the Revolving Credit Facility Borrowers for general corporate purposes, including without limitation to fund portions of the purchase prices for, and the operation of, certain senior living, medical office and other healthcare related properties previously or to-be purchased by subsidiaries of the Company (“CHP Owners”). Draws on the Revolving Credit Facility will be secured by first-priority mortgages or deeds of trust, as applicable, on the corresponding real property, perfected security interests in personal property relating to the real property, and assignments of leases and rents generated on the real property, among other things. The Revolving Credit Facility is guaranteed by CHP Owners and their immediate parents pursuant to full recourse guarantees.

The Revolving Credit Facility provides for a revolving line of credit in an initial aggregate principal amount of $120.0 million, which includes a $10.0 million sub-facility for stand-by letters of credit and a $10.0 million sub-facility for swing-line advances for intermittent borrowings, with the ability of the Revolving Credit Facility Borrowers to increase the line of credit facility to a maximum outstanding principal amount of $325.0 million. As of January 31, 2014, $0.8 million of the Revolving Credit Facility is available to us. The Revolving Credit Facility has an initial term of three years, with one 12-month extension option available to Revolving Credit Facility Borrowers upon payment of an extension fee equal to 0.25% of the then-outstanding principal amount of the Revolving Credit Facility. Revolving Credit Facility Borrowers will make monthly payments of interest only until maturity of the Revolving Credit Facility, with the outstanding principal amount bearing interest at a rate equal to either, at Revolving Credit Facility Borrowers’ option: (i) LIBOR plus the applicable LIBOR margin (between 2.25% and 3.25%); and (ii) a base rate (the greater of: the prime rate; the federal funds rate plus .50%; or 1.00%) plus the applicable base rate margin (between 1.25% and 2.25%). The amount of the margins cited in (i) and (ii) above will be determined based upon the Company’s leverage ratio at the time the determination is made. The Revolving Credit Facility is currently collateralized by first-priority mortgages on six senior living facilities and three medical office buildings – Primrose Retirement Community of Lima located in Lima, Ohio, Primrose Retirement Community of Council Bluffs located in Council Bluffs, Iowa, HarborChase of Jasper located in Jasper, Alabama, The Club at Raider Ranch located in Lubbock, Texas, The Isle at Raider Ranch located in Lubbock, Texas, Town Village located in Oklahoma City, Oklahoma, Bay Medical located in Chula Vista, California, Scripps Medical located in Chula Vista, California and Coral Springs Medical Office Buildings located in Coral Springs, Florida.

The Revolving Credit Facility contains affirmative, negative, and financial covenants which are customary for loans of this type, including without limitation: (i) limitations on incurrence of additional indebtedness; (ii) restrictions on payments of cash distributions except if required by REIT requirements; (iii) minimum occupancy levels for collateralized properties; (iv) minimum loan-to-value and debt service coverage ratios with respect to collateralized properties; (v) maximum leverage, secured recourse debt, and unimproved land/development property ratios; (vi) minimum fixed charge coverage ratio and minimum consolidated net worth, unencumbered liquidity, and equity raise requirements; (vii) limitations on certain types of investments and additional indebtedness; and (viii) minimum liquidity and consolidated tangible net worth requirements of the Revolving Credit Facility Borrowers as guarantors. The Revolving Credit Facility is also subject to the payment of an origination fee and certain administrative fees.

On February 6, 2014, we, through our operating partnership and KeyBank entered into an amendment to the Revolving Credit Facility credit agreement to provide for a modification of (i) the formula for determining line availability attributed to medical office building and senior housing asset classes; (ii) certain occupancy requirements for borrowing base senior housing properties, such modifications to be effective through year-end 2014. In addition, the amendments to the Revolving Credit Facility revised the Company’s minimum consolidated net worth and equity raise requirements.

On February 27, 2014, the Company and its operating partnership exercised a portion of the accordion feature of the revolving credit facility, thereby increasing the aggregate maximum principal amount available for borrowing under the credit facility from $120,000,000 to $240,000,000. The remaining terms of the Revolving Credit Facility, as amended, remain in effect.

Calvert Medical Office Properties

On August 30, 2013, we, through our subsidiaries, CHP Calvert MOB Owner, LLC; CHP Medical Arts MOB Owner, LLC; CHP Dunkirk MOB Owner, LLC; and CHP Solomons Island MOB Owner, LLC (collectively, the “Calvert Medical Properties Borrowers”), entered into a Credit Agreement (the “Calvert Medical Properties Credit Agreement”) with Regions Bank, providing for a five-year term loan in the maximum aggregate principal amount of $29.4 million (the “Calvert Medical Properties Loan”), of which approximately $26.3 million (the “Initial Advance”) was funded in connection with the acquisition of the Calvert Medical Office Properties.

The Calvert Medical Properties Loan bears interest at a rate equal to the sum of LIBOR plus 2.50%, with monthly payments of interest only for the first 18 months of the term of the Calvert Medical Properties Loan, and monthly payments of interest and principal for the remaining 42 months of the term of the Calvert Medical Properties Loan based on a 25-year amortization schedule.

We have entered into a two-year forward, three-year swap with respect to $26.1 million of the Calvert Medical Properties Loan balance which will bear interest at a floating rate of LIBOR plus 2.50% for years one and two, and will then be subject to a fixed rate of 5.28% in years three through five. The principal balance of the Calvert Medical Properties Loan may be prepaid in whole or in part without penalty, except for any swap breakage fees.

The Calvert Medical Properties Credit Agreement contains affirmative, negative, and financial covenants customary for this type of credit facility, including limitations on incurrence of additional indebtedness and debt service coverage requirements. The Calvert Medical Properties Credit Agreement is collateralized by a leasehold deed of trust mortgage on all fixtures on the real estate of the Calvert Medical Office Properties, the assignment of all leases and rents due from the Calvert Medical Office Properties, and the assignment of our rights under the Holladay Calvert Management Agreements for the Calvert Medical Office Properties.

We paid Regions Bank an initial loan fee of approximately $131,368 (0.5% of the Initial Advance).

Pacific Northwest Communities

On December 2, 2013, our subsidiaries that purchased and leased the Pacific Northwest I Communities (the “Pacific Northwest I Borrowers”) entered into a loan agreement (the “Pacific Northwest Loan Agreement”) with The Prudential Life Insurance Company of America (“Prudential”) providing for a five (5) year term loan in the aggregate principal amount of approximately $157.5 million to finance the purchase of the Pacific Northwest I Communities (the “Pacific Northwest I Loan”).

On February 3, 2014, the Pacific Northwest I Borrowers and our subsidiaries that purchased and leased the Pacific Northwest II Communities (the “Pacific Northwest II Borrowers” and together with the Pacific Northwest I Borrowers, the “Pacific Northwest Borrowers”) entered into an amended and restated loan agreement with Prudential pursuant to which Prudential funded loan proceeds in the aggregate principal amount of approximately $54.0 million to finance the acquisition of the Pacific Northwest II Communities (the “Pacific Northwest II Loan”) and the Pacific Northwest II Communities were added to the collateral pool under the Pacific Northwest Loan.

On March 3, 2014, the subsidiary of the Company that purchased and leased the Pacific Northwest III Community (the “Pacific Northwest III Borrower” and together with the Pacific Northwest I Borrowers and the Pacific Northwest II Borrowers, the “Pacific Northwest Communities Borrowers”) entered into a second amended and restated loan agreement with Prudential pursuant to which Prudential funded additional loan proceeds in the aggregate principal amount of approximately $9.2 million to finance the acquisition of the Pacific Northwest Community III (the “Pacific Northwest III Community Loan” and together with the Pacific Northwest I Loan and Pacific Northwest II Loan the “Pacific Northwest Communities Loan”) and the Pacific Northwest III Community was added to the collateral pool under the Pacific Northwest Communities Loan.

The Pacific Northwest Loan matures on December 5, 2018. Interest on the outstanding principal balance of the Pacific Northwest Loan accrues interest at a rate equal to 4.30%. The Pacific Northwest Loan may be prepaid by the Pacific Northwest Borrowers, in whole or in part, with a prepayment premium equal to the greater of: (i) one percent (1%) of the principal amount being prepaid, multiplied by the quotient of the number of full months remaining until the maturity date of the loan (calculated as of the prepayment date) divided by the number of full months comprising the term of the loan; or (b) a “make-whole” payment equal to the present value of the loan less the amount of principal and accrued interest being prepaid calculated as of the prepayment date, calculated as of the prepayment date for the period between that date and the maturity date.

The Pacific Northwest Borrowers are entitled to obtain supplemental loan proceeds from Prudential in an amount of up to $20.0 million dollars, provided that the Pacific Northwest Borrowers meet certain debt yield, loan-to-value, and net operating income threshold requirements and request such supplemental loan proceeds during the period commencing May 2014 and ending December 2016.

The Pacific Northwest Loan is collateralized by first mortgages on all real property, improvements, and personal property of the Pacific Northwest I Communities and Pacific Northwest II Communities, and assignments to Prudential of all rents and leases collected or received with respect to the Pacific Northwest I Communities and Pacific Northwest II Communities by the respective borrowers. We have guaranteed each Pacific Northwest Borrower’s performance under the Pacific Northwest Loan pursuant to a standard recourse guaranty.

The Pacific Northwest Loan is subject to customary affirmative, negative, and financial covenants for a loan of this type. Aggregate origination fees of approximately $1.1 million were paid to Prudential in connection with the Pacific Northwest Loan, or one-half percent (.5%) of the aggregate Pacific Northwest Loan amount.

Wellmore of Tega Cay Development

On February 7, 2014, we through our subsidiary, CHP Tega Cay SC Owner, LLC, entered into a loan and security agreement with Red Capital Partners LLC, which offered a maximum commitment of $26.3 million which bears interest at a rate equal to LIBOR plus 5.4% subject to a 0.50% LIBOR floor. The Wellmore of Tega Cay loan matures in February 2019, and contains customary affirmative and negative covenants for a loan of this type.

The two graphs in the section entitled “BUSINESS — Market Opportunities and Trends — Senior Housing and Healthcare Properties Supply and Demand Drivers” appearing on pages 101 and 102 are replaced in their entirety by the following graph:

PRIOR PERFORMANCE SUMMARY

The following supersedes and replaces in full all of the information contained in the prospectus under the section entitled “PRIOR PERFORMANCE SUMMARY,” which begins on page 115 of the prospectus.

The information presented in this section represents the historical experience of real estate programs organized by certain affiliates of CNL and their principals as of December 31, 2012. The principals of CNL affiliates include James M. Seneff, Jr., who also serves as a director and our chairman of the board. The information presented in this section should be read in conjunction with the Prior Performance Tables included in the prospectus as Appendix A and in this prospectus supplement as the Addendum to Appendix A. Prospective investors should not assume they will experience returns comparable to those experienced by investors in past CNL-affiliated real estate programs. Further, by purchasing our shares, investors will not acquire ownership interests in any partnerships or corporations to which the following information relates.

Mr. Seneff has sponsored, individually and through affiliated entities, 18 public limited partnerships and six public, non-traded REITs with certain investment objectives similar to ours. The programs and a general description of their property sector focus are as follows:

•	18 CNL Income Fund limited partnerships which invested in fast-food, family-style or casual dining restaurants (the “CNL Income Funds”);

•	CNL Restaurant Properties, Inc. which invested in fast-food, family-style and casual dining restaurants, mortgage loans and secured equipment leases;

•	CNL Retirement Properties, Inc. which invested in congregate or assisted living or skilled nursing facilities, continuing care retirement communities, medical office buildings and similar healthcare-related facilities;

•	CNL Hotels & Resorts, Inc. which invested in limited-service, extended-stay and full-service hotels and resort properties;

•	CNL Lifestyle Properties, Inc. which invests in lifestyle properties such as ski and mountain lifestyle properties, golf courses, attractions, marinas, senior living properties, and additional lifestyle retail properties;

•	CNL Growth Properties, Inc. which is focused on investing in primarily growth-oriented and multifamily development properties that offer the potential for capital appreciation; and

•	Global Income Trust, Inc. which is focused on investing in a diverse portfolio of income-oriented commercial real estate and real estate-related assets primarily in the United States.

During the ten-year period ending December 31, 2012, one of the CNL Income Funds and the seven public REITs, including the Company, invested in properties and/or sold properties located throughout the United States, with the largest concentration in the sunbelt states of Arizona, California, Florida, Georgia and Texas. One of the REITs also invested in three properties located in Canada, one of the REITs invested in one property located in Canada and another of the REITs invested in five properties located in Germany. Information relating to the number of properties acquired, the aggregate purchase price of properties and the number of properties sold for the period from January 1, 2003 to December 31, 2012 is as follows:

Entity	Number of Properties Acquired	Aggregate Purchase Price (in thousands)	Number of Properties Sold

CNL Income Fund XVIII, Ltd.	—	$—	2
CNL Restaurant Properties, Inc.	224	386,000	354
CNL Retirement Properties, Inc.	243	3,035,600	3
CNL Hotels & Resorts, Inc.	81	4,960,400	46
CNL Lifestyle Properties, Inc. (1)	187	3,662,500	8
CNL Growth Properties, Inc. (2)	7	34,900	—
Global Income Trust, Inc.	9	120,600	—
CNL Healthcare Properties, Inc. (2)	27	491,100	—

Total	778	$12,691,100	413

(1)	Additionally, CNL Lifestyle Properties, Inc. invested in 20 mortgages collateralized by real estate properties with an aggregate principal amount of approximately $238.2 million for the period from January 1, 2003 to December 31, 2012.
(2)	CNL Growth Properties, Inc. and CNL Healthcare Properties, Inc. have acquired certain development properties. The aggregate purchase price for these properties includes the purchase price paid of the land only.

CNL Realty Corporation, organized in 1985 and whose one of two sole stockholders was Mr. Seneff, served as the corporate general partner, and Mr. Seneff served as one of two individual general partners of the 18 CNL Income Funds until 2005. In addition, Mr. Seneff served as a director of CNL Restaurant Properties, Inc., a non-traded public REIT until 2005. In February 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc., a publicly traded REIT. The combined company changed its name to Trustreet Properties, Inc. and acquired the 18 CNL Income Funds. Mr. Seneff served as chairman of the board of Trustreet Properties, Inc. until it was acquired in February 2007 by GE Capital Solutions, a unit of General Electric Company.

Mr. Seneff also served as a director of CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc. CNL Hotels & Resorts, Inc. was acquired by Morgan Stanley Real Estate, a global real estate investing, banking and lending company, in April 2007, and in connection with such acquisition, certain assets of CNL Hotels & Resorts, Inc. were purchased by Ashford Sapphire Acquisition LLC. CNL Retirement Properties, Inc. was acquired by HCP, Inc., an unaffiliated publicly traded REIT, in October 2006.

As a result, the 18 CNL Income Funds, CNL Restaurant Properties, Inc., CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc. are considered completed programs, and additional information about them can be found in Table IV – Results of Completed Programs in Appendix A of the prospectus.

Mr. Seneff currently serves as chairman of the board of CNL Lifestyle Properties, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and is continuing to invest in properties. Its third public offering closed on April 9, 2011.

Mr. Seneff currently serves as chairman of the board of CNL Growth Properties, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL. CNL Growth Properties, Inc. completed its initial public offering in April 2013, commenced its second public offering in August 2013, and is continuing to raise capital and invest in properties.

Mr. Seneff currently serves as chairman of the board of Global Income Trust, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and completed its initial public offering in April 2013.

Information relating to the public offerings of the six REITs sponsored by CNL or our sponsor whose offerings were open in the last ten years is as follows. These six REITs raised approximately $9.2 billion from approximately 230,000 investors. All information is historical as of December 31, 2012:

Name of Program	Dollar Amount Raised	Date Offering Closed		Shares Sold		Month 90% of Net Proceeds were Fully Invested or Committed to Investment

CNL Hotels & Resorts, Inc.	$3.0 billion		(1)		(1)	March 2004
CNL Retirement Properties, Inc.	$2.7 billion		(2)		(2)	April 2006
CNL Lifestyle Properties, Inc.	$3.2 billion		(3)		(3)		(3)
CNL Growth Properties, Inc.	$67.6 million	N/A		6.8 million		N/A
Global Income Trust, Inc.	$64.0 million		(4)	6.4 million		N/A
CNL Healthcare Properties, Inc.	$181.6 million	N/A		18.2 million		N/A

(1)	From September 1997 through March 2004, CNL Hotels & Resorts, Inc. completed five public offerings of its common stock. As of February 2004, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In April 2007, the company was acquired by Morgan Stanley Real Estate. In connection with such acquisition, certain assets of the company were purchased by Ashford Sapphire Acquisition LLC.
(2)	From September 1998 through March 2006, CNL Retirement Properties, Inc. completed five public offerings of its common stock. As of March 2006, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In October 2006, the company merged with and into a wholly owned subsidiary of HCP, Inc.
(3)	From April 2004 through March 2006, CNL Lifestyle Properties, Inc. received gross proceeds totaling approximately $521 million from its first public offering of common stock. The first offering terminated on March 31, 2006 and on April 4, 2006, the second offering commenced. The second offering closed on April 4, 2008, after raising approximately $1.5 billion. The third offering commenced on April 9, 2008 and closed on April 9, 2011 after raising approximately $1.2 billion. CNL Lifestyle Properties, Inc. did not commence another public offering following the completion of its third public offering; however, the company filed a registration statement on Form S-3, and between April 10, 2011 and December 31, 2012, CNL Lifestyle Properties, Inc. raised an additional $132.4 million from shares sold through the reinvestment plan.
(4)	Global Income Trust, Inc. completed its public offering in April 2013 and in connection therewith, raised approximately $83.7 million.

The following table sets forth property acquisition information regarding properties acquired between January 1, 2010 and December 31, 2012, by the Company and three other REIT programs currently sponsored by CNL affiliates. All information is historical. Dispositions of properties are not reflected in the property descriptions:

Name of Program	Real Property Acquired	Location	Method of Financing		Type of Program

CNL Lifestyle Properties, Inc.(1)	71 lifestyle properties	AR, CA, CO, FL, GA, IL, KS, ME, MD, MA, MI, MN, MO, NJ, NY, NV, NC, OH, OR, PA, TX, WA		(2)	Public REIT

CNL Growth Properties, Inc.	6 multifamily development properties, 1 multi-tenant office complex	FL, GA, NC, SC, TX		(3)	Public REIT

Global Income Trust, Inc.	2 office buildings, 1 light industrial building, 1 distribution facility, 5 value retail centers	FL, TX, Germany		(4)	Public REIT

CNL Healthcare Properties, Inc.	17 senior living properties	FL, GA, IL, IA, MD, MI, MO, NE, OH, SD, WY		(5)	Public REIT

(1)	CNL Lifestyle Properties, Inc. also invested in two mortgages collateralized by real estate properties located in Florida and South Carolina during the period from January 1, 2010 to December 31, 2012.
(2)	As of December 31, 2012, approximately 38% of the consolidated assets acquired by CNL Lifestyle Properties, Inc. had been funded using debt. The balance was acquired using proceeds from CNL Lifestyle Properties, Inc.’s equity offerings and proceeds from shares sold through the reinvestment plan.
(3)	As of December 31, 2012, approximately 49% of the assets acquired by CNL Growth Properties, Inc., Inc. had been funded using debt. The balance was acquired using proceeds from CNL Growth Properties, Inc.’s equity offerings.
(4)	As of December 31, 2012, approximately 66% of the assets acquired by Global Income Trust, Inc. had been funded using debt. The balance was acquired using proceeds from Global Income Trust, Inc.’s equity offerings.
(5)	As of December 31, 2012, approximately 63% of the assets acquired by CNL Healthcare Properties, Inc. had been funded using debt. The balance was acquired using proceeds from CNL Healthcare Properties, Inc.’s equity offerings.

We will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the Commission by CNL Lifestyle Properties, Inc., CNL Healthcare Properties, Inc., CNL Growth Properties, Inc. and Global Income Trust, Inc., and for a reasonable fee, a copy of the exhibits filed with such reports.

From 2003 through December 31, 2012, James M. Seneff, Jr. sponsored through affiliated entities, served as a general partner or the managing member of 12 non-public real estate programs whose properties are located throughout the United States. Between 2003 and December 31, 2012, these programs raised a total of approximately $241 million from approximately 2,700 investors and purchased interests in a total of 32 projects, including one mortgage loan and a bridge loan facility. The projects consisted of two apartment projects (representing 6.2% of the total properties in the private programs), 15 office/industrial buildings (representing 47.0% of the total properties in the private programs), 13 seniors housing properties (representing 40.6% of the total properties in the private programs), one mortgage loan (representing 3.1% of the total properties in the private programs) and one bridge loan facility (representing 3.1% of the total properties in the private programs).

In order to enable potential investors to evaluate the prior experience of CNL and/or our sponsor concerning prior public programs described above that have investment objectives similar to one or more of our investment objectives, we have provided the foregoing tables and encourage potential investors to examine certain financial and other information in the Prior Performance Tables included as Appendix A of this prospectus.

Adverse Conditions Affecting Prior Programs

Certain of the prior programs sponsored by CNL and/or our sponsor have been affected by general economic conditions, capital market trends and other external factors during their respective operating periods. For example, CNL Lifestyle Properties, Inc. has been impacted by the economic downturn and the tightened credit markets experienced beginning in 2008, which caused tenant liquidity issues and primarily resulted in the deferral of rent and other lease modifications for many of its tenants. The rent deferrals and lease modifications resulted in lower operating income and cash flows from operations in 2009, 2010 and 2011. In addition, CNL Lifestyle Properties, Inc. recorded impairment provisions on two properties, five properties and four properties for the years ended December 31, 2012, 2011 and 2010, respectively, totaling $1.0 million, $16.9 million and $26.9 million, respectively. This represented approximately 0 percent, 0.6 percent and 1.0 percent, respectively, of CNL Lifestyle Properties, Inc.’s total assets. CNL Lifestyle Properties, Inc. has also made loans collateralized by interests in real estate, two of which went into default and resulted in CNL Lifestyle Properties, Inc. obtaining deeds to the underlying collateral property in lieu of foreclosure. CNL Hotels & Resorts, Inc. was impacted by the downturn in the hospitality industry following the terrorist attacks of September 11, 2001, which negatively affected its earnings and cash flows. There have been periods in which the respective boards of directors of CNL Lifestyle Properties, Inc. and CNL Hotels & Resorts, Inc. set limitations on the amounts of shares to be redeemed under their respective redemption plans. In those instances when redemption requests exceeded the limitations set forth, redemptions were paid on a pro-rata basis and honored in the following periods. However, at no time have the programs suspended redemptions completely.

In June 2013, CNL Lifestyle Properties, Inc. decided that it was no longer going to actively pursue its development plan for one of its unimproved land parcels and began exploring different options including the sale of some or all of the land. Due to the change in plans, CNL Lifestyle Properties, Inc. evaluated the carrying value of the unimproved land and, based on comparable land sale transactions, determined that the carrying value was not recoverable. As such, in June 2013, CNL Lifestyle Properties, Inc. recorded an impairment provision of approximately $42.5 million to write down the book value to the estimated sales price less costs to sell and classified it as an asset held for sale.

Beginning in the second fiscal quarter of 2010, the board of CNL Lifestyle Properties, Inc. determined that redemptions under its redemption plan would be limited to $7.5 million per calendar quarter. Beginning in the first fiscal quarter of 2012, the board of CNL Lifestyle Properties, Inc. approved redemptions under its redemption plan up to $1.75 million per calendar quarter. In August 2012, the board of directors of CNL Lifestyle Properties, Inc. approved an increase of the redemption amount from $1.75 million per calendar quarter to the lesser of (i) $3.0 million or (ii) the amount of aggregate proceeds available under CNL Lifestyle Properties, Inc.’s reinvestment plan, effective third quarter of 2012. In addition, effective August 9, 2012, the board of CNL Lifestyle Properties, Inc. approved an amendment to the redemption plan pursuant to which stockholders may redeem all or not less than 25% of their shares at varying percentages of CNL Lifestyle Properties, Inc.’s estimated fair value per share, as determined by the board, applicable on the date of the redemption request based on the number of years the stockholder held the shares. As of December 31, 2012, CNL Lifestyle Properties, Inc. had pending redemption requests for approximately 9.7 million shares.

Beginning in the quarter ended March 31, 2006, CNL Hotels & Resorts, Inc. was not able to redeem all of the shares that were submitted for redemption pursuant to its redemption plan and had outstanding redemption requests in excess of redemptions totaling 7.9 million shares. CNL Hotels & Resorts, Inc.’s inability to redeem all redemption requests submitted pursuant to its redemption plan continued throughout 2006. However, all outstanding requests were resolved in connection with CNL Hotels & Resorts, Inc.’s sale and merger transaction in April 2007.

Other Developments

In July 2012, CNL Lifestyle Properties, Inc. conducted a detailed analysis to estimate its estimated net asset value on a per share basis to assist broker dealers in connection with their obligations under applicable FINRA rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. As of August 1, 2012, the board of CNL Lifestyle Properties, Inc. determined that the estimated net asset value per share was $7.31, as compared to the original $10.00 per share offering price. Subsequently, CNL Lifestyle Properties, Inc. conducted a detailed analysis to estimate the net asset value per share of its common stock as of December 31, 2013. On March 4, 2014, CNL Lifestyle Properties, Inc.’s board of directors determined that the net asset value of the company’s common stock was $6.85 per share as of December 31, 2013. In determining the estimated fair values of CNL Lifestyle Properties, Inc.’s shares, its board of directors considered various analyses and information, portions of which were provided by CNL Lifestyle Properties, Inc.’s advisor. In preparing its value estimates, CNL Lifestyle Properties, Inc. also consulted independent valuation advisors.

In June 2013, CNL Growth Properties, Inc. conducted a detailed analysis to estimate its estimated net asset value on a per share basis to assist fiduciaries in discharging their obligations under ERISA reporting requirements. As of July 12, 2013, the board of directors of CNL Growth Properties, Inc. determined that the estimated net asset value per share was $9.76 and approved a per share offering price of $10.84, as compared to the original $10.00 per share offering price. In December 2013, CNL Growth Properties, Inc. considered the merits of establishing a December 2013 net asset value on a per share basis, and concluded that an updated valuation as of December 31, 2013 would be in the best interests of the Company and its stockholders going forward by establishing a regular, annual year-end schedule for determination of the net asset value of CNL Growth Properties, Inc.’s common shares as recommended by the IPA Guidelines. As of January 14, 2014, the board of directors of CNL Growth Properties, Inc. determined that the estimated net asset value per share was $9.90 and approved a per share offering price of $11.00, as compared to the July 2013 per share offering price of $10.84. In determining an estimated fair value of CNL Growth Properties, Inc.’s shares, its board of directors considered various analyses and information, a portion of which was provided by CNL Growth Properties, Inc.’s advisor. In preparing its value estimate, CNL Growth Properties, Inc. also consulted an independent valuation advisor.

Effective April 10, 2013, the board of directors of Global Income Trust, Inc. determined to suspend its stock redemption plan due to its termination of its distribution reinvestment plan, among other considerations.

SELECTED FINANCIAL DATA

The following supersedes and replaces in full all of the information contained in the prospectus under the section entitled “SELECTED FINANCIAL DATA,” which begins on page 120 of the prospectus.

The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements and Supplementary Data which are incorporated by reference from our Quarterly Report on Form 10-Q for the nine months ended September 30, 2013 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

	Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011(1)	2010(1)
Operating Data:
Operating Data:
Revenues	$31,182,904	$4,786,656	$7,384,995	$—	$—
Operating loss	(8,205,347)	(1,534,815)	(6,043,521)	(1,761,404)	—
Net loss	(8,943,627)	(5,826,189)	(10,720,758)	(1,759,580)	—
Net loss per share (basic and diluted)	(0.27)	(0.76)	(1.08)	(0.82)	—
Weighted average shares outstanding (basic and diluted)(4)	32,630,425	7,680,008	9,900,008	2,150,575	—
Cash distributions declared and paid(2)	9,015,210	1,744,513	3,197,400	55,892	—
Cash distributions declared and paid per share(2)	0.28	0.23	0.32	0.03	—
Cash provided by (used in) operating activities	3,282,058	(2,370,488)	(6,368,993)	(1,084,430)	—
Cash used in investing activities	(296,166,440)	(153,297,609)	(315,647,317)	(400,000)	—
Cash provided by financing activities	320,104,389	184,875,091	330,276,188	11,285,549	—

Balance Sheet Data:
Real estate assets, net	$532,662,868	$85,019,821	$238,272,530	$—	$—
Investment in unconsolidated entities	17,864,878	64,525,035	64,560,061	—	—
Cash	45,481,757	39,208,866	18,261,750	10,001,872	200,753
Total assets	671,531,889	195,499,814	337,777,303	10,563,262	200,753
Mortgage notes payable	274,166,055	95,192,000	193,151,591	—	—
Total liabilities	292,862,727	97,652,900	197,126,471	860,875	753
Stockholders’ equity	378,669,162	97,846,914	140,650,832	9,702,387	200,000

Other Data:
Funds from operations (“FFO”)(3)	$(1,377,069)	$(2,932,416)	$(6,241,728)	$(1,759,580)	$—
FFO per share	0.04	(0.38)	(0.63)	(0.82)	—
Modified funds from operations (“MFFO”)(3)	$7,422,692	$(611,424)	$796,887	$(867,267)	$—
MFFO per share	0.23	(0.09)	0.08	(0.40)	—

FOOTNOTES:

(1)	Significant operations commenced on October 5, 2011 when we received the minimum offering proceeds and approximately $2.3 million were released from escrow. The results of operations for the year ended December 31, 2011 include primarily general and administrative expenses and acquisition expenses relating to acquisitions. Prior to October 5, 2011, we were in our development stage and had not commenced operations.
(2)

For the nine months ended September 30, 2013 and 2012, 65% and 100%, respectively, of total cash distributions declared to stockholders were funded with proceeds from our offering or borrowings and approximately 35% and 0%, respectively, were funded with cash flows from operations. For the nine months ended September 30, 2013 and 2012, 79% and 100%, respectively, of total distributions declared to stockholders were funded with proceeds from our offering or borrowings, and approximately 21% and 0%, respectively, were funded with cash flows from operations. For the nine months ended September 30, 2013, 100% of distributions were considered taxable for federal income tax purposes. For the nine months ended September 30, 2012, 100% of distributions were considered a return of capital for federal income tax purposes. No amounts distributed to stockholders for the nine months ended September 30, 2013 or 2012 were required to be or have been treated by us as a return of capital for purposes of calculating the stockholders’ return on their invested capital as described in our advisory agreement. For the year ended December 31, 2012 cash distributions paid to stockholders were 100% funded with proceeds from our offering. For the year ended December 31, 2012, 100% of the cash distributions paid to stockholders were considered a return of capital to stockholders for federal income tax purposes. Whereas, for the year ended December 31, 2011, approximately 1.9% of the cash distributions paid to stockholders were considered taxable income and 98.1% were considered a return of capital to stockholders for federal income tax purposes. The distribution of new common shares to the recipients is non-taxable. In addition, for the nine months ended September 30, 2013 and the year ended December 31, 2012, we declared and made stock distributions of approximately 676,174 and 239,785 shares of common stock, respectively.
(3)	Due to certain unique operating characteristics of real estate companies, as discussed below, National Association of Real Estate Investment Trusts, (“NAREIT”), promulgated a measure known as funds from operations, or (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to net income or loss as determined under GAAP.
(4)	Weighted average shares outstanding for the periods presented have been revised to include stock distributions declared and paid through the date of this filing as if they were outstanding as of the beginning of each period presented.

We define FFO, a non-GAAP measure, consistent with the standards approved by the Board of Governors of NAREIT. NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our FFO calculation complies with NAREIT’s policy described above.

We define modified funds from operations (“MFFO”), a non-GAAP measure, consistent with the Investment Program Association’s (“IPA”) Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: MFFO, or the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income or loss: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues); accretion of discounts and amortization of premiums on debt investments, mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, and unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis.

See “Item 7. Management Discussion and Analysis of Financial Condition and Results of Operations” as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, incorporated herein by reference, for additional disclosures relating to FFO and MFFO.

The following table presents a reconciliation of net loss to FFO and MFFO for the nine months ended September 30, 2013 and 2012, and the years ended December 31, 2012 and 2011:

	Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011
Net loss	$(8,943,627)	$(5,826,189)	$(10,720,758)	$(1,759,580)
Adjustments:
Depreciation and amortization	9,448,020	1,470,400	2,100,570	—
Net effect of FFO adjustments from unconsolidated entities(4)	2,604,738	1,423,373	2,378,460	—
Gain on sale of investment in unconsolidated entity	(4,486,200)	—	—	—

Total funds from operations	(1,377,069)	(2,932,416)	(6,241,728)	(1,759,580)
Acquisition fees and expenses(1)	9,638,318	2,048,710	6,584,774	892,313
Straight-line adjustments for leases(2)	(1,402,544)	(581,326)	(843,370)	—
Amortization of above/below market intangible assets and liabilities	(7,404)	—	—	—
Loss on early extinguishment of debt(3)	244,077	—	460,339	—
Net effect of MFFO adjustments from unconsolidated entities(4)	327,314	853,608	836,872	—

Total modified funds from operations	$7,422,692	$(611,424)	$796,887	$(867,267)

	Nine Months Ended September 30,		Years Ended December 31,
	2013	2012	2012	2011
Weighted average number of shares of common stock outstanding (basic and diluted)(5)	32,630,425	7,680,008	9,900,008	2,150,575

Net loss per share (basic and diluted)	$(0.27)	$(0.76)	$(1.08)	$(0.82)

FFO per share (basic and diluted)	$(0.04)	$(0.38)	$(0.63)	$(0.82)

MFFO per share (basic and diluted)	$0.23	$(0.09)	$0.08	$(0.40)

FOOTNOTES:

(1)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. By adding back acquisition expenses from business combinations, management believes MFFO provides useful supplemental information of its operating performance and will also allow comparability between different real estate entities regardless of their level of acquisition activities. Acquisition expenses include payments to our advisor or third parties. Acquisition expenses for business combinations under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income or (loss) from continuing operations, both of which are performance measures under GAAP. All paid or accrued acquisition expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property.
(2)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.
(3)	Management believes that adjusting for the loss on the early extinguishment of debt is appropriate because the write-off of unamortized loan costs are non-recurring, non-cash adjustments that are not reflective of our ongoing operating performance and aligns results with management’s analysis of operating performance.
(4)	This amount represents our share of the FFO or MFFO adjustments allowable under the NAREIT or IPA definitions, respectively, calculated using the hypothetical liquidation at book value (HLBV) method.
(5)	For purposes of determining the weighted average number of shares of common stock outstanding, stock distributions are treated as if they were outstanding as of the beginning of the periods presented.

MANAGEMENT

The following replaces in its entirety the table of directors and executive officers in the section entitled “MANAGEMENT — Directors and Executive Officers” on page 122 of the prospectus:

Directors and Executive Officers

The following table sets forth the names, ages, and positions currently held by each of our directors and executive officers:

Name	Age*	Position
James M. Seneff, Jr.	67	Director and Chairman of the Board
Thomas K. Sittema	55	Director and Vice Chairman of the Board
J. Chandler Martin	63	Independent Director and Audit Committee Financial Expert
Michael P. Haggerty	61	Independent Director
J. Douglas Holladay	67	Independent Director
Stephen H. Mauldin	45	President and Chief Executive Officer (Principal Executive Officer)
Joseph T. Johnson	38	Senior Vice President, Chief Financial Officer, and Treasurer (Principal Financial Officer)
Ixchell C. Duarte	47	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Holly J. Greer	42	General Counsel, Senior Vice President and Secretary

*	As of January 31, 2014

The biography of Dr. Bruce Douglas is deleted in its entirety from the section entitled “MANAGEMENT — Directors and Executive Officers” beginning at page 123 of the prospectus.

The following supersedes and replaces the biography of Holly J. Greer in the section entitled “MANAGEMENT — Directors and Executive Officers” on page 125 of the prospectus:

Holly J. Greer, General Counsel, Senior Vice President and Secretary. Ms. Greer has served as our general counsel, senior vice president and secretary since March 2011. She previously served as associate general counsel and vice president (June 2010 to March 2011). Ms. Greer has also served as senior vice president of our advisor since November 2013 and previously served as senior vice president, legal affairs (April 2011 until November 2013). Ms. Greer has served as general counsel, senior vice president and secretary of CNL Growth Properties, Inc. and Global Income Trust, Inc., public, non-traded REITs, since August 2011 and as senior vice president and secretary of their advisors since August 2011. Ms. Greer joined CNL Lifestyle Properties, Inc., a public, non-traded REIT, in August 2006, where she initially served as acquisition counsel for its former advisor, CNL Lifestyle Company, LLC, until April 2007. From April 2007 until November 2009, Ms. Greer served as counsel to CNL Lifestyle Properties, Inc. and its former advisor, overseeing real estate and general corporate legal matters. Ms. Greer served as associate general counsel (January 2010 until March 2011) and vice president (December 2009 until March 2011) of CNL Lifestyle Properties, Inc. and served as associate general counsel and vice president of its former advisor from January 2010 until April 2011. Effective March 2011, Ms. Greer has served as general counsel, senior vice president and secretary of CNL Lifestyle Properties, Inc. From April 2011 to November 2013, she served as senior vice president, legal affairs of CNL Lifestyle Advisor Corporation, its current advisor, and effective November 2013 she serves as senior vice president. Prior to joining CNL Lifestyle Properties, Inc., Ms. Greer spent seven years in private legal practice, primarily at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., in Orlando, Florida. Ms. Greer is licensed to practice law in Florida and is a member of the Florida Bar Association and the Association of Corporate Counsel. She received a B.S. in communications and political science from Florida State University and her J.D. from the University of Florida.

The following replaces in its entirety the first sentence under the section “MANAGEMENT – Composition of the Board of Directors,” which appears at page 126 of the prospectus.

Composition of the Board of Directors

Our board of directors is currently comprised of five directors, three of whom are Independent Directors.

SECURITY OWNERSHIP

The following replaces in its entirety the table of directors and executive officers in the section entitled “MANAGEMENT — Directors and Executive Officers” on page 128 of the prospectus:

The following table sets forth, as of December 31, 2013, the number and percentage of outstanding shares beneficially owned by all Persons known by us to own beneficially more than 5% of our common stock, by each director and nominee, by each executive officer and by all executive officers and directors as a group, based upon information furnished to us by such stockholders, directors and officers. The address of each of the Persons named in the table is 450 South Orange Avenue at CNL Center at City Commons in Orlando, Florida 32801:

Name of Beneficial Owner(1)	Common Stock Beneficially Owned(1)
	No. of Shares of Common Stock	% of Class
James M. Seneff, Jr.(2)	69,618		*
Thomas K. Sittema	—	—
J. Chandler Martin	—	—
Michael P. Haggerty	—	—
J. Douglas Holladay	—	—
Stephen H. Mauldin	2,525	—
Joseph T. Johnson	639	—
Ixchell C. Duarte	—	—
Holly J. Greer	306	—

All directors and executive officers as a group (9 persons)	73,088		*

*	Represents less than 1% of the outstanding shares of our common stock.
(1)	Beneficial ownership is determined in accordance with the Rule 13d-3(d)(1) under the Exchange Act, and includes shares issuable pursuant to options, warrants and similar rights with respect to which the beneficial owner has the right to acquire within 60 days of December 31, 2013. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the Persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	Represents shares held of record by our advisor, CNL Healthcare Corp., which is a wholly owned subsidiary of CNL Financial Group, LLC, which is indirectly wholly owned by Mr. Seneff.

DETERMINATION OF OUR OFFERING PRICE AND

ESTIMATED NET ASSET VALUE PER SHARE

The following section entitled “DETERMINATION OF OUR OFFERING PRICE AND ESTIMATED NET ASSET VALUE PER SHARE” is added after the section entitled “SECURITY OWNERSHIP” on page 128 of the prospectus.

Our Valuation Policy

We have adopted a valuation policy designed to follow recommendations of the Investment Product Association (“IPA”), in the IPA Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, which was adopted by the IPA effective May 1, 2013 (the “IPA Valuation Guideline.”) The purpose of our valuation policy is to establish guidelines to be followed in determining the net asset value per share of our common stock for regulatory and investor reporting and on-going evaluation of investment performance. “Net asset value” means the fair value of real estate, real estate-related investments and all other assets less the fair value of total liabilities. Our net asset value will be determined based on the fair value of our assets less liabilities under market conditions existing as of the time of valuation and assuming the allocation of the resulting net value among our stockholders after any adjustments for incentive, preferred or special interests, if applicable.

In accordance with our policy, the audit committee of our board of directors, comprised of our Independent Directors, oversees our valuation process and engages one or more third-party valuation advisors to assist in the process of determining the net asset value per share of our common stock.

Net asset value per share will be produced at least annually as of December 31 and disclosed as soon as possible after year end; provided, however, that the next valuation may be deferred, in the sole discretion of our board of directors, until after December 31, 2014.

We will report net asset value per share in our Form 10-K, Form 10-Q, and/or Form 8-K filed with the Commission and in our annual reports sent to our stockholders. Our annual reports will be accompanied by disclosure text sufficient to allow participating brokers to provide information on customer account statements consistent with the requirements of NASD Notice 01-08 and proposed amendment to FINRA Rule 2340 and published Commission disclosure guidance and for stockholders to understand the nature and quality of the valuation. We will also disclose our valuation policies and, to the extent practicable given the specificity of our investment portfolio, valuation procedures including the anticipated role of third-party valuation advisors, in our prospectus or any supplements thereto, or in other offering materials filed with the Commission.

Determination of Offering Price and Estimated Net Asset Value Per Share

In November 2013, the board of directors initiated a process to estimate our net asset value per share to (i) provide existing investors and brokers an indication of the estimated value of our shares based on acquisitions to date and current portfolio of senior housing and healthcare-related properties; and (ii) furnish potential new investors and broker-dealers with updated information regarding our performance and assets to enhance a better understanding of us and thereby contribute to our capital raising efforts under its current public offering. The audit committee of our board of directors, comprised solely of independent directors, was charged with oversight of the valuation process. On the recommendation of the audit committee and the approval of the board of directors, we engaged CBRE Cap, an investment banking firm, that specializes in providing real estate financial services, to provide property-level and aggregate valuation analyses of the Company and a range for the net asset value per share of our common stock.

From CBRE Cap’s engagement through the issuance of its valuation report as of September 30, 2013 (the “Valuation Report”), CBRE Cap held discussions with our advisor and our senior management and conducted or commissioned such appraisals, investigations, research, review and analyses as it deemed necessary. The audit committee, upon its receipt and review of the Valuation Report, concluded that the range of between $8.87 and $9.66 for our estimated net asset value per share proposed in CBRE Cap’s Valuation Report was reasonable and recommended to the board of directors that it adopt $9.13 as the estimated net asset value per share of our common stock. At a special meeting held on December 6, 2013, our board of directors accepted the recommendation of our audit committee and approved $9.13 as the estimated net asset value per share of our common stock as of September 30, 2013, exclusive of any portfolio premium. Our board of directors also determined the new offering price of $10.14 based on our $9.13 estimated net asset value per share, plus selling commissions and marketing support fees. CBRE Cap is not responsible for the estimated value per share and did not participate in the determination of the offering price for shares of our common stock.

Valuation Methodologies

In preparing the Valuation Report, CBRE Cap, among other things:

•	reviewed financial and operating information requested from or provided by our advisor and senior management;

•	reviewed and discussed with our senior management and our advisor the historical and anticipated future financial performance of our properties, including forecasts prepared by our senior management, its advisor, and its joint venture partners;

•	commissioned restricted use appraisals which contained analysis on each of our real property assets (“MAI Appraisals”) and performed analyses and studies for each property;

•	conducted or reviewed CBRE proprietary research, including market and sector capitalization rate surveys;

•	reviewed third-party research, including Wall Street equity reports and online data providers;

•	compared our financial information to similar information of companies that CBRE Cap deemed to be comparable; and

•	reviewed our reports filed with the Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and the audited financial statements contained therein, our Quarterly Report on Form 10-Q for the period ended September 30, 2013, and the unaudited financial statements therein.

MAI Appraisals of all of our properties were performed in accordance with Uniform Standards of Professional Appraisal Practice (“USPAP”). The MAI Appraisals were commissioned by CBRE Cap from CBRE Appraisal Group, a CBRE affiliate that conducts appraisals and valuations of real properties. Each of the MAI Appraisals was prepared by personnel who are members of the Appraisal Institute and have the Member of Appraisal Institute (“MAI”) designations. Discreet values were assigned to each property in our portfolio. CBRE Appraisal Group is not responsible for the estimated value per share and did not participate in the determination of the offering price for shares of our common stock.

As of September 30, 2013, our healthcare investment portfolio consisted of interests in 48 assets, including 26 senior housing communities, 14 medical offices, one loan for the development of a medical office, six post-acute care facilities and one acute care facility. Three of our 26 senior housing communities currently have real estate under development. Of our properties held at September 30, 2013, six were owned through two unconsolidated joint ventures.

As a result, for the purposes of the Valuation Report, our real estate properties were classified into three categories: wholly owned operating assets, partially owned operating assets and vacant land. The board of directors considered the following valuation methodologies with respect to each asset class, which were applied by CBRE Cap and summarized in its Valuation Report:

Wholly Owned Operating Assets. Unlevered, ten-year discounted cash flow analyses from MAI Appraisals were created for our wholly owned, fully operational properties. For non-stabilized properties, lease-up discounts were applied to discounted cash flow to arrive at an “As Is” value. The “terminal capitalization rate” method was used to calculate terminal value of the assets, with such rates varying based on the specific geographic location and other relevant factors. A valuation range was set at 40-50 basis points on both the discount rate and the terminal cap rate of each asset which represents a sensitivity of 2.5% in either direction.

Partially Owned Operating Assets. Levered, ten-year discounted cash flow analysis using the Capital Asset Pricing Model (“CAPM”) method was applied to our properties held through joint venture partnerships to arrive at equity value adjusting for partial ownership. CBRE Cap estimated our partially owned assets’ cost of equity. The CAPM method also estimates a market risk premium based on additional return that investors require for the risk involved by including an equity risk premium that is adjusted using a risk measure (beta) and a Company Specific Risk Premium, which is added to the discount rate and takes into consideration that comparable peers betas are based on REITs with greater trading liquidity, size and a more diversified asset pool than the Company. Deductions to cash flow were made for distribution and liquidation preferences to joint venture partners, as appropriate, under the terms of the partnership agreements. The terminal capitalization rate method was used to calculate terminal value of the assets, with such rates varying based on the specific geographic location and other relevant factors. A valuation range was set at 40-50 basis points on both the discount rate and the terminal cap rate of each asset which represents a sensitivity of 2.5% in either direction.

Vacant Land. CBRE Cap utilized the MAI Appraisal vacant land value based on market comparables.

Valuation Summary; Material Assumptions

The valuation process we used to determine an estimated net asset value per share was designed to follow recommendations of the IPA, in the IPA Valuation Guideline.

The following table summarizes the key assumptions that were employed by CBRE Cap in the discounted cash flow models to estimate the value of our operating assets and development properties:

TABLE OF MAJOR INPUTS
Assumptions	Amount / Range

Discount rates
Wholly Owned Properties
Medical Office Properties	7.9%-8.3%
Acute Care Properties	9.2%-9.7%
Senior Housing Properties	8.8%-9.2%
Partially Owned Properties	10.6%-11.1%

Terminal capitalization rates
Wholly Owned Properties
Medical Office Properties	7.1%-7.5%
Acute Care Properties	8.2%-8.7%
Senior Housing Properties	7.8%-8.2%

In its Valuation Report, CBRE Cap included an estimate of the September 30, 2013 value of our assets, including cash and select other assets net of payables, and accruals and other liabilities including debt. Such values were derived from our balance sheet and related footnotes as of September 30, 2013, included in our Form 10-Q filed on November 14, 2013.

Taking into consideration the reasonableness of the valuation methodologies, assumptions and conclusions contained in CBRE Cap’s Valuation Report, our audit committee and our board of directors determined the estimated value of our equity interest in its real estate portfolio to be in the range of $631.4 million to $669.3 million and our net asset value to range from between $425.6 million and $463.5 million, or between $8.87 and $9.66 per share, based on a share count of 47,970,049 million shares issued and outstanding as of September 30, 2013.

As with any valuation methodology, the methodologies considered by our audit committee and our board of directors, in reaching an estimate of the value of our shares, are based upon all of the foregoing estimates, assumptions, judgments and opinions that may, or may not, prove to be correct. The use of different estimates, assumptions, judgments or opinions may have resulted in significantly different estimates of the value of our shares.

The following table summarizes the material components of our net asset value and net asset value per share estimates as of September 30, 2013.

Table of Value Estimates for Components of Net Asset Value

(As of September 30, 2013)

	Value ($ in 000’s)	Per Share
Present value of equity in wholly owned and partially owned operating assets and vacant land	$646,517	$13.48
Cash and cash equivalents	45,482	0.95
Other assets	30,781	0.64
Fair market value of debt	(269,943)	(5.63)
Accounts payable and other accrued expenses	(8,989)	(0.19)
Other liabilities	(5,881)	(0.12)

Net asset value	$437,967	$9.13

Additional Information Regarding the Valuation, Limitations of Estimated Share Value and the Engagement of CBRE Cap

Throughout the valuation process, the audit committee, our advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

CBRE Cap’s Valuation Report dated December 6, 2013 was based upon market, economic, financial and other information, circumstances and conditions existing prior to September 30, 2013, and any material change in such information, circumstances and/or conditions may have a material effect on our estimated net asset value per share. CBRE Cap’s valuation materials were addressed solely to our board of directors to assist it in establishing an estimated value of our common stock. CBRE Cap’s valuation materials were not addressed to the public and should not be relied upon by any other person to establish an estimated value of our common stock. CBRE Cap’s Valuation Report does not constitute a recommendation by CBRE Cap to purchase or sell any shares of our common stock.

In connection with its review, while CBRE Cap reviewed for reasonableness the information supplied or otherwise made available to it by us or our advisor, CBRE Cap assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party, and did not undertake any duty or responsibility to verify independently any of such information. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with CBRE Cap, CBRE Cap assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management, and relied upon us to advise CBRE Cap promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. In preparing its valuation materials, CBRE Cap did not, and was not requested to, solicit third party indications of interest for us in connection with possible purchases of our securities or the acquisition of all or any part of us.

In performing its analyses, CBRE Cap made numerous assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions, current and future rental market for our operating properties and those in development and other matters, many of which are necessarily subject to change and beyond the control of CBRE Cap and us. The analyses performed by CBRE Cap are not necessarily indicative of actual values, trading values or actual future results of our common stock that might be achieved, all of which may be significantly more or less favorable than suggested by the Valuation Report. The analyses do not purport to be appraisals or to reflect the prices at which the properties may actually be sold, and such estimates are inherently subject to uncertainty. The actual value of our common stock may vary significantly depending on numerous factors that generally impact the price of securities, our financial condition and the state of the real estate industry more generally. Accordingly, with respect to the estimated net asset value per share of our common stock, neither we nor CBRE Cap can give any assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•	a stockholder would ultimately realize distributions per share equal to our estimated net asset value per share upon liquidation of our assets and settlement of our liabilities or a sale of the Company;

•	our shares would trade at a price equal to or greater than the estimated net asset value per share if we listed them on a national securities exchange; or

•	the methodology used to estimate our net asset value per share would be acceptable to FINRA or under ERISA for compliance with its reporting requirements.

The September 30, 2013 estimated net asset value per share was determined by our board of directors at a special meeting held on December 6, 2013. The value of our common stock will fluctuate over time as a result of, among other things, developments related to individual assets and responses to the real estate and capital markets. We currently expect to update and announce our estimated net asset value per share at least annually, provided, however, that the next valuation may be deferred, in the sole discretion of our board of directors, until after December 31, 2014.

We intend to base our calculation of estimated NAV on the values of our assets and liabilities, without ascribing additional value to our enterprise or the going concern of our business. We expect that the values of our assets and liabilities will reflect the specific terms of our investments and our indebtedness, as well as conditions prevailing in the real estate, credit and broader financial markets.

There can be no assurance:

•	an estimated NAV could or will actually be realized by us or by stockholders upon liquidation (in part because appraisal or estimated values do not necessarily indicate the price at which assets could be sold and because no attempt will be made to estimate the expenses of selling any of our assets),

•	stockholders could realize this value if they were to attempt to sell their shares, or

•	this value could comply with the ERISA or IRA requirements described in “ERISA Considerations — Periodic Valuations.”

CBRE Group, Inc., (“CBRE”) is a Fortune 500 and S&P 500 company headquartered in Los Angeles, California and one of the world’s largest commercial real estate services and investment firms (in terms of 2012 revenue). CBRE Cap, a FINRA registered broker-dealer and a subsidiary of CBRE, is an investment banking firm that specializes in providing real estate financial services. CBRE Cap and affiliates possess substantial experience in the valuation of assets similar to those owned by the Company and regularly undertake the valuation of securities in connection with public offerings, private placements, business combinations and similar transactions. For the preparation of the Valuation Report, we paid CBRE Cap a customary fee for services of this nature, no part of which was contingent relating to the provision of services or specific findings. We have not engaged CBRE Cap for any other services. During the past two years, certain of our affiliates engaged affiliates of CBRE primarily for various real estate-related services. In addition, we anticipate that affiliates of CBRE will continue to provide similar real estate-related services in the future. Certain other affiliates have engaged or expect to engage CBRE Cap to serve as their third-party valuation advisor. In addition, we may in our discretion engage CBRE Cap to assist our board of directors in future determinations of our estimated net asset value. We are not affiliated with CBRE, CBRE Cap or any of their affiliates. While we and affiliates of our advisor have engaged and may engage CBRE Cap or its affiliates in the future for commercial real estate services of various kinds, we believe that there are no material conflicts of interest with respect to our engagement of CBRE Cap.

THE ADVISOR AND THE ADVISORY AGREEMENT

The following is added to the end of the section entitled “THE ADVISOR AND THE ADVISORY AGREEMENT — Advisor Personnel” on page 130 of the prospectus:

Advisor Personnel

Rebecca Monroe. Director of Asset Management. Ms. Monroe has served as a director of asset management since May 2013. Previously, she was a director of asset management for CNL Retirement Properties, Inc. (2001 to 2006), a CNL-sponsored non-traded REIT that was acquired in 2006 by HCP, Inc. (“HCP”). Ms. Monroe continued to work for HCP until 2008. From 2009 to 2011, Ms. Monroe was employed as a director of financial services for Brookdale Senior Living’s continuing care retirement community located in The Villages, Florida, where she directed all activities related to finance and accounting for a large upscale seniors housing campus. From 2012 to early 2013, Ms. Monroe worked for Starwood Hotels and Resorts in their treasury operations division before returning to CNL. Ms. Monroe received a B.A. and a Master’s degree in accounting from Samford University, and is a licensed certified public accountant in Florida.

Expense Support and Restricted Stock Agreement

The following sentence is added to the end of the last paragraph in the section entitled “THE ADVISOR AND THE ADVISORY AGREEMENT – The Advisory Agreement – Expense Support and Restricted Stock Agreement” beginning on page 139 of the prospectus.

Pursuant to an amendment to the expense support and restricted stock agreement made on November 21, 2013, the term of the agreement continues through December 31, 2014 with successive one-year terms thereafter subject to the right of the advisor to terminate it upon 30 days’ prior notice.

Property Manager

The following paragraphs are added after the last paragraph of the section entitled “THE ADVISOR AND THE ADVISORY AGREEMENT – Property Manager” beginning on page 140 of the prospectus.

Property Manager Expense Support and Restricted Stock Agreement

On August 27, 2013, we entered into a property manager expense support and restricted stock agreement effective July 1, 2013 with our property manager pursuant to which, in the event the advisor’s expense support amount is less than (a) aggregate stockholder cash distributions declared for the applicable quarter, divided by (b) our aggregate MFFO for the same period, then our property manager agreed to accept payment in the form of forfeitable restricted shares of our common stock in lieu of cash for services rendered and the payment of property management fees, including expense reimbursements in an amount equal to such shortfall. Payment for services rendered will be pursuant to a predetermined formula and stock issued under the property manager expense support and restricted stock agreement will vest only upon the occurrence of a Liquidity Event that results in the attainment of the Vesting Threshold. Pursuant to an amendment to the property manager expense support and restricted stock agreement on November 21, 2013, the term of the agreement was amended to continue through December 31, 2014 with successive one-year terms thereafter, subject to the right of the property manager to terminate upon 30 days prior written notice.

In the event we terminate the property management agreement without cause during the Restricted Period, the restricted stock will vest upon termination of the property management agreement if the most recently reported estimated net asset value per share of our common stock plus total distributions received by stockholders prior to the termination of the property management agreement equals or exceeds the Vesting Threshold. The restricted stock shall be immediately and permanently forfeited if: (i) our board of directors has not conducted an evaluation of our net asset value as of the termination date of the property management agreement, (ii) the Vesting Threshold is not met as of the termination date (iii) we terminate the property management agreement with cause; or (iv) the property manager terminates the property management agreement during the Restricted Period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Summary of Fees and Expenses Incurred and Payable

The following replaces in its entirety the information contained in the prospectus under the section “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS — Summary of Fees and Expenses Incurred and Payable,” beginning on page 143 of the prospectus.

The tables below provide information regarding fees paid to our advisor and its affiliates in connection with our offering and our operations. The tables include amounts incurred during the nine months ended September 30, 2013 and the year ended December 31, 2012.

Our managing dealer is entitled to selling commissions of up to 7% of Gross Proceeds and marketing support fees of 3% of Gross Proceeds for shares sold in connection with our offering, all or a portion of which may be paid to third party participating brokers dealers by our managing dealer. No selling commissions or marketing support fees will be paid in connection with shares sold pursuant to our Distribution Reinvestment Plan.

We incurred the following related party fees in connection with our offering:

	Nine Months ended September 30, 2013	Year ended December 31, 2012
Selling commissions	$7,165,482	$7,070,190
Marketing support fees	8,462,553	4,956,925

	$15,628,035	$12,027,115

Our advisor and certain affiliates are entitled to receive fees and compensation in connection with the acquisition, management and sale of our assets, as well as the refinancing of our debt obligations, including debt obligations of our subsidiaries. In addition, our advisor and its affiliates are entitled to reimbursement of actual costs incurred on our behalf in connection with our organization, offering, acquisitions and operating activities.

We incurred the following related party fees and reimbursable expenses as follows as of the periods indicated below:

	Nine Months ended September 30, 2013	Year ended December 31, 2012
Reimbursable expenses:
Offering costs	$2,713,627	$6,866,904
Operating expenses	2,112,608	1,775,251

	4,826,235	8,642,155
Financing Coordination Fee	—	551,910
Investment Services Fees(1)	6,449,978	7,672,401
Disposition Fee	607,718	—
Property Management Fees(2)	879,281	452,131
Asset Management Fees(3)	2,897,641	1,380,468

	$15,660,853	$18,699,065

FOOTNOTES:

(1)	For the nine months ended September 30, 2013, we incurred Investment Services Fees totaling approximately $6.4 million of which approximately $0.5 million was capitalized as part of our investment basis in the Claremont Medical Office joint venture and the additional Windsor Manor II Communities. For the year ended December 31, 2012, we incurred Investment Services Fees totaling approximately $0.6 million related to our development property which has been capitalized and included in real estate under development and approximately $2.9 million related to our unconsolidated entities which has been capitalized and included in investments in unconsolidated entities.
(2)	For the nine months ended September 30, 2013, we incurred approximately $0.9 million in Property Management Fees and Construction Management Fees of which $0.2 million has been capitalized and included in real estate under development. For the year ended December 31, 2012, we incurred approximately $0.7 million in Construction Management Fees and approximately $0.01 million in Asset Management Fees which have been capitalized and included in real estate under development.

(3)	For the nine months ended September 30, 2013, we incurred approximately $2.9 million in Asset Management Fees which was net of approximately $0.5 million in Asset Management Fees that were forgone in accordance with the terms of the expense support and restricted stock agreement for the nine months ended September 30, 2013. For the nine months ended September 30, 2013, we capitalized approximately $0.2 million in Asset Management Fees which have been included in real estate under development. There were no Asset Management Fees forgone and approximately $0.01 million were capitalized for the year ended December 31, 2012. See description of the expense support and restricted stock agreement above for additional information.

Amounts due to related parties for fees and reimbursable costs and expenses were as follows as of:

	September 30, 2013	December 31, 2012
Due to managing dealer:
Selling commissions	$343,501	$102,656
Marketing support fees	256,573	136,337

	600,074	238,993

Due to property manager:
Property management fees	235,774	452,131

	235,774	452,131

Due to the Advisor and its affiliates:
Asset management fees	1,263,824	—
Reimbursable operating expenses	843,453	242,293
Reimbursable offering costs	237,371	356,463
Interest reserve account and other advances	293,018	—

	2,637,666	598,756

	$3,473,514	$1,289,880

We incur operating expenses which, in general, are related to our administration on an ongoing basis. Pursuant to the advisory agreement, the advisor shall reimburse us the amount by which the Total Operating Expenses paid or incurred by us exceed, in any four consecutive fiscal quarters (an “Expense Year”) commencing with the Expense Year ended June 30, 2013, the greater of 2% of Average Invested Assets or 25% of Net Income (the “Limitation”), unless a majority of our Independent Directors determines that such excess expenses are justified based on unusual and non-recurring factors (referred to as the “Expense Cap Test”). In performing the Expense Cap Test, we use operating expenses on a GAAP basis after making adjustments for the benefit of expense support under the expense support and restricted stock agreements. For the Expense Year ended September 30, 2013, we did not incur operating expenses in excess of the Limitation.

Organizational and Offering Expenses become a liability to us only to the extent selling commissions, the marketing support fees and other Organizational and Offering Expenses do not exceed 15% of the Gross Proceeds of the offering. As of September 30, 2013 there were no organizational and offering costs in excess of the 15% limitation.

Pursuant to a services agreement with CNL Capital Markets Corp., an affiliate of CNL, we pay an annual fee payable monthly based on the average number of total investors during the year for providing certain administrative services to us. For the six months ended September 30, 2013 and the year ended December 31, 2012, we incurred $300,000 and $125,000 in such fees, respectively.

In June 2012, we amended our property management agreement. The amendment clarified the nature of the fees payable and duties of the property manager. The fees payable to the property manager under the revised agreement will continue to be determined in a manner consistent with past determinations under the prior agreement.

Expense Support Agreements – In March 2013, we entered into the expense support and restricted stock agreement with our advisor pursuant to which the advisor has agreed to accept certain payments in the form of forfeitable restricted shares of our common stock in lieu of cash for services rendered and applicable Asset Management Fees and specified expenses we owe to the advisor under the advisory agreement. See “The Advisor and the Advisory Agreement — Expense Support and Restricted Stock Agreement.”

Commencing on April 1, 2013, our advisor has provided expense support to us through forgoing the payment of fees in cash and acceptance of restricted stock for services in an amount equal to the positive excess, if any, of (a) aggregate stockholder cash distributions declared for the applicable quarter, divided by (b) our aggregate MFFO (as defined in the expense support and restricted stock agreement). The expense support amount will be determined for each calendar quarter on a non-cumulative basis, with each such quarter-end date (“Determination Date”).

In August 2013, we entered into the property manager expense support agreement pursuant to which our property manager has agreed to accept certain payments in the form of forfeitable restricted shares of our common stock in lieu of cash for property management services owed by us to the property manager under the property management and leasing agreement. See “The Advisory Agreement — Property Manager — Property Manager Expense Support and Restricted Stock Agreement.”

Commencing on July 1, 2013, in the event the advisor’s expense support is less than (a) aggregate stockholder cash distributions declared for the applicable quarter, divided by (b) our aggregate MFFO (as defined in the property manager expense support agreement) the property manager will provide expense support to us through forgoing the payment of fees in cash and acceptance of restricted stock for services in an amount equal to such shortfall. The property manager expense support amount shall be determined, on a non-cumulative basis, after the calculation of the advisor expense support amount pursuant to the property manager expense support agreement on each Determination Date.

For the nine months ended September 30, 2013, approximately $0.5 million in Asset Management Fees and specified expenses were forgone in accordance with the terms of the advisor expense support agreement. Our aggregate MFFO exceeded cash distributions for the quarter ended September 30, 2013 and accordingly no Asset Management Fees and specified expenses were foregone for the quarter ended September 30, 2013. As of September 30, 2013, our advisor had foregone a total of approximately $0.5 million in Asset Management Fees and specified expenses under the terms of the advisor expense support agreement and we had issued approximately 0.05 million restricted stock shares to our advisor related to three months ended June 30, 2013.

As of September 30, 2013, our advisor had received approximately $1,600 and 118 shares in the form of cash and stock distributions, respectively, related to previously issued restricted stock shares for which approximately $1,700 of expense for the quarter and nine months ended September 30, 2013 has been recognized and included in general and administrative expense.

As noted above, our MFFO exceeded cash distributions for the quarter ended September 30, 2013 and, accordingly, no Property Management Fees and specified expenses were forgone for the quarter ended September 30, 2013. As of September 30, 2013, no restricted stock shares had been issued to the property manager nor was the property manager entitled to any dividends during the quarter and nine months ended September 30, 2013.

Transactions with Other Related Parties – In June 2013, we originated an acquisition, development and construction loan in the amount of $6.2 million (“HCA Rutland ADC Loan”) to C4 Development, LLC, a related party by virtue of a family relationship between a principal of the borrower and our vice chairman who recused himself from review and approval of the investment, for the development of a 22,000 square foot medical office building in Rutland, Virginia that will function as an out-patient emergency and imaging center and will be leased to Hospital Corporation of America (“HCA”). The triple-net lease with HCA is effective upon C4 Development, LLC obtaining a certificate of occupancy and contains a 10-year initial term with four 5-year renewal options. As of September 30, 2013, approximately $2.5 million of the HCA Rutland ADC Loan commitment had been funded of which approximately $1.8 million was used for the purchase of 2.8 acres of land (“HCA Rutland”) and approximately $0.7 million was used towards the development of the medical office building.

Concurrent with the HCA Rutland ADC Loan, we also entered into a right of first refusal to acquire the HCA Rutland property with a one year term from the earlier of (a) the maturity date of the HCA Rutland ADC Loan or (b) the date that the HCA Rutland ADC Loan is paid in full. Based on review and assessment of the transaction structure we determined that we hold a variable interest in C4 Development, LLC through the HCA Rutland ADC Loan; however, we further concluded that we are not the primary beneficiary of the HCA Rutland development as we do not have the power to direct the activities that most significantly impact economic performance of either C4 Development, LLC or the HCA Rutland development. Our maximum exposure to loss as a result of our involvement with this variable interest entity is limited to the amounts funded under the HCA Rutland ADC Loan, which totaled approximately $2.5 million as of September 30, 2013. Our exposure is limited as a result of our collateralized interest in the HCA Rutland development.

The approximate $2.5 million of funding on the HCA Rutland ADC Loan has been recorded as a note receivable from related party as of September 30, 2013 and is comprised of the following:

				Loan Principal Balance as of
Borrower (Description of Collateral Property)	Origination Date	Maturity Date(1)	Interest Rate(2)	September 30, 2013	December 31, 2012
C4 Development, LLC (land development)	6/27/2013	6/27/2014	16.0%	$2,527,976	$—
Loan origination costs				119,479	—
Accrued interest(3)				52,149	—

Total carrying amount				$2,699,604	$—

FOOTNOTES:

(1)	The initial term of the HCA Rutland ADC Loan is one year with an extension option of up to six months.
(2)	The interest rate is comprised of an 8% component that is paid monthly and an 8% component that is paid upon maturity of the HCA Rutland ADC Loan.
(3)	Approximately $0.01 million of accrued interest represents monthly interest payments and approximately $0.04 million represents amounts that are due at maturity.

In connection with the HCA Rutland loan agreement, C4 Development, LLC established an interest reserve account at a bank in which our chairman serves as a director, which as of September 30, 2013 had a balance of approximately $0.3 million. The purpose of the interest reserve account is to pay regular interest payments that will be due and payable under the HCA Rutland ADC Loan. Moreover, C4 Development, LLC will continue to make periodic payments to the interest reserve account to ensure sufficient funds to cover monthly interest payments coming due under the HCA Rutland ADC Loan. In addition, we maintain other accounts at a bank in which our chairman serves as a director. We had total other deposits at that bank in the amount of approximately $0.4 million and $0.1 million as of September 30, 2013 and December 31, 2012, respectively.

For a more detailed discussion of the fees and compensation payable to our advisor and its affiliates, see “Management Compensation,” and “The Advisor and the Advisory Agreement.”

SUMMARY OF DISTRIBUTION REINVESTMENT PLAN

The following two paragraphs and bullet points replace the corresponding information in the section entitled “SUMMARY OF DISTRIBUTION REINVESTMENT PLAN” on page 145 of the prospectus.

We have adopted a distribution reinvestment plan pursuant to which our stockholders may elect to have their cash distributions reinvested in additional shares of our common stock. We are offering 5% of the shares of this offering for sale pursuant to our distribution reinvestment plan. Such shares are being offered at approximately a 5% discount from the price of shares offered in our primary offering; therefore, the shares offered pursuant to our distribution reinvestment plan will be offered at an initial price of 95% of the offering price per share.

An independent agent, referred to as the “reinvestment agent,” which is currently DST Systems, Inc., will act on behalf of the participants in the distribution reinvestment plan to acquire shares of our common stock with the cash distributions participants are entitled to receive from us. Distributions will be invested in shares promptly following the payment date with respect to such distributions to the extent shares are available. The reinvestment agent will invest all distributions attributable to shares owned by participants in our shares at either:

•	$9.64 per share, or such other price as determined by our board of directors for shares under our current best efforts offering so long as the price determined is not more than approximately a 5% discount from the current fair market value of the shares, or

•	after termination of our current best efforts offering, approximately 95% of the then-prevailing market price per share, or

•	the market price following the Listing of our shares on a national stock exchange or the inclusion in an inter-dealer quotation system, provided that the amount reinvested is reduced by any brokerage commission.

SUMMARY OF REDEMPTION PLAN

The following replaces in its entirety the first five paragraphs of the section entitled “SUMMARY OF REDEMPTION PLAN” beginning on page 147 of the prospectus.

Our amended and restated redemption plan is designed to provide eligible stockholders with limited interim liquidity by enabling them to sell shares back to us prior to any listing of our shares. We are prohibited from paying a fee to our sponsor, advisor, directors or affiliates in connection with the redemption of our shares.

Subject to certain restrictions discussed below, we may repurchase shares (including fractional shares) computed to three decimal places, from time to time, at an amount equal to our then current estimated net asset value per share, as published from time to time in our Annual Report on Form 10-K, our Quarterly Report on Form 10-Q and/or our Current Report on Form 8-K with the Commission.

While we are engaged in an offering, we will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws.

Notwithstanding the foregoing, the price for the repurchase of shares shall not exceed an amount equal to the lesser of:

(i)	the then current public offering price per share of our common stock during the period of any on-going public offering; and

(ii)	the purchase price paid per share of common stock by the stockholder (the “Purchase Price”).

In addition, we have the right to waive the above holding periods and redemption prices in the event of the death, qualifying disability, confinement to a long-term care facility or bankruptcy of a stockholder as defined under the plan. Redemption of shares issued pursuant to our distribution reinvestment plan will be priced based upon the Purchase Price from which shares are being reinvested.

The following replaces in its entirety the last sentence of the first partial paragraph of the section entitled “SUMMARY OF REDEMPTION PLAN” on page 150 of the prospectus.

However, the redemption price for redemption requests not withdrawn by the stockholder and which we subsequently redeem will be at the lesser of (i) the estimated net asset value per share as of the date of redemption, (ii) the current public offering price per share as of the date of redemption, or (iii) the Purchase Price of the shares being redeemed.

Redemption of Shares

The following paragraph supersedes and replaces the last paragraph in the section entitled “SUMMARY OF REDEMPTION PLAN,” on page 150 of the prospectus.

During the year ended December 31, 2011, we did not receive any redemption requests. During the year ended December 31, 2012, we received and redeemed one redemption request for 1,049 shares of common stock at a redemption price of $9.99 per share. During the year ended December 31, 2013, we received and redeemed 122 redemption requests for 89,410 shares of common stock at a redemption price of $9.25 per share. We received six redemption requests totaling 9,358 shares of common stock for the period January 1, 2014 through January 31, 2014 which will be paid in April 2014.

The source of funds for payment of such redemptions is the proceeds from our offering.

DISTRIBUTION POLICY

The following paragraphs replace in its entirety the first paragraph of the section entitled “DISTRIBUTION POLICY” beginning on page 150 of the prospectus.

On December 6, 2013, in connection with our first valuation of our estimated net asset value per share and increased offering price per share, our board of directors authorized a distribution policy providing for monthly cash distributions of $0.0338 per share together with stock distributions of 0.0025 shares of common stock per share to maintain our historical distribution rate of 7.0% on each outstanding share of common stock (based on the current $10.14 offering price). The new distribution rates are payable to all common stockholders of record as of the close of business on the first business day of each month beginning January 1, 2014. Distributions will be paid each calendar quarter thereafter as set forth above until such policy is terminated or amended by our board of directors.

Our board of directors authorized a policy providing for distributions of cash and stock rather than solely of cash in order to retain cash for investment opportunities. We anticipate that we will again increase the proportion of distributions paid in cash as our asset base grows and our cash flows increase.

The third paragraph of the section entitled “DISTRIBUTION POLICY” on page 151 of the prospectus is deleted in its entirety.

The following supersedes and replaces the third paragraph of the section entitled “DISTRIBUTION POLICY” on page 152 of the prospectus.

For the nine months ended September 30, 2013 and the year ended December 31, 2012, we declared cash distributions of $9.0 million and $3.2 million, respectively, of which $4.2 million and $1.5 million, respectively, was paid in cash to stockholders and $4.8 million and $1.7 million, respectively, was reinvested pursuant to our distribution reinvestment plan. In addition, for the nine months ended September 30, 2013 and the year ended December 31, 2012, we declared and made stock distributions of approximately 0.7 million and 0.2 million shares of common stock, respectively.

The source of funds for such cash distributions is the proceeds of our offering.

Distributions Declared

The following information supersedes and replaces the corresponding information beginning on page 152 of the prospectus under the section entitled “DISTRIBUTION POLICY.”

The following table represents total cash distributions declared and paid, distributions reinvested, and cash distributions per share for the nine months ended September 30, 2013 and the years ended December 31, 2012 and 2011, and cumulative amounts since inception:

		Distributions Paid(3)
Periods	Cash Distributions per Share	Total Cash Distributions Declared(2)	Reinvested via DRP(3)	Cash Distributions net of Reinvestment Proceeds	Stock Distributions Declared (Shares)(4)	Stock Distributions Declared (at current offering price)	Total Cash and Stock Distributions Declared(5)	Cash Flows Provided by (Used in) Operating Activities	FFO
2013 Quarter
First	$0.09999	$2,099,034	$1,111,733	$987,301	157,449	$1,574,490	$3,673,524	$211,742	$(442,394)
Second	$0.09999	2,878,300	1,544,065	1,334,235	215,854	2,158,540	5,036,840	2,964,299	931,086
Third	0.09999	4,037,876	2,150,803	1,887,073	302,871	3,028,710	7,066,586	106,017	(1,865,761)

Total for the nine months ended September 30, 2013	$0.29997	$9,015,210	$4,806,601	$4,208,609	676,174	$6,761,740	$15,776,950	$3,282,058	$(1,377,069)

2012 Quarter
First	$0.09999	$202,598	$112,295	$90,303	15,196	$151,960	$354,558	$(1,954,009)	$(2,203,104)
Second	$0.09999	557,865	308,872	248,993	41,735	417,350	975,215	2,450,610	(494,224)
Third	$0.09999	984,050	532,724	451,326	73,911	739,110	1,723,160	(2,867,089)	(235,088)
Fourth	$0.09999	1,452,887	785,006	667,881	108,943	1,089,430	2,542,317	(3,998,505)	(3,309,312)

Total for the year ended December 31, 2012	$0.39996	$3,197,400	$1,738,897	$1,458,503	239,785	$2,397,850	$5,595,250	$(6,368,993)	$(6,241,728)

2011 Quarter
Fourth (1)	$0.06666	55,892	$27,667	$28,225	4,180	$41,800	$97,692	$(1,084,430)	$(1,759,580)

Total for the year ended December 31, 2011	$0.06666	55,892	$27,667	$28,225	4,180	$41,800	$97,692	$(1,084,430)	$(1,759,580)

Cumulative Through September 30, 2013		$12,268,502	$6,573,165	$5,695,337	920,139	$9,201,390	$21,469,892	$(4,171,365)	$(9,378,377)

FOOTNOTES:

(1)	We commenced operations on October 5, 2011, as such there were no distributions declared during the first three quarters of 2011.
(2)	For the nine months ended September 30, 2013 and the years ended December 31, 2012 and 2011, 65%, 100% and 100%, respectively, of total cash distributions declared to stockholders were funded with proceeds from the offering or borrowings, and approximately 35%, 0% and 0%, respectively, were funded with cash flows from operations. For the nine months ended September 30, 2013 and the years ended December 31, 2012 and 2011, 79%, 100% and 100%, respectively, of total distributions declared to stockholders were funded with proceeds from the offering or borrowings, and approximately 21%, 0% and 0%, respectively, were funded with cash flows from operations.

For the nine months ended September 30, 2013, 100% of distributions were considered taxable for federal income tax purposes. No amounts distributed to stockholders for the nine months ended September 30, 2013 were required to be or have been treated by us as a return of capital for purposes of calculating the stockholders’ return on their invested capital as described in our advisory agreement. For the year ended December 31, 2012, 100% of distributions paid to stockholders were considered a return of capital for federal income tax purposes. For the year ended December 31, 2011, approximately 1.9% of the distributions paid to stockholders were considered taxable income and approximately 98.1% was considered a return of capital for federal income tax purposes.

(3)	Represents the amount of cash used to fund distributions and the amount of distributions paid which were reinvested in additional shares through our distribution reinvestment plan.
(4)	The distribution of new common shares to the recipients is non-taxable. Stock distributions may cause the interest of later investors in our stock to be diluted as a result of the stock issued to earlier investors.
(5)	Based on the $10.00 offering price at which we sold shares in our offering through December 11, 2013, stock distributions declared represented approximately 43% of the total value of distributions declared and cash distributions declared represented approximately 57% of the total value of distributions declared.
(6)	Cash flows used in operating activities calculated in accordance with GAAP are not necessarily indicative of the amount of cash available to pay distributions. For example, GAAP requires that the payment of acquisition fees and costs related to business combinations be classified as a use of cash in operating activities in the statement of cash flows, which directly reduces the measure of cash flows from operations. However, acquisition fees and costs are paid for with proceeds from our offering as opposed to operating cash flows. For the nine months ended September 30, 2013 and the year ended December 31, 2012, we expensed approximately $9.6 million and $6.6 million, respectively, in acquisition fees and expenses, which were paid from the proceeds of our offering. Additionally, the board of directors also uses other measures such as FFO and MFFO in order to evaluate the level of distributions.

(7)	The following table presents a cumulative reconciliation of net loss to FFO for the following periods:

	Three Months Ended
	March 31, 2013	June 30, 2013	September 30, 2013
Net Loss	$(3,809,348)	$(2,829,402)	$(2,304,877)
Adjustments:
Depreciation and amortization	2,318,917	2,563,452	4,565,651
Gain on sale of investment in unconsolidated entity	—	—	(4,486,200)
FFO Adjustments from unconsolidated entities	1,048,037	1,197,036	359,665

FFO	$(442,394)	$931,086	$(1,865,761)

	Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Net Loss	$(2,413,300)	$(1,126,107)	$(2,286,782)	$(4,894,569)
Adjustments:
Depreciation and amortization	210,196	631,883	628,321	630,170
FFO Adjustments from unconsolidated entities	—	—	1,423,373	955,087

FFO	$(2,203,104)	$(494,224)	$(235,088)	$(3,309,312)

	For the Period October 5, 2011 through December 31, 2011	Cumulative October 5, 2011 through September 30, 2013
Net Loss	$(1,759,580)	$(21,423,965)
Adjustments:
Depreciation and amortization	—	11,548,590
Gain on sale of investment in unconsolidated entity	—	(4,486,200)
FFO Adjustments from unconsolidated entities	—	4,983,198

FFO	$(1,759,580)	$(9,378,377)

Our board of directors declared a monthly cash distribution of $0.03333 and a monthly stock distribution of 0.0025 shares on each outstanding share of common stock on October 1, 2013, November 1, 2013 and December 1, 2013. These distributions were paid and distributed by December 31, 2013.

As of September 30, 2013, we had 16,002 stockholders of record and as of December 31, 2013 we had 18,857 stockholders of record.

Information Regarding Dilution

The following information supersedes and replaces the corresponding information beginning on page 153 of the prospectus under the section entitled “DISTRIBUTION POLICY — Information Regarding Dilution.”

In connection with this ongoing offering of shares of our common stock, we are providing our net tangible book value per share and relevant information. Our net tangible book value per share is calculated as total book value of our assets minus total liabilities, divided by the total number of shares of common stock outstanding. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share, and is not intended to reflect the value of our assets upon an orderly liquidation of the Company.

Our net tangible book value at December 31, 2012 was $7.07 per share, reflecting dilution in the value of our common stock from the issue price as a result of (i) operating losses that resulted primarily from general and administrative expenses since breaking escrow on October 5, 2011, (ii) the issuance of additional shares of our common stock as a result of our stock distributions declared through December 31, 2012, and (iii) fees paid in connection with our public offering, including selling commissions and marketing support fees re-allowed by our managing dealer to participating broker dealers.

The offering price of shares under our primary offering (ignoring purchase price discounts for certain categories of purchasers) was $10.00 per share at December 31, 2012 and remained $10.00 per share until December 11, 2013. As a result of a determination of our NAV value per share by our board of directors our current offering price is $10.14 per share. Our offering price prior to December 11, 2013 was not established on an independent basis and bore no relationship to the net value of our assets at December 31, 2012. Further, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

SUMMARY OF THE CHARTER AND BYLAWS

The following replaces in its entirety the section entitled “SUMMARY OF THE CHARTER AND BYLAWS” beginning on page 154 of the prospectus:

General

We are organized as a corporation under the laws of the State of Maryland. As a Maryland corporation, we are governed by the Maryland General Corporation Law (“MGCL”). Maryland corporate law deals with a variety of matters regarding Maryland corporations, including liabilities, stockholders, directors, officers, the amendment of our charter and mergers of a Maryland corporation with other entities. Since many matters are not addressed by Maryland corporate law, it is customary for a Maryland corporation to address these matters through provisions in its charter and/or bylaws.

On April 30, 2013, our board of directors, including a majority of our Independent Directors approved the Second Articles of Amendment and Restatement of the Company and an amendment to our bylaws. Our stockholders subsequently approved these Second Articles of Amendment and Restatement and this amendment to our bylaws on June 27, 2013. Also on June 27, 2013, our board of directors approved our Third Amended and Restated Bylaws. The changes reflected in our Second Articles of Amendment and Restatement and Third Amended and Restated Bylaws are designed to, among other things, provide greater consistency with state law and to more closely align our governance structure to that of other public companies. Our Second Articles of Amendment and Restatement and Third Amended and Restated Bylaws supersede and replace in their entireties all of our previously adopted charters and bylaws, the amendments thereto and the amendments and restatements thereof.

Our charter and bylaws contain certain provisions that could make it more difficult to acquire control of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer.

Our charter also permits the listing of the Company shares on a national securities exchange, or the receipt by the Company’s stockholders of securities that are approved for trading on a national securities exchange in exchange for the Company’s shares (“Listing”) of our stock by our board of directors on a national securities exchange.

The discussion below sets forth material provisions of governing laws, instruments and guidelines applicable to us. For more complete provisions, refer to the MGCL and our charter and bylaws.

Description of Capital Stock

We have authorized a total of 1.62 billion shares of capital stock, consisting of 1.12 billion shares of common stock, $0.01 par value per share, 200 million shares of preferred stock, and 300 million excess shares. We have obtained an opinion from our legal counsel, Lowndes, Drosdick, Doster, Kantor & Reed, P.A. that all of our shares offered hereby will be fully paid and nonassessable when issued. Prior to commencement of our initial public offering, 22,222 shares of our common stock were issued and outstanding and held by our advisor.

Our board of directors may determine to engage in future offerings of common stock of up to the number of authorized but unissued shares of common stock available following the termination of this offering, and may, in the future, seek to increase the number of authorized shares, if it determines that either such action is in our best interest.

We will not issue share certificates except to stockholders who make a written request to us. Each stockholder’s investment will be recorded on our books, and information concerning the restrictions and rights attributable to shares (whether in connection with an initial issuance or a transfer) will be sent to the stockholder receiving shares in connection with an issuance or transfer. A stockholder wishing to transfer his or her shares will be required to send us forms, which we will provide at the stockholder’s request.

Stockholders have no preemptive rights to purchase or subscribe for securities that we may issue subsequently. Each share of common stock is entitled to one vote per share, and shares do not have cumulative voting rights. The stockholders are entitled to distributions in such amounts as may be authorized by our board of directors and declared by us from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any of our Assets remaining after payment in full to all creditors.

Our charter authorizes our board of directors to designate and issue from time to time one or more classes or series of common or preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of common or preferred stock so issued. Because our board of directors has the power to establish the preferences and rights of each class or series of common or preferred stock, it may afford the holders of any series or class of stock preferences, powers and rights senior to the rights of holders of common stock offered in this offering. The issuance of common or preferred stock could have the effect of delaying or preventing a change in control of us.

For a description of the characteristics of the excess shares, which differ from our common stock and preferred stock in a number of respects, including voting and economic rights, see below at “— Restriction of Ownership.”

Preferred Stock

Under our charter, our board of directors is authorized, subject to certain limitations and without further stockholder approval, to issue from time to time one or more series of our preferred stock, with such distinctive designations, powers, rights and preferences as will be determined by our board of directors. If we ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a liquidation preference in the event we liquidate, dissolve or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such occurrence. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, offer or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. Preferred stock will be available for possible future financings, acquisitions and general corporate purposes without any legal requirement that we obtain any stockholder authorization.

Board of Directors

Our charter provides that the number of directors cannot be less than three or more than 11, subject to any express rights of any holder of our preferred stock to elect additional directors under specific circumstances. Our charter also provides that a majority of the board of directors will be Independent Directors. Each director, other than a director elected to fill a vacancy, will be elected at each annual meeting or at any special meeting of the stockholders called for that purpose. The vote necessary for the election of directors is a majority of the votes cast at the annual meeting, or special meeting called for that purpose, at which quorum is present. Abstentions and broker non-votes have no effect on the election of directors. Board vacancies resulting from an increase in the number of directors will be filled by a majority of the entire board of directors, and any other vacancies will be filled by a majority of the remaining directors, whether or not their number is sufficient to constitute a quorum; provided, however, that Independent Directors will nominate replacements for vacancies among the Independent Directors. Under our charter, the term of office for each director will be one year, expiring at each annual meeting of stockholders; however, nothing in our charter prohibits a director from being reelected by the stockholders. Our directors may establish such committees as they deem appropriate (provided that the majority of the members of each committee are Independent Directors). Our directors may, from time to time, elect a chairman of the board of directors to preside at all meetings of the directors and the stockholders, and who will be assigned such other responsibilities as our directors may designate.

Stockholder Meetings; Written Consent

An annual meeting will be held for the purpose of electing directors and for transacting such other business as may properly come before the meeting, and will be held not less than 30 days after delivery of our annual report. Under our bylaws, a special meeting of stockholders may be called by the chief executive officer, the president, the chairman of the board of directors, a majority of the board of directors or a majority of our Independent Directors. Special meetings of the stockholders must be called by our secretary at the written request of stockholders holding outstanding shares of our stock representing at least 10% of all votes entitled to be cast on any issue proposed to be considered at any such special meeting. Upon receipt of such a written request, either in person or by mail, stating the purpose or purposes of the meeting, we will provide all stockholders, within ten days of receipt of the written request, written notice, either in person or by mail, of the time and place of the meeting and its purpose. Such annual or special meeting of stockholders will be held no less than 15 nor more than 60 days after distribution of the notice.

Except as otherwise provided in our charter, each share of common stock has the right to vote on all matters at all meetings of our stockholders, and is entitled to one vote for each share of common stock entitled to vote at the meeting. In general, the presence in person or by proxy of 50% or more of our outstanding shares of our stock entitled to vote shall constitute a quorum, and a majority vote thereof will be binding on all of our stockholders.

Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting under Maryland law, if a unanimous consent in writing or by electronic transmission to such action is given by all of the stockholders.

Advance Notice for Stockholder Nominations for Directors and Proposals of New Business

For annual meetings, our bylaws generally require notice at least 120 days and not more than 150 days before the anniversary of the prior annual meeting of stockholders in order for a stockholder to (i) nominate a director, or (ii) propose new business other than pursuant to the notice of the meeting or by, or at the direction of, the directors. Further, our bylaws generally require notice of director nominations at least 60 days and not more than 90 days prior to a special meeting of stockholders called for the purpose of electing one or more directors. Accordingly, failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.

Amendments to the Charter and Bylaws; REIT Status

Generally, our charter may be amended only if the amendment is declared advisable by the board of directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all the votes entitled to be cast on the amendment. However, our board of directors may, upon the affirmative vote of a majority of the entire board of directors, and without the approval of the stockholders amend our charter to: (i) increase or decrease the aggregate number of authorized shares of our stock, or the number of shares of any class or series of stock that we have the authority to issue; (ii) change our name; (iii) change the name or other designation or the par value of any class or series of our shares and the aggregate par value of our shares or (iv) effect certain reverse stock splits. Additionally, in the event that our board of directors determines that it is no longer in our best interest to qualify as a REIT, our board of directors may take such action, without stockholder approval, to cause the termination of our qualification as a REIT.

Under our charter, the board of directors has the power to amend and repeal our bylaws without the vote of stockholders, provided that such amendments are not inconsistent with the provisions of the charter. However, until the Listing, the amendment of the bylaws requires a stockholder vote where the proposed bylaw amendment would adversely affect the rights, preferences and privileges of the stockholders. After Listing, the board of directors shall have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Except for the foregoing, without stockholder approval, our board of directors may not:

•	amend the charter, except as described above;

•	sell all or substantially all of our Assets other than in the ordinary course of business or in connection with our liquidation and dissolution;

•	cause a merger or consolidation of us or a statutory share exchange when such stockholder approval is required by Maryland law; or

•	cause us to dissolve.

Fees Payable to Our Advisor

Our charter describes certain fees payable to our advisor, its affiliates and affiliates of our sponsor. See “Management Compensation” for a detailed discussion of these fees.

Mergers, Combinations and Sale of Assets

Generally, a sale or other disposition of all or substantially all of our Assets, a merger or consolidation of us, a statutory share exchange or dissolution must be declared advisable by our board of directors and approved by the stockholders of a majority of the shares of our stock then outstanding and entitled to vote on the matter. In addition, any such transaction involving our sponsor, our advisor, any of our directors or any of their affiliates also must be approved by a majority of our directors (including a majority of our Independent Directors) not otherwise interested in such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

The Maryland Business Combination Act provides that certain business combinations (including mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland corporation and any Person (as defined in our charter) who beneficially owns 10% or more of the voting power of such corporation’s outstanding voting stock or an affiliate or associate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of such corporation (an “Interested Stockholder”) or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of such corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as determined by statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Our board of directors adopted a resolution providing that the prohibitions and restrictions set forth in the Maryland Business Combination Act are inapplicable to any business combination between us and any Person. Consequently, the five year prohibition and supermajority vote requirements will not apply to business combinations between us and any Person.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer and/or officers or employees who are directors of the corporation. Control shares are shares which, if aggregated with all other shares of the corporation previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors of such corporation within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring Person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

Our charter provides that the Maryland Control Share Acquisition Act is inapplicable to any acquisition of our securities by any Person. Consequently, in instances where our board of directors otherwise waives or modifies restrictions relating to the ownership and transfer of our securities or such restrictions are otherwise removed, our control shares will have voting rights, without having to obtain the approval of a supermajority of the outstanding shares eligible to vote thereon.

Dissolution

Our voluntary dissolution must be declared advisable by a majority of the entire board of directors and approved by the affirmative vote of the holders of the majority of the outstanding Equity Shares entitled to vote thereon. We will continue perpetually unless dissolved pursuant to the provisions of our charter or pursuant to any applicable provision of the MGCL.

Procedure Upon Liquidation

Upon any final Liquidity Event, all distributions will be forwarded to a stockholder’s address of record. Moreover, any distributions that can be considered a return of capital, special distribution or sales (any large cash outlay) for non-qualified plans will go to the stockholder’s address of record unless directed elsewhere via written instruction from the stockholder or the stockholder’s authorized broker.

Restriction of Ownership

To qualify as a REIT under the Code, among other things, (i) not more than 50% of the value of the REIT’s outstanding stock may be owned, directly or indirectly (applying certain attribution rules), by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year; (ii) the REIT’s stock must be beneficially owned (without reference to any attribution rules) by 100 or more Persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) certain other requirements must be satisfied. See “Federal Income Tax Considerations — Taxation of CNL Healthcare Properties, Inc.”

To ensure that we satisfy these requirements, among other purposes, our charter restricts the direct or indirect ownership (applying certain attribution rules) of shares of common stock and preferred stock by any Person to no more than 9.8%, by number or value, of the outstanding shares of such common stock or 9.8%, by number or value, of any series of preferred stock, which we refer to herein as the “ownership limitation.” It is the responsibility of each Person owning or deemed to own more than 5% of the outstanding shares of common stock or any series of outstanding preferred stock to give us written notice of such ownership. In addition, to the extent deemed necessary by our directors, we can demand that each stockholder disclose to us in writing all information regarding the beneficial and constructive ownership (as such terms are defined in our charter) of the common stock and preferred stock. However, our charter generally provides that our board of directors, upon a receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence, representations or undertakings acceptable to our board of directors may, in its sole discretion, waive the application of certain transfer restrictions or the 9.8% ownership limit to a Person if our board of directors determines that such Person’s ownership of our common stock and/or preferred stock will not jeopardize our status as a REIT under the Code. In addition, the restrictions on transfer, ownership limitations and information requirements described in this section will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT under the Code.

Subject to our board of directors’ ability to waive certain of the following restrictions in certain circumstances (as described above), transfers of shares of our common stock or preferred stock or other events that would create a direct or indirect ownership of such stock that would (i) violate the ownership limit; (ii) result in our disqualification as a REIT under the Code, including any transfer that results in (A) our common stock and/or preferred stock being beneficially owned by fewer than 100 Persons or (B) our being “closely held” within the meaning of Section 856(h) of the Code; or (iii) potentially jeopardize our status as a REIT under the Code, will be null and void and of no effect with respect to the shares in excess of the applicable limit or in violation of the applicable restriction and, accordingly, the intended transferee (or “prohibited owner”) will not acquire any right or interest in such shares. Any shares owned or transferred in excess of an applicable limitation will be automatically exchanged for “excess shares” and will be transferred by operation of law to an unaffiliated trust for the exclusive benefit of one or more qualified charitable organizations. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell the excess shares to a Person or entity who could own the shares without violating the applicable limit and distribute to the prohibited owner an amount equal to the lesser of:

•	the proceeds of the sale;

•	the price paid for the stock in excess of the applicable limit by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of our shares on the date of the transfer or other event; or

•	the pro rata amount of the prohibited owner’s initial capital investment in us properly allocated to such excess shares.

All dividends and other distributions received with respect to the excess shares prior to their sale by the trust and any proceeds from the sale by the trust in excess of the amount distributable to the prohibited owner will be distributed to the beneficiary of the trust. In connection with any liquidation, however, the trust must distribute to the prohibited owner the amounts received upon such liquidation, but the prohibited owner is not entitled to receive amounts in excess of the price paid for such shares by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of the shares on the date of the transfer or other event. In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any excess shares are held by the trust, to purchase all or any portion of such excess shares for the lesser of the price paid for such shares by the prohibited owner (or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of our shares on the date of the transfer or other event) or the market price of our stock on the date we exercise our option to purchase, which amount will be paid to the prohibited owner. In all instances, the market price will be determined in the manner set forth in the charter.

For purposes of our charter, the term “Person” means an individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association.

Limitation of Liability and Indemnification

Our charter, subject to the conditions set forth therein and under Maryland law, eliminates the personal liability of our stockholders, directors and officers for monetary damages and require us to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) our present or former directors and officers, (b) any individual who, while a director or officer of us and who at our request serves or has served as a director, officer, partner or trustee of another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and (c) our advisor or any of its affiliates or directors or employees acting as our agent. Notwithstanding the foregoing, our charter prohibits us from indemnifying an officer, a director, our advisor or an affiliate of our advisor for loss or liability suffered by any of them or holding any of them harmless for any loss or liability suffered by us unless each of the following conditions are met: (i) the party seeking indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interest; (ii) the party seeking indemnification was acting or performing services on our behalf; (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the party seeking indemnification is an officer, a director (other than an Independent Director), our advisor or an affiliate of our advisor or a director or employee of the foregoing acting as an agent of our Company, or (B) gross negligence or willful misconduct, in the case that the party seeking indemnification is an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of Net Assets and not from our stockholders.

Our articles also contain limits on indemnifying against liability arising under federal or state securities laws. The Commission takes the position that indemnification against liabilities arising under the Securities Act is contrary to public policy and unenforceable. Indemnification of the directors, our officers, our advisor or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the indemnitee;

•	such claims have been dismissed with prejudice on the merits as to the indemnitee by a court of competent jurisdiction; or

•

a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

We will pay or reimburse funds to an officer, a director, our advisor or an affiliate of our advisor for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding if all of the following are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	the party seeking such advancement has provided us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;

•	the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his capacity as such and a court of competent jurisdiction specifically approves such advancement; and

•	the party seeking indemnification provides us with a written agreement to repay the advanced funds to us, together with the applicable legal rate of interest thereon, in cases in which he is found not to be entitled to indemnification.

No preliminary determination by our board of directors, the stockholders or independent counsel of the ultimate entitlement an officer, a director, our advisor, or an affiliate of our advisor to indemnification is required before the advancement of legal expenses and other costs.

We have entered into indemnification agreements with each of our officers and directors, and have purchased insurance policies offering our officers and directors substantially the same scope of coverage afforded by the indemnification provisions of our charter. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by our charter, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses reasonably incurred by officers and directors seeking to enforce their rights under the indemnification agreements. Although these indemnification agreements offer the same scope of coverage afforded by the indemnification provisions in the charter, they provide greater assurance to directors and officers that indemnification will be available because these contracts cannot be modified unilaterally by our board of directors or by our stockholders.

Removal of Directors

Under our charter, a director may resign or be removed with or without cause only at a meeting of the stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the shares of our stock then outstanding and entitled to vote, without the necessity for concurrence by the directors, subject to the rights of any holders of preferred stock to vote for such directors. The notice of such meeting will indicate that the purpose, or one of the purposes, of such meeting is to determine if a director should be removed.

Inspection of Books and Records

The directors will keep, or cause to be kept, on our behalf, financial statements calculated in accordance with GAAP. All of such financial statements, together with all of our other records, including a copy of the charter and any amendments thereto, will at all times be maintained at our principal office, and will be open to inspection, examination, and, for a reasonable charge, duplication upon reasonable notice and during normal business hours by a stockholder or his or her agent.

As a part of our books and records, we will maintain at our principal office an alphabetical list of names of all stockholders along with the number of shares held by each stockholder. Such list will be available for inspection at our principal office by a stockholder or his or her designated agent upon such stockholder’s request. Such list also will be mailed to any stockholder requesting the list within ten days of a request. The Company may impose a reasonable charge for expenses incurred in reproduction of the stockholder list pursuant to the stockholder request.

If our advisor or directors neglect or refuse to exhibit, produce or mail a copy of the stockholder list as requested, our advisor and our directors will be liable to any stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list and for actual damages. We may, however, raise as a defense that the actual purpose and reason for the request for inspection or for a copy of the stockholder list is to secure such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to our affairs. We may require the stockholder requesting the stockholder list to represent that the list is not requested for a commercial purpose unrelated to the stockholder’s interest in us. The remedies provided by the charter to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal or applicable state law.

Restrictions on “Roll-Up” Transactions

In connection with a proposed Roll-Up Transaction, which, in general terms, refers to any transaction involving our acquisition, merger, conversion or consolidation, directly or indirectly, and the issuance of securities of a Roll-Up Entity (as defined in our charter) that would be created or would survive after the successful completion of the Roll-Up Transaction, an appraisal of all properties will be obtained from an independent appraiser. In order to qualify as an independent appraiser for this purpose, the Person will have no material current or prior business or personal relationship with our advisor or directors and will be engaged to a substantial extent in the business of rendering opinions regarding the value of real property and/or Assets of the type we hold. Any properties will be appraised on a consistent basis, and the appraisal will be based on the evaluation of all relevant information and will indicate the value of the properties as of a date prior to the announcement of the proposed Roll-Up Transaction. The appraisal will assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of such independent appraiser will clearly state that the engagement is for our benefit and that of our stockholders. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, will be included in a report to stockholders in connection with a proposed Roll-Up Transaction. If the appraisal will be included in a prospectus used to offer the securities of the Roll-Up Entity, then the appraisal shall be filed with the Commission and the states as an exhibit to the registration statement for the offering.

In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction will offer to stockholders who vote against the proposal the choice of:

•	accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction; or

•	one of the following:

•	remaining stockholders of us and preserving their interests on the same terms and conditions as existed previously; or

•	receiving cash in an amount equal to the dissenting stockholders’ pro rata share of the appraised value of our Net Assets.

We are prohibited from participating in any proposed Roll-Up Transaction:

•	that would result in the stockholders having democracy rights in the Roll-Up Entity that are less than those provided in our charter and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of the charter and our dissolution. See “— Description of Capital Stock” and “— Stockholder Meetings”;

•	that includes provisions that would materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor;

•	in which investor’s rights to access of records of the Roll-Up Entity will be less than those provided in our charter and described in “— Inspection of Books and Records” above;

•	or in which any of the costs of the Roll-Up Transaction would be borne by us if the Roll-Up Transaction is rejected by our stockholders.

FEDERAL INCOME TAX CONSIDERATIONS

REIT Qualification

The following replaces the first sentence of the sentence in the section entitled “FEDERAL INCOME TAX CONSIDERATIONS — REIT Qualification” on page 164 of the prospectus.

We elected to be taxed as a REIT under the Code beginning with our taxable year ended December 31, 2012.

The following replaces the second paragraph in the section entitled “FEDERAL INCOME TAX CONSIDERATIONS — REIT Qualification” on page 164 of the prospectus.

In connection with this offering, Arnold & Porter LLP has rendered an opinion to us that, commencing with our taxable year ended December 31, 2012, we have been organized and have operated in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operations as described in this prospectus, if continued, will enable us to meet and continue to meet the requirements for qualification and taxation as a REIT for our current taxable year and each taxable year thereafter. This opinion of Arnold & Porter LLP is filed as an exhibit to the registration statement of which this prospectus is a part.

Requirements for Qualification as a REIT

The following replaces the first paragraph of the section entitled “FEDERAL INCOME TAX CONSIDERATIONS — Requirements for Qualification as a REIT” on page 167 of the prospectus.

Our qualification as a REIT, has depended upon and will continue to depend upon our meeting and continuing to meet the requirements discussed below relating to our organization, sources of income, nature of assets and distributions of income to our stockholders.

Failure to Qualify as a REIT

The following replaces the first paragraph of the section entitled “FEDERAL INCOME TAX CONSIDERATIONS — Failure to Qualify as a REIT” on page 176 of the prospectus.

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, then we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. We will not be able to deduct dividends paid to our stockholders in any year in which we fail to qualify as a REIT. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, stockholders taxed as individuals will be taxed on these dividends at a maximum rate of 20% assuming the relevant holdings periods have been met (for tax years beginning after 2012), and corporate distributees may be eligible for the dividends received deduction. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. It is not possible to state whether we would be entitled to this statutory relief.

Other Tax Considerations

The following replaces the first paragraph of the section entitled “FEDERAL INCOME TAX CONSIDERATIONS — Other Tax Considerations” on page 185 of the prospectus.

Payments to Certain Foreign Financial Entities and Other Foreign Entities

Withholding tax at a rate of 30% will be imposed on certain payments to you or certain foreign financial institutions (including investment funds) and other non-U.S. entities receiving payments on your behalf, including distributions in respect of shares of our stock and gross proceeds from the sale of shares of our stock, if you or such institutions fail to comply with certain due diligence and other reporting rules as set forth in the recently issues Treasury regulations. Accordingly, the entity through which shares of our stock are held will affect the determination of whether such withholding is required. Withholding will apply to payments of dividends made after June 30, 2014, and to payments of gross proceeds from a sale of shares of our stock made after December 31, 2016. Stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the Internal Revenue Service to obtain the benefit of such exemption or reduction. Additional requirements and conditions may be imposed pursuant to an intergovernmental agreement, if and when entered into, between the United States and such institution’s home jurisdiction. We will not pay any additional amounts to any stockholders in respect of any amounts withheld. You are encouraged to consult with your tax advisor regarding U.S. withholding taxes and the application of the recently issued Treasury regulations in light of your particular circumstances.

PLAN OF DISTRIBUTION

The following paragraph replaces the first paragraph of the section entitled “PLAN OF DISTRIBUTION” on page 187 of the prospectus.

The Offering

We are publicly offering a maximum of $3,000,000,000 in shares of our common stock on a “best efforts” basis through CNL Securities Corp., as our managing dealer, participating brokers who are members of FINRA, and/or other Persons exempt from broker-dealer registration all of which we refer to collectively herein as participating brokers. Because this is a “best efforts” offering, CNL Securities Corp. and participating brokers use only their best efforts to sell our shares and have no firm commitment or obligation to purchase any of our shares. We are offering up to a maximum of $3,000,000,000 of our common stock in this offering. The shares are offered at a maximum of $10.14 per share, unless our board of directors changes this price from time to time, in its sole discretion. We have designated 5% of the shares in this offering as issuable pursuant to our distribution reinvestment plan at a price of $9.64 per share. Our board of directors may change the distribution reinvestment plan price from time to time. We reserve the right to reallocate shares that have been registered for this offering between the primary offering and the distribution reinvestment plan.

The following paragraph and table replace the second full paragraph and table in the section entitled “PLAN OF DISTRIBUTION” on page 188 of the prospectus.

The following table shows the maximum amount of selling commissions and marketing support fees payable to our managing dealer for $3,000,000,000 in shares sold in this offering, assuming 95% of the shares are sold at the offering price of $10.14 per share, with no discounts, and 5% of the shares are sold under our distribution reinvestment plan at the price of $9.64 per share.

	Per Share	Maximum Offering
Initial Offering
Price to Public	$10.14	$2,850,000,000
Selling Commissions and Marketing Support Fees	$1.01	$285,000,000
Proceeds to Us	$9.13	$2,565,000,000

Distribution Reinvestment Plan
Price to Public	$9.64	$150,000,000
Proceeds to Us	$9.64	$150,000,000

The following information replaces the corresponding information in the section entitled “PLAN OF DISTRIBUTION — Volume Discounts” on page 190 of the prospectus.

Amount of Shares Purchased	Purchase Price per Incremental Share in Volume Discount Range	Reallowed Commissions on Sales per Incremental Share in Volume Discount Range
		Percent	Dollar Amount

Up to $500,000	$10.140	7.0%	$0.710
$500,001—$750,000	$10.039	6.0%	$0.608
$750,001—$1,000,000	$9.937	5.0%	$0.507
$1,000,001—$2,500,000	$9.836	4.0%	$0.406
$2,500,001—$5,000,000	$9.734	3.0%	$0.304
Over $5,000,000	$9.633	2.0%	$0.203

We will apply the reduced selling price per share and selling commissions to the incremental shares within the indicated range only. Thus, for example, a total subscription amount of $1,250,000 would result in the purchase of 124,788.881 shares at a weighted average purchase price of $10.017 per share as shown below:

•	$500,000 at $10.140 per share = 49,309.665 shares (7% selling commission + 3% marketing support fee);

•	$250,000 at $10.039 per share = 24,903.871 shares (6% selling commission + 3% marketing support fee);

•	$250,000 at $9.937 per share = 25,157.992 shares (5% selling commission + 3% marketing support fee); and

•	$250,000 at $9.836 per share = 25,417.353 shares (4% selling commission + 3% marketing support fee).

To the extent requested in writing by an investor as described below, our volume discount is cumulative. To the extent an investor’s cumulative purchases qualify for a volume discount, the investor’s purchase will qualify for a volume discount equal to (i) the volume discount for the applicable individual purchase or (ii) to the extent the subsequent purchase when aggregated with the prior purchase(s) qualifies for a greater volume discount, a greater discount.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following supersedes and replaces in its entirety the section entitled “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” on page 196 of the prospectus.

The Commission allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to various documents. The information incorporated by reference is an important part of this prospectus supplement and the information that we file later with the Commission may update and supersede the information in this prospectus supplement including the information we incorporated by reference. For information on how to access this information, see the section entitled “ADDITIONAL INFORMATION” on page 198 of the prospectus.

The documents listed below are incorporated by reference into the prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with Commission rules:

•	Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 27, 2013.

•	Current Report on Form 8-K dated January 7, 2013, filed on January 7, 2013.

•	Current Report on Form 8-K dated January 14, 2013, filed on January 18, 2013.

•	Current Report on Form 8-K/A dated February 9, 2012, filed on March 8, 2012.

•	Current Report on Form 8-K/A dated February 16, 2012, filed on May 1, 2012 (solely with respect to the information reported under Item 9.01(a).

•	Current Report on Form 8-K/A dated June 29, 2012, filed on September 12, 2012 (solely with respect to the information reported under Item 9.01(a).

•	Current Report on Form 8-K/A dated August 31, 2012, filed on November 2, 2012 (solely with respect to the information reported under Item 9.01(a).

•	Current Report on Form 8-K/A dated December 19, 2012, filed on March 4, 2013 (solely with respect to the information reported under Item 9.01(a).

•	Current Report on Form 8-K/A dated December 21, 2012, filed on March 13, 2013 (solely with respect to the information reported under Item 9.01(a).

•	Current Report on Form 8-K dated March 20, 2013, filed on March 26, 2013.

•	Current Report on Form 8-K dated March 27, 2013, filed on April 2, 2013.

•	Current Report on Form 8-K dated April 3, 2013, filed on April 4, 2013.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed on March 27, 2013.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, filed on November 14, 2013.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, filed on August 14, 2013.

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed on May 14, 2013.

•	Our Definitive Proxy Statement on Schedule 14A, filed April 29, 2013.

•	Current Report on Form 8-K dated April 23, 2013, filed on April 29, 2013.

•	Current Report on Form 8-K dated May 8, 2013, filed on May 14, 2013.

•	Current Report on Form 8-K dated May 31, 2013, filed on June 6, 2013.

•	Current Report on Form 8-K dated June 14, 2013, filed on June 20, 2013.

•	Current Report on Form 8-K dated June 21, 2013, filed on June 27, 2013.

•	Current Report on Form 8-K dated June 26, 2013, filed on July 2, 2013.

•	Current Report on Form 8-K dated June 27, 2013, filed on July 2, 2013.

•	Current Report on Form 8-K dated July 1, 2013, filed on July 8, 2013.

•	Current Report on Form 8-K dated July 3, 2013, filed on July 10, 2013.

•	Current Report on Form 8-K dated July 10, 2013, filed on July 16, 2013.

•	Current Report on Form 8-K dated August 1, 2013, filed on August 16, 2013.

•	Current Report on Form 8-K dated August 19, 2013, filed on August 21, 2013.

•	Current Report on Form 8-K dated August 16, 2013, filed on August 23, 2013.

•	Current Report on Form 8-K dated August 27, 2013, filed on August 27, 2013.

•	Current Report on Form 8-K dated August 21, 2013, filed on August 27, 2013.

•	Current Report on Form 8-K dated August 29, 2013, filed on September 5, 2013.

•	Current Report on Form 8-K dated August 30, 2013, filed on September 6, 2013.

•	Current Report on Form 8-K dated October 7, 2013, filed on October 11, 2013.

•	Current Report on Form 8-K dated November 11, 2013, filed on November 15, 2013.

•	Current Report on Form 8-K dated November 21, 2013, filed on November 26, 2013.

•	Current Report on Form 8-K/A dated August 29, 2013, filed on November 26, 2013 (solely with respect to the information reported under Item 9.01(a).

•	Current Report on Form 8-K dated November 25, 2013, filed on December 2, 2013.

•	Current Report on Form 8-K dated December 2, 2013, filed on December 6, 2013.

•	Current Report on Form 8-K dated December 10, 2013, filed on December 10, 2013.

•	Current Report on Form 8-K dated December 6, 2013, filed on December 11, 2013.

•	Current Report on Form 8-K/A dated December 6, 2013, filed on December 18, 2013.

•	Current Report on Form 8-K dated December 23, 2013, filed on January 30, 2013.

•	Current Report on Form 8-K dated February 3, 2014, filed on February 7, 2014.

•	Current Report on Form 8-K dated February 6, 2014, filed on February 11, 2014.

•	Current Report on Form 8-K/A dated December 2, 2013, filed on February 11, 2014.

•	Current Report on Form 8-K dated February 27, 2014, filed on March 5, 2014.

•	Current Report on Form 8-K dated February 28, 2014, filed on March 6, 2014.

•	Current Report on Form 8-K dated March 3, 2014, filed on March 7, 2014.

Upon request we will provide to each Person, including a beneficial owner, to whom this post-effective amendment is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus supplement but have not delivered to investors. To receive a free copy of those documents, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to:

DST Systems, Inc.

430 W. 7th Street, Ste. 219001

Kansas City, MO 64105

866-650-0650, option 3

www.cnl.com

EXPERTS

The following section supersedes in its entirety the paragraph under the section entitled “Experts” beginning on page 197 of the prospectus.

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of CNL Healthcare Properties, Inc. (formerly known as CNL Healthcare Trust, Inc.) for the year ended December 31, 2012; the audited historical financial statements of Primrose Senior Housing Communities (Five Communities) included on page F-4 through F-12 of CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated February 16, 2012 filed on May 1, 2012; the audited historical financial statements of Primrose II Retirement Communities (Five Communities) included on page F-20 through F-30 of CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated December 19, 2012, filed on March 4, 2013; the audited historical financial statements of Capital Health Retirement Communities (Four Communities) included on page F-20 through F-29 of CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated December 21, 2012, filed on March 13, 2013; the audited historical financial statements of TSMM Management, LLC included on page F-4 through F-12 of CNL Healthcare Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012; and the audited historical financial statements of South Bay Retirement Communities (Three Communities) included on page F-16 through F-24 of CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated August 29, 2013, filed on November 26, 2013 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Sunrise Connecticut Avenue Assisted Living, LLC, the financial statements of Santa Monica AL, LLC and the combined financial statements of MetSun Two Pool Two, LLC, MetSun Three Louisville KY Senior Living, LLC and MetSun Three Lombard IL Senior Living, LLC at December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, included in CNL Healthcare Properties, Inc.’s (f/k/a CNL Healthcare Trust, Inc.) Current Report on Form 8-K/A dated June 29, 2012, filed September 12, 2012, and incorporated by reference in this prospectus supplement and Registration Statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their reports incorporated herein by reference, and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Vinton, IA Assisted Living Facility, L.L.C., Webster City, IA Assisted Living Facility, L.L.C., and Nevada, IA Assisted Living Facility, LLC., as of and for the year ended December 30, 2011 included in CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated August 31, 2012, filed on November 2, 2012, and incorporated by reference in this prospectus supplement and Registration Statement have been audited by CliftonLarsonAllen LLP, independent auditors, as set forth in their report incorporated herein by reference, and are incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Tranquillity at Fredericktowne, Inc. and Tranquillity at Fredericktowne Limited Partnership as of December 31, 2011 and 2010, and for the years ended December 31, 2011 and 2010, included in CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated December 21, 2012, filed January 13, 2013, and incorporated by reference in this prospectus supplement and Registration Statement have been audited by Walker Healthcare Services Group, independent auditors, as set forth in their reports incorporated herein by reference, and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

CBRE Capital Advisors, Inc., an independent investment banking firm, has provided a valuation report as valuation expert with respect of the range of the estimated net asset value per share of our common stock in accordance with valuation guidelines approved by our board of directors. As further described under “Determination of Our Offering Price and Estimated Net Asset Value Per Share,” our board of directors used the valuation report provided in its calculation of our estimated value per share and in the determination of the offering price for shares of our common stock to be sold in this offering. CBRE Cap is not responsible for the estimated value per share and did not participate in the determination of the offering price for shares of our common stock. CBRE Cap’s Valuation Report does not constitute a recommendation by CBRE Cap to purchase or sell any shares of our common stock.

The combined financial statements of Mountain West Retirement Communities as of December 31, 2012, 2011 and 2010, and for the years ended December 31, 2012, 2011 and 2010, included in CNL Healthcare Properties, Inc.’s Current Report on Form 8-K/A dated December 2, 2013, filed February 11, 2014, and incorporated by reference in this prospectus supplement and Registration Statement have been audited by Mack, Roberts & Co., LLC, independent auditors, as set forth in their reports incorporated herein by reference, and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ADDENDUM TO

APPENDIX A

PRIOR PERFORMANCE TABLES

THE PRIOR PERFORMANCE TABLES IN THIS ADDENDUM

UPDATE AND REPLACE THE NARRATIVE, TABLES I AND II,

AND TABLE III FOR CNL GROWTH PROPERTIES, INC. AND

GLOBAL INCOME TRUST, INC. IN APPENDIX A TO THE

PROSPECTUS DATED APRIL 17, 2013.

PRIOR PERFORMANCE TABLES

The information in this Appendix A contains certain relevant summary information concerning certain prior public programs (the “Prior Public Programs”) sponsored by two principals of CNL Financial Group, Inc. and their affiliates (collectively, the “sponsor”). The Prior Public Programs include CNL Restaurant Properties, Inc. and the CNL Income Funds, which were formed to invest in restaurant properties leased on a triple-net basis to operators of national and regional fast-food and family-style restaurant chains, as well as CNL Hotels & Resorts, Inc., CNL Retirement Properties, Inc. and CNL Lifestyle Properties, Inc., which were formed to invest in hotel properties, retirement properties and lifestyle properties, respectively. Also included in the Prior Public Programs is CNL Growth Properties, Inc. (formerly known as Global Growth Trust, Inc.), which was formed to invest in growth-oriented commercial real estate and commercial real estate-related assets that offer the potential for capital appreciation, Global Income Trust, Inc., which was formed to invest in income-oriented commercial real estate and commercial real estate-related assets primarily in the United States and Germany, and CNL Healthcare Properties, Inc., which was formed to invest in a diversified portfolio of income-oriented commercial real estate and real estate-related assets with its principal focus on the senior housing and healthcare sectors with the ability to also acquire properties in the lifestyle and lodging sectors in the United States.

A summary of acquisitions by the Prior Public Programs between January 1, 2010 and December 31, 2012 is set forth in Table VI, which is included in Part II of the registration statement filed with the Commission and is available from the Company upon request, without charge. In addition, upon request to the Company, the Company will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Lifestyle Properties, Inc., CNL Growth Properties, Inc., Global Income Trust, Inc. and CNL Healthcare Properties, Inc., as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

The investment objectives of the Prior Public Programs generally include preservation and protection of capital, the potential for increased income and protection against inflation, and potential for capital appreciation, all through investment in properties.

Prospective investors should read these tables carefully, together with the summary information set forth in the “Prior Performance Summary” section of this prospectus.

Prospective investors should not construe inclusion of the following tables as implying that the Company will have results comparable to those reflected in such tables or will make investments comparable to those reflected in the tables. Distributable cash flow, federal income tax deductions, or other factors could be substantially different. Prospective investors should note that, by acquiring shares in the Company, they will not be acquiring any interest in any Prior Public Programs.

Description of Tables

The following Tables are included herein:

Table I – Experience in Raising and Investing Funds (on a percentage basis)

Table II – Compensation to Sponsor

Table III – Operating Results of Prior Programs

Table IV – Results of Completed Programs

Table V – Sales or Disposals of Properties

Unless otherwise indicated in the Tables, all information contained in the Tables is as of December 31, 2012. The following is a brief description of the Tables:

Table I – Experience in Raising and Investing Funds

Table I presents information on a percentage basis showing the experience of the sponsor in raising and investing funds for one of the Prior Public Programs whose offerings have closed in the last three years. The Table sets forth information on the offering expenses incurred and amounts available for investment expressed as a percentage of total dollars raised. The Table also shows the percentage of property acquisition cost leveraged, the date the offering commenced, and the time required to raise funds for investment.

Past performance is not necessarily indicative of future performance.

This table also includes footnote information relating to three additional current public programs with offerings in process as of December 31, 2012.

Table II – Compensation to Sponsor

Table II provides information, on a total dollar basis, regarding amounts and types of compensation paid to the sponsor of the one Prior Public Program whose offering has closed in the three years ended December 31, 2012.

The Table indicates the total offering proceeds, and the portion of such offering proceeds paid or to be paid to the sponsor through December 31, 2012. The Table also shows the amounts paid to the sponsor from cash generated from operations and from cash generated from sales or refinancing by this Prior Public Program on a cumulative basis through December 31, 2012. The Table also shows the amounts paid to the sponsor from cash generated from operations and from cash generated from sales or refinancing by this Prior Public Program.

This table also includes footnote information relating to three additional current public programs with offerings in process as of December 31, 2012.

Table III – Operating Results of Prior Programs

Table III presents a summary of operating results for the most recent three year period (to December 31, 2006 in the case of CNL Hotels & Resorts, Inc. and to September 30, 2006 in the case of CNL Retirement Properties, Inc.) of six of the Prior Public Programs.

The Table includes a summary of income or loss of the Prior Public Programs as well as three additional current public programs, which are presented on the basis of generally accepted accounting principles (“GAAP”). The Table also shows cash generated from operations, which represents the cash generated from operations of the properties of the Prior Public Programs, as distinguished from cash generated from other sources (“special items”). The section of the Table entitled “Special Items” provides information relating to cash generated from or used by items which are not directly related to the operations of the properties of the Prior Public Programs, but rather are related to items of an investing or financing nature. These items include proceeds from capital contributions of investors and disbursements made from these sources of funds, such as stock issuance and organizational costs, acquisition of the properties and other costs which are related more to the organization of the entity and the acquisition of properties than to the actual operations of the entities.

The Table also presents information pertaining to investment income, returns of capital on a GAAP basis, cash distributions from operations, sales and refinancing proceeds expressed in total dollar amounts as well as distributions and tax results on a per $1,000 investment basis.

Table IV – Results of Completed Programs

Table IV summarizes the results of the Prior Public Programs which have completed their operations and sold all of their properties. On February 25, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc (“USRP”). The combined company’s name was changed to Trustreet Properties, Inc., and it acquired the 18 CNL Income Funds, and the interests of the partners and stockholders of the CNL Income Funds and CNL Restaurant Properties have been liquidated. As a result, each of the CNL Income Funds and CNL Restaurant Properties became closed programs.

On October 5, 2006, CNL Retirement Properties, Inc. merged with and into a wholly owned subsidiary of HCP, Inc. and as a result became a closed program.

On April 12, 2007, CNL Hotels & Resorts, Inc. was acquired by a fund managed by Morgan Stanley Real Estate and became a closed program. In connection with such acquisition, certain assets of CNL Hotels & Resorts, Inc. were purchased by Ashford Sapphire Acquisition, LLC.

FINRA Rule 2810 requires FINRA member firms selling non-traded public REIT investment programs to disclose whether prior programs offered by the program sponsor liquidated on or during the date or time period disclosed in the prospectuses for those programs. The three non-traded public REIT programs discussed above have gone full cycle and, for those programs in which the prospectus disclosed a date by which the program might be liquidated, all were liquidated prior to such projected date.

Past performance is not necessarily indicative of future performance.

Table V – Sales or Disposals of Properties

Table V provides information regarding the sale or disposal of properties owned by the Prior Public Programs during the three years ended December 31, 2012. The Table includes the selling price of the property, the cost of the property, the date acquired and the date of sale.

Past performance is not necessarily indicative of future performance.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(ON A PERCENTAGE BASIS)

	CNL Lifestyle Properties, Inc.	CNL Growth Properties, Inc.	Global Income Trust, Inc.	CNL Healthcare Properties, Inc.
	(Notes 1 and 2)	(Note 5)	(Note 6)	(Note 7)
Dollar amount offered	$6,000,000,000

Dollar amount raised	$3,203,159,000

Percentage raised	100.0%

Less offering expenses:
Selling commissions and discounts	6.2
Organizational/offering expenses	1.5
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	2.6

	10.3

Reserve for operations	—

Percent available for investment	89.7%

Acquisition costs:
Cash down payment	85.7%
Acquisition fees paid to affiliates (Note 3)	3.0
Acquisition expenses	1.0

Total acquisition costs	89.7%

Percent leveraged (mortgage financing divided by total acquisition costs) (Note 4)	48.9%

Date offering began	4/16/04, 4/04/06 and 4/09/08

Length of offering (in months)	24, 24 and 36, respectively

Months to invest 90% of amount available for investment measured from date of offering	30, 27 and 51, respectively

FOOTNOTES:

Note 1:	Percentages are of total dollar amounts raised except for “percent leveraged.”

Note 2:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 16, 2004, CNL Lifestyle Properties, Inc. (the “Lifestyle Properties REIT”) registered for sale $2 billion in shares of common stock (the “1st Offering”). The 1st Offering was terminated on March 31, 2006, after raising approximately $521 million. On April 4, 2006, the Lifestyle Properties REIT commenced an offering of up to $2 billion (the “2nd Offering”). The 2nd Offering closed on April 4, 2008, after raising approximately $1.5 billion. On April 9, 2008, the Lifestyle Properties REIT commenced another offering of up to $2 billion (the “3rd Offering”). The 3rd Offering closed on April 9, 2011, after raising approximately $1.2 billion. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, the Lifestyle Properties REIT filed a registration statement on Form S-3 to register for sale $250 million in shares and between the second quarter of 2011 through December 31, 2012, raised an additional $132.4 million from shares sold through its reinvestment plan. Amounts raised under the Form S-3 are not included in the amounts presented above.

Note 3:	Between the second quarter of 2011 through December 31, 2012, the Company paid additional acquisition fees of approximately $3.0 million to the advisor in connection with funds raised under the Form S-3.

Note 4:	Percent leveraged also includes acquisitions funded with debt.

Note 5:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, CNL Growth Properties, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to CNL Growth Properties, Inc.’s distribution reinvestment plan. The initial offering of shares of CNL Growth Properties, Inc. commenced October 20, 2009 and closed April 7, 2013.

Note 6:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010 and closed April 23, 2013.

Note 7:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, CNL Healthcare Properties, Inc.(the “Healthcare REIT”) (formerly known as CNL Properties Trust, Inc.) registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of CNL Healthcare Properties, Inc. commenced June 27, 2011.

Past performance is not necessarily indicative of future performance.

TABLE II

COMPENSATION TO SPONSOR

	CNL Lifestyle Properties, Inc.	CNL Growth Properties, Inc.	Global Income Trust, Inc.	CNL Healthcare Properties, Inc.

	(Note 1)	(Note 5)	(Note 6)	(Note 7)

Date offering commenced	4/16/04, 4/04/06 and 4/09/08

Dollar amount raised	$ 3,203,159,000

Amount paid to sponsor from proceeds of offering:
Selling commissions and discounts	199,848,000
Acquisition fees (Notes 2 and 3)	91,001,000
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	84,295,000
Reimbursable offering costs	47,646,000

Total amount paid to sponsor from proceeds of offering	422,790,000

Dollar amount of cash generated from operations before deducting payments to sponsor:
2012 (Note 4)	122,238,000
2011 (Note 4)	133,529,000
2010 (Note 4)	126,828,000
2009 (Note 4)	107,845,000
2008	144,954,000
2007	134,504,000
2006	52,153,000
2005	8,520,000
2004	1,337,000

Amount paid to sponsor from operations:
Asset management fees
2012	35,725,000
2011	31,802,000
2010	26,808,000
2009	25,075,000
2008	21,937,000
2007	14,804,000
2006	5,356,000
2005	2,559,000
2004	––

Reimbursements
2012	8,002,000
2011	11,419,000
2010	9,254,000
2009	9,616,000
2008	4,235,000
2007	2,488,000
2006	1,504,000
2005	1,345,000
2004	582,000

Dollar amount of property sales and refinancing before deducting payments to sponsor:
Cash	21,943,000
Notes	22,544,000
Amount paid to sponsors from property sales and refinancing:
Real estate commissions	—
Incentive fees	—
Other (Note 2)	54,130,000

Past performance is not necessarily indicative of future performance.

FOOTNOTES:

Note 1:	The amounts shown represent the combined results of the Lifestyle Properties REIT’s 1st, 2nd and 3rd Offerings, which closed on March 31, 2006, April 4, 2008 and April 9, 2011, respectively. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, the Lifestyle Properties REIT filed a registration statement on Form S-3 and between April 10, 2011 and December 31, 2012, raised an additional $132.4 million from shares sold through its reinvestment plan. Amounts raised under the Form S-3 are not included in the amounts presented above.

Note 2:	In connection with the Lifestyle Properties REIT’s offerings, the advisor is entitled to receive acquisition fees paid on gross proceeds of the offerings and acquisition fees for services related to obtaining permanent financing that are used to acquire properties. Acquisition fees paid on shares raised under the Form S-3 are not included in the amounts presented above. For the years ended December 31, 2012, 2011 and 2010, approximately $5.2 million, $22.0 million and $1.5 million, respectively, in additional acquisition fees were paid equal to 3.0% of the loan proceeds from permanent financing.

Note 3:	The amount shown represents acquisition fees paid to sponsor net of credit received of approximately $5.0 million as a result of redeeming shares.

Note 4:	Upon the adoption of a new accounting standard in 2009, acquisition fees paid to the sponsor were required to be expensed and reduced cash from operations by $1.8 million, $7.2 million and $11.0 million in 2012, 2011 and 2010, respectively.

Note 5:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, CNL Growth Properties, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to CNL Growth Properties, Inc.’s distribution reinvestment plan. The offering of shares of CNL Growth Properties, Inc. commenced October 20, 2009. As of December 31, 2012, CNL Growth Properties, Inc. had received subscription proceeds totaling approximately $67.6 million (6.8 million shares) from the offering. From commencement of the offering through December 31, 2012, total selling commissions incurred were approximately $4.6 million, marketing support fees incurred were approximately $2.0 million, and other offering and organizational costs incurred were approximately $3.4 million. CNL Growth Properties, Inc.’s initial offering closed on April 7, 2013.

Note 6:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010. As of December 31, 2012, Global Income Trust, Inc. had received subscription proceeds totaling approximately $64.0 million (6.4 million shares) from the offering, including approximately $1.4 million (0.1 million shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2012, total selling commissions incurred were approximately $4.3 million, marketing support fees incurred were approximately $1.9 million, and other offering and organizational costs incurred were approximately $3.2 million. The offering closed on April 23, 2013.

Note 7:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, the Healthcare REIT registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of the Healthcare REIT commenced June 27, 2011. As of December 31, 2012, the Healthcare REIT had received subscription proceeds totaling approximately $181.6 million (18.2 million shares) from the offering, including approximately $1.8 million (0.2 million shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2012, total selling commissions incurred were approximately $8.0 million, marketing support fees incurred were approximately $5.3 million, and other offering and organizational costs incurred were approximately $7.5 million.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL GROWTH PROPERTIES, INC.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
Gross revenue	$—	$—	$1,386,000
Profit on sale of properties	—	—	—
Interest and other income	—	—	1,000
Equity in earnings of unconsolidated entities	—	—	—
Less: Operating expenses	(1,403,000)	(1,364,000)	(2,910,000)
Depreciation and amortization	—	—	(473,000)
Interest expense and loan cost amortization	—	—	—
Income (loss) from discontinued operations	—	(645,000)	(1,140,000)
Plus: Net loss attributable to noncontrolling interests	—	—	12,000

Net income (loss) – GAAP basis	(1,403,000)	(2,009,000)	(3,124,000)

Taxable income (loss)
- from operations	(5,788)	(1,015,000)	(Note 2)

- from gain (loss) on sales	—	—	—

Cash used in operations (Note 3)	(836,000)	(1,267,000)	(870,000)
Cash generated from sales	—	—	—
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors (Note 4)
- from offering proceeds	—	—	—
- from sales, refinancings and borrowings	—	—	—
- from other	—	—	—

Cash deficiency after cash distributions	(836,000)	(1,267,000)	(870,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—	(13,985,000)	—
Development property costs	—	(7,430,000)	(69,768,000)
Capital expenditures	—	(5,000)	(656,000)
Investments in unconsolidated entities	—	—	—
Acquisition of partnership interest	—	—	—
Distribution of loan proceeds from unconsolidated entities	—	—	—
Deposit on properties	—	—	—
Acquisition fees and costs paid	—	—	—
Proceeds from disposal of assets	—	—	—
Repayment of mortgage loans receivable	—	—	—
Payment of additional carrying costs for mortgage loans receivable	—	—	—
Issuance of mortgage loans receivable	—	—	—
Short term investments	—	—	—
(Increase) decrease in restricted cash	—	—	—
Subscriptions received from stockholders	12,596,000	27,662,000	27,299,000
Redemption of common stock	—	—	(105,000)
Effect of exchange rate fluctuation on cash	—	—	—
Proceeds from mortgage loans and other notes payable	—	7,179,000	37,301,000
Stock issuance costs	(1,790,000)	(4,063,000)	(4,046,000)
Principal payment on capital lease obligations	—	—	—
Principal payment on mortgage loans	—	—	—
Net borrowings (repayments) on line of credit	—	—	—
Payment of loan costs and deposits	—	(362,000)	(1,221,000)
Contributions from noncontrolling interest	—	146,000	9,333,000
Distributions to noncontrolling interest	—	—	(21,000)
Payment of lease costs	—	(12,000)	(282,000)

Cash generated (deficiency) after cash distributions and special items	9,970,000	7,863,000	(3,036,000)

Past performance is not necessarily indicative of future performance.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 2)
Federal income tax results:
Ordinary income (loss)
- from operations	(1)	(30)	(Note 4)

- from recapture	—	—	—

Capital gain	—	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—	—
- from return of capital	—	—	—

Total distributions on GAAP basis (Note 4)	—	—	—

Source (on cash basis)
- from sales	—	—	—
- from refinancings and borrowings	—	—	—
- from operations	—	—	—
- from other	—	—	—

Total distributions on cash basis (Note 4)	—	—	—

Total cash distributions as a percentage of original $1,000 investment (Note 4)	0.00%	0.00%	0.00%
Total cumulative cash distributions per $1,000 investment from inception (December 12, 2008)	—	—
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	0%	100%	100%

FOOTNOTES:
Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, CNL Growth Properties, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to CNL Growth Properties, Inc.’s distribution reinvestment plan. The offering of shares of CNL Growth Properties, Inc. commenced October 20, 2009. As of December 31, 2012, CNL Growth Properties, Inc. had received subscription proceeds of $67.6 million (6.8 million shares) from the offering. From the commencement of the offering through December 31, 2012, total selling commissions incurred were $4.6 million, marketing support fees incurred were $2.0 million, and other offering and organizational costs incurred were $3.4 million. CNL Growth Properties, Inc.’s initial offering closed on April 7, 2013. Activities through April 23, 2010, were devoted to the organization of CNL Growth Properties, Inc. as operations had not yet begun.

Note 2:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Note 3:	Cash used in operations includes rental income from operating leases and tenant reimbursement income less cash paid for operating expenses. The amounts shown agree to cash used in operating activities per the statement of cash flows included in the consolidated financial statements of CNL Growth Properties, Inc.

Note 4:	On June 24, 2010, CNL Growth Properties, Inc.’s board of directors authorized a daily stock distribution commencing on July 1, 2010. Effective October 1, 2012, the board of directors amended the stock distribution policy, authorizing a monthly stock distribution which will continue until terminated or amended by the board of directors. For the years ended December 31, 2012 and 2011, and the six months ended December 31, 2010, CNL Growth Properties, Inc. was obligated to distribute 472,462 shares, 223,892 shares and 33,416 shares, respectively, of the company’s common stock. There have been no cash distributions.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

GLOBAL INCOME TRUST, INC.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
Gross revenue	$—	$2,468,000	$9,053,000
Profit on sale of properties	—	—	—
Interest and other income	—	1,000	5,000
Equity in earnings of unconsolidated entities	—	—	—
Less: Operating expenses	(929,000)	(4,003,000)	(7,623,000)
Depreciation and amortization	—	(1,089,000)	(4,465,000)
Interest expense and loan cost amortization	—	(995,000)	(3,430,000)
Income (loss) from discontinued operations	—	—	—
Income tax benefit (expense)	—	(17,000)	225,000

Net income (loss) – GAAP basis	(929,000)	(3,635,000)	(6,235,000)

Taxable income
- from operations	(5,136)	(612,000)	(Note 2)

- from gain (loss) on sales	—	—

Cash used in operations (Note 3)	(63,000)	(1,657,000)	(946,000)
Cash generated from sales	—	—	—
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors
- from operating cash flow	—	—	(285,000)
- from offering proceeds	(43,000)	(1,026,000)	(2,714,000)
- from sales, refinancings and borrowings	—	—	—
- from other	—	—	—

Cash deficiency after cash distributions	(106,000)	(2,683,000)	(3,945,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—	(54,100,000)	(39,586,000)
Capital expenditures	—	—	(14,000)
Investments in unconsolidated entities	—	—	—
Acquisition of partnership interest	—	—	—
Distribution of loan proceeds from unconsolidated entities	—	—	—
Deposit on properties	—	—	—
Acquisition fees and costs paid	—	—	—
Proceeds from disposal of assets	—	—	—
Repayment of mortgage loans receivable	—	—	—
Payment of additional carrying costs for mortgage loans receivable	—	—	—
Issuance of mortgage loans receivable	—	—	—
Short term investments	—	—	—
Increase in restricted cash	—	(760,000)	(758,000)
Subscriptions received from stockholders	8,106,000	20,389,000	35,524,000
Redemption of common stock	—	—	(263,000)
Effect of exchange rate fluctuation on cash	—	—	19,000
Proceeds from mortgage loans and other notes payable	—	36,900,000	14,157,000
Stock issuance costs	(1,068,000)	(3,057,000)	(5,230,000)
Principal payment on capital lease obligations	—	—	—
Principal payment on mortgage loans	—	(181,000)	(714,000)
Net borrowings (repayments) on line of credit	—	2,820,000	(2,000,000)
Payment of loan costs	—	(1,032,000)	(582,000)

Cash generated (deficiency) after cash distributions and special items	6,932,000	(1,704,000)	(3,392,000)

Past performance is not necessarily indicative of future performance.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Notes 4 and 5)
Federal income tax results:
Ordinary income (loss)
- from operations	(1)	(35)	(Note 2)

- from recapture	—	—	—

Capital gain	—	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—	—
- from return of capital (Note 6)	15	65	65

Total distributions on GAAP basis (Notes 7 and 8)	15	65	65

Source (on cash basis)
- from sales	—	—	—
- from refinancings and borrowings	—	—	—
- from operations	—	—	6
- from other	15	65	59

Total distributions on cash basis (Notes 7 and 8)	15	65	65

Total cash distributions as a percentage of original $1,000 investment (Note 4)	1.53%	6.50%	6.50%
Total cumulative cash distributions per $1,000 investment from inception (March 4, 2009)	15	80	145
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	—	100%	100%

FOOTNOTES:
Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010. As of December 31, 2012, Global Income Trust, Inc. had received subscription proceeds of $64.0 million (6.4 million shares) from the offerings, including $1.4 million (0.1 million shares) through the distribution reinvestment plan. From the commencement of the offering through December 31, 2012, total selling commissions incurred were $4.3 million, marketing support fees incurred were $1.9 million, and other offering and organizational costs incurred were $3.2 million. Activities through October 6, 2010, were devoted to the organization of Global Income Trust, Inc. as operations had not yet begun. The offering closed on April 23, 2013.

Note 2:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Note 3:	Cash used in operations includes rental income from operating leases and tenant reimbursement income less cash paid for operating expenses. The amounts shown agree to cash used in operating activities per the statement of cash flows included in the consolidated financial statements of Global Income Trust, Inc.

Note 4:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 5:	Global Income Trust, Inc. did not have taxable earnings for the years ended December 31, 2012, 2011 and 2010.

Note 6:	Cash distributions presented above represents the amount of cash distribution in excess of cash generated from operating cash flow. Cash generated from operations includes net income on a GAAP basis less depreciation and amortization expenses, operating expenses and income from certain non-cash items.

Past performance is not necessarily indicative of future performance.

Note 7:	Tax and distribution data and total distributions on GAAP basis were computed based on the total actual distributions declared including amounts reinvested and weighted average shares outstanding during each period presented.

Note 8:	The board of directors authorized a daily distribution of $0.0017808 per share of common stock which commenced on October 7, 2010. Distributions are calculated based on the number of days each stockholder has been a stockholder of record in that month. The daily distribution rate equates to an annualized distribution rate of 6.50%, using the offering price of $10.00 per share.

Past performance is not necessarily indicative of future performance.